                                                                     Exhibit 3

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                           STOCK PURCHASE AGREEMENT

                                by and between

                        Dearborn Risk Management, Inc.

                                     and

                            Gryphon Holdings Inc.

                         Dated as of February 9, 1998






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
                               TABLE OF CONTENTS

                                                                              Page
                                                                              ----
ARTICLE I       DEFINITIONS.................................................    1
      1.1       Defined Terms...............................................    1
      1.2       Other Defined Terms.........................................    8

ARTICLE II      PURCHASE AND SALE OF STOCK..................................   10
      2.1       Transfer of Stock...........................................   10
      2.2       Purchase Price..............................................   10
      2.3       Payment of the Purchase Price...............................   10
      2.4       Delivery of the Shares......................................   10
      2.5       Closing; Closing Date.......................................   10
      2.6       Purchase Price Adjustment...................................   11
      2.7       Escrow......................................................   14
      2.8       Conversion, Sale and Exchange of Escrow
                 Shares.....................................................   14
      2.9       Release of Escrow Shares....................................   17
      2.10      Interest....................................................   18
      2.11      No Constructive Distribution................................   18

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF SELLER....................   19
      3.1       Organization................................................   19
      3.2       Authorization...............................................   19
      3.3       Conflict or Violation.......................................   20
      3.4       Consents and Approvals......................................   20
      3.5       Capital Stock...............................................   20
      3.6       Subsidiaries................................................   21
      3.7       Absence of Certain Changes or Events........................   22
      3.8       Assets......................................................   24
      3.9       Intellectual Property.......................................   24
      3.10      Tangible Property...........................................   25
      3.11      Real Property...............................................   25
      3.12      Leased Real Property........................................   26
      3.13      Computer Software...........................................   27
      3.14      Year 2000...................................................   27
      3.15      Contracts and Commitments...................................   27
      3.16      Reinsurance and Retrocessions...............................   28
      3.17      Statutory Statements........................................   29
      3.18      Financial Statements........................................   29
      3.19      Undisclosed Liabilities.....................................   30
      3.20      Solvency....................................................   30
      3.21      Legal Matters...............................................   30
      3.22      Investments.................................................   31
      3.23      Reserves; Statutory Capital; NAIC IRIS
                 Ratios.....................................................   32
      3.24      Compliance with Law; Permits and Licenses...................   33
      3.25      Written Insurance Policies; Regulatory
                 Filings....................................................   34
      3.26      Employees and Agents........................................   34
      3.27      Premium Balances Receivable.................................   35
      3.28      Employee Benefit Plans; ERISA...............................   36
      3.29      Transactions with Certain Persons...........................   37
      3.30      Taxes.......................................................   38
      3.31      Insurance...................................................   40
      3.32      Environmental Laws..........................................   41

      3.33      Preferred Shares............................................   42
      3.34      Collective Bargaining; Labor Disputes;
                Compliance..................................................   42
      3.35      No Brokers..................................................   42
      3.36      Absence of a Seller Material Adverse Effect.................   42
      3.37      No Other Agreements.........................................   43

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF BUYER.....................   43
      4.1       Organization of Buyer.......................................   43
      4.2       Authorization...............................................   43
      4.3       Conflict or Violation.......................................   43
      4.4       Consents and Approvals......................................   44
      4.5       Capital Stock...............................................   44
      4.6       SEC Reports; Company Financial Statements...................   45
      4.7       No Brokers..................................................   46
      4.8       Legal Matters...............................................   46
      4.9       Compliance with Law; Permits and Licenses...................   46
      4.10      Absence of a Buyer Material Adverse Effect..................   47

ARTICLE V       ADDITIONAL AGREEMENTS OF SELLER AND BUYER...................   47
      5.1       Maintenance of Business and Preservation of
                Permits and Services........................................   47
      5.2       Additional Financial Statements.............................   48
      5.3       Investigation...............................................   48
      5.4       Regulatory Matters; Third Party Consents....................   50
      5.5       Notification of Certain Matters.............................   51
      5.6       Exclusivity.................................................   51
      5.7       Cooperation; Accounting and Other Matters...................   52
      5.8       Investment Portfolio........................................   53
      5.9       Use of Name.................................................   53
      5.10      Intercompany Payments.......................................   53
      5.11      Maintenance of Records......................................   54
      5.12      Repayment of Indebtedness and Release of
                 Liens......................................................   55
      5.13      Employees...................................................   55
      5.14      Additional Insurance Coverage...............................   55
      5.15      Satisfaction of Obligations to Employees....................   55
      5.17      Escrow Agreement............................................   56
      5.18      Distribution of Homestead Shares............................   56
      5.19      Corinthian Policies.........................................   56
      5.20      Further Assurances..........................................   57

ARTICLE VI      CONDITIONS TO SELLER'S OBLIGATIONS..........................   57
      6.1       Representations, Warranties, and Covenants..................   57
      6.2       Opinion of Counsel..........................................   58
      6.3       Certificates................................................   58
      6.4       Ratings.....................................................   58
      6.5       Filing of Certificate of Designation........................   58
      6.6.      New Jersey Surety Bond......................................   58

ARTICLE VII     CONDITIONS TO BUYER'S OBLIGATIONS...........................   58
      7.1       Representations, Warranties and Covenants...................   58
      7.2       Opinion of Counsel..........................................   59
      7.3       Certificates................................................   59
      7.4       Records.....................................................   59
      7.5       Ratings.....................................................   59
      7.6       Intercompany Agreements.....................................   59

      7.7       Resignation of Directors and Officers.......................   59
      7.8       Employment Agreement........................................   59
      7.9       Additional Insurance Coverage...............................   59
      7.10      1997 Reserve Report.........................................   60

ARTICLE VIII    CONDITIONS OF BUYER AND SELLER..............................   60
      8.1       No Litigation, Injunction or Restraint......................   60
      8.2       Consents....................................................   60

ARTICLE IX      SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                COVENANTS AND AGREEMENTS; INDEMNIFICATION...................   61
      9.1       Survival....................................................   61
      9.2       Indemnification.............................................   61
      9.3       Indemnification Procedures..................................   62
      9.4       Net Indemnity...............................................   63
      9.5       Limits on Indemnification...................................   64
      9.6       Absence of Limits...........................................   64
      9.7       Satisfaction of Seller's Obligations........................   64

ARTICLE X       TAX MATTERS.................................................   64
      10.1      Codess.338(h)(10) Election..................................   64
      10.2      Termination of Prior Tax Sharing Agreements.................   65
      10.3      Pre-Closing Taxes...........................................   66
      10.4      Tax Periods Beginning Before and Ending
                 After the Closing Date.....................................   66
      10.5      Cooperation on Tax Matters..................................   68
      10.6      Transfer Taxes..............................................   68
      10.7      Tax Indemnification.........................................   68
      10.8      Audits......................................................   68
      10.9      Net Indemnity...............................................   69

ARTICLE XI      MISCELLANEOUS...............................................   69
      11.1      Termination.................................................   69
      11.2      Obligations Upon Termination................................   70
      11.3      Non-Competition; Non-Solicitation of
                 Employees..................................................   70
      11.4      The Program.................................................   71
      11.5      No Third Party Beneficiaries................................   72
      11.6      Assignment..................................................   72
      11.7      Notices.....................................................   72
      11.8      Choice of Law...............................................   73
      11.9      Entire Agreement; Amendments and Waivers....................   73
      11.10     Counterparts................................................   73
      11.11     Invalidity..................................................   74
      11.12     Expenses....................................................   74
      11.13     Publicity...................................................   74
      11.14     Corinthian Business.........................................   75
      11.15     Transfer of Certain Employees...............................   75
      11.16     New Jersey Surety Bond......................................   76
      11.17     Interpretation..............................................   76
      11.18     Severability................................................   76
      11.19     Specific Performance........................................   77
      11.20     No Prejudice................................................   77

                                    EXHIBITS


Exhibit A               Form of Certificate of Designation of Series
                        A 4.0% Cumulative Convertible Preferred Stock

Exhibit B               Form of Registration Rights Agreement

Exhibit C               Form of Shareholders' Agreement

Exhibit D               Form of Escrow Agreement

Exhibit E               Form of Press Release

                            STOCK PURCHASE AGREEMENT

            This Stock Purchase Agreement (this "Agreement"), dated as of February 9, 1998, is by and between Gryphon Holdings Inc., a Delaware corporation ("Buyer"), and Dearborn Risk Management, Inc., a Delaware corporation ("Seller").


                              W I T N E S S E T H:

            WHEREAS, Seller owns, beneficially and of record, the Shares (as defined herein); and

            WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Shares, upon the terms and subject to the conditions of this Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  1.1 Defined Terms. As used herein, the terms below shall have the following meanings:

            "Affiliate" shall mean any Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the Person specified.

            "Agreement" shall mean this Stock Purchase Agreement, together with all Schedules and Exhibits referenced herein.

            "Applicable Law" shall mean any domestic or foreign federal, state or local statute, law, ordinance, code, rule, regulation, order, writ, injunction, judgment, decree or award applicable, as indicated by the context, to Seller, any Transferred Company, Buyer or any of their respective Subsidiaries, properties, assets, officers, directors, employees or agents.

            "Bankruptcy Event" shall mean the receipt by Seller, Buyer or any of their respective Affiliates of notice from the Insurance Commissioner of the Commonwealth of Pennsylvania indicating that the Commissioner intends to commence a

Delinquency Proceeding with respect to Homestead or any act of the Commissioner so commencing any Delinquency Proceeding.

            "Business Day" shall mean any day other than a Saturday, Sunday or day on which banking institutions in The City of New York are permitted or obligated by law to close.

            "Buyer Confidentiality Agreement" shall mean the Confidentiality Agreement, dated July 10, 1997, executed by Buyer for the benefit of Seller.

            "Buyer Material Adverse Effect" shall mean (i) a material adverse effect on the assets, liabilities, business, condition (financial or other) or prospects of Buyer and its Subsidiaries taken as a whole or (ii) an event that would prevent or materially delay the performance by Buyer of its obligations under this Agreement or would materially interfere with the ability of Buyer to consummate the transactions contemplated hereby.

            "CHII" shall mean Castle Harlan Partners II, L.P., a Delaware limited partnership.

            "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

            "Common Stock" shall mean the common stock, par value $.01 per share, of Buyer.

            "Consolidated Group" shall mean any consolidated, combined, unitary or similar group for any federal, state, local or foreign tax purpose, of which any Transferred Company or any Subsidiary thereof is or was a member but only with respect to taxable periods in which the Transferred Company or its Subsidiary is included as a member.

            "Contracts" (or "Contract" as the context may require) shall mean all agreements, contracts, commitments and undertakings, indentures, notes, bonds, loans, instruments, leases, mortgages or other binding arrangements.

            "Convention Statements" shall mean the audited annual convention statements of First Re for the years ended December 31, 1994 through 1996 and the quarterly convention statements of First Re for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997, each as filed with the Department of Insurance of the State of Connecticut.

            "Convertible Preferred Stock" shall mean the Series A 4.0% Cumulative Convertible Preferred Stock of Buyer having substantially those rights, preferences, limitations, qualifications and designations set forth in Exhibit A.

            "Corinthian" shall mean Corinthian Management, Inc., a New Jersey corporation.

            "Corinthian Business" shall mean warranty or extended warranty programs of Corinthian relating to automobiles or consumer goods.

            "Corinthian Business Contingent Payment" shall mean the number of shares of preferred stock of Buyer having, except as set forth on Schedule 11.14, the same rights, preferences, limitations, qualifications and designations as the Convertible Preferred Stock and having the value calculated by reference to, and paid in accordance with, the procedures set forth on
Schedule 11.14.

            "Delinquency Proceeding" shall mean a "delinquency proceeding" as that term is defined in Section 40-11-103 of Chapter 11 of the Pennsylvania Insurance Code.

            "Disclosure Schedule" shall mean the schedule delivered by Seller to Buyer which sets forth exceptions to the representations and warranties contained in Article III hereof and certain other information called for by
Article III hereof and other provisions of this Agreement.

            "Encumbrances" shall mean any claim, lien, pledge, option, right of first refusal, preemptive right, charge, easement, security interest, right-of-way, encumbrance or other rights of third parties.

            "Environmental Laws" shall mean any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction or decree which relates to or otherwise imposes liability or standards of conduct concerning environmental protection, health and safety of persons, discharges, emissions, releases or threatened releases of any noises, odors or Hazardous Materials into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, as amended, the Occupational Safety and Health Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Federal Water Pollution Control Act, as amended, the Clean Water Act, as amended, any so-called "Superlien" law, and any other similar federal, state or local law.

            "Environmental Permits" shall mean all Permits required under any Environmental Law.

            "F/I Insurance" shall mean F/I Insurance Agency, Incorporated, an Illinois corporation.

            "First Re" shall mean The First Reinsurance Company of Hartford, a Connecticut-domiciled insurance company.

            "GAAP" shall mean generally accepted accounting principles used in the United States as in effect at the time any applicable financial statements were prepared, applied on a consistent basis.

            "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any state of the United States or any political subdivision thereof, and any court or tribunal of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority.

            "Hazardous Material" shall mean any (i) hazardous substance, toxic substance, hazardous waste or pollutant (as such terms are defined by or within the meaning of any Environmental Law), (ii) material or substance which is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law, (iii) petroleum, crude oil or fraction thereof, (iv) asbestos-containing material, (v) polychlorinated biphenyls, (vi) lead-based paint or (vii) radioactive material.

            "Homestead" shall mean Homestead Insurance Company, a
Pennsylvania-domiciled insurance company.

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Knowledge of Buyer" shall mean actual knowledge after reasonable inquiry of any officer of Buyer.

            "Knowledge of Seller" shall mean actual knowledge after reasonable inquiry of any individual listed on the Disclosure Schedule.

            "Material Adverse Effect" shall mean a Buyer Material Adverse Effect or a Seller Material Adverse Effect, as applicable.

            "Net Unpaid Losses and LAE" shall mean "unpaid losses and loss expenses" net of "reinsurance recoverables," as those terms are used in accordance with GAAP (it being understood that, in accordance with GAAP, "unpaid losses and loss expenses" includes losses incurred but not reported and are presented net of salvage and subrogation rights).

            "Oakley" shall mean Oakley Underwriting Agency, Inc., an Illinois corporation.

            "Other Transaction Documents" shall mean, to the extent applicable to the relevant party, the Registration Rights Agreement, the Shareholders' Agreement, the Certificate of Designations pertaining to the Convertible Preferred Stock and the Escrow Agreement.

            "Permits" shall mean all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings under all federal, state, local or foreign laws and with all Governmental Authorities and all industry or other non-governmental self-regulatory organizations.

            "Person" shall mean any individual, partnership (limited or general), joint venture, corporation, company, limited liability company, trust, association, unincorporated organization, Governmental Authority or other entity.

            "Preferred Shares" shall mean 14,444 shares of Convertible Preferred Stock.

            "Program" shall mean any of the following insurance programs written prior to the Closing Date by Homestead and any other such programs mutually agreed in writing by Buyer and Seller: (i) B&S Workers' Compensation; (ii) B&S Employers' Liability; (iii) Ringwood Auto; (iv) InterCorp Coin Dealers; (v) Ringwood Miscellaneous E&O Lawyers; (vi) Universal; (vii) Southwest; (viii) SMIS; (ix) Freberg; (x) Rigdon Consultants; (xi) American Acupuncture; (xii) St. Croix GL; (xiii) Market Access HC; and (xiv) Intellectual Properties.

            "Program Business" shall mean any contract of insurance or reinsurance relating to any Program which, prior to the Closing Date, was bound by Homestead Services, Inc., as underwriting manager, and written by Homestead and which, after the Closing Date and on or prior to the first anniversary of the Closing Date, is either bound by Oakley or insured or reinsured by First Re.

            "Program Contingent Payment" shall mean an amount of cash or, at the election of Seller in accordance with the procedures set forth on Schedule 2.2 hereto, a number of shares of preferred stock of Buyer having, except as set forth on Schedule 2.2, the same rights, preferences, limitations, qualifications and designations as the Convertible Preferred Stock and having the value calculated by reference to, and paid in accordance with, the procedures set forth on such Schedule 2.2.

            "Records" shall mean all records (including, without limitation, all corporate minute books, organizational documents and stock transfer books) and original documents which pertain to or are utilized primarily by a Transferred Company or any Subsidiary of a Transferred Company to administer, reflect, monitor, evidence or record information relating to the business or conduct of any Transferred Company or any Subsidiary of a Transferred Company and all such records and original documents, including all such records maintained on electronic or magnetic media, or in any electronic database system of a Transferred Company or any Subsidiary of a Transferred Company, or necessary to comply with any Applicable Law with respect to the business of a Transferred Company or any Subsidiary of a Transferred Company.

            "Registration Rights Agreement" shall mean the Registration Rights Agreement among Seller and Buyer, in substantially the form attached as Exhibit B.

            "SAP" shall mean the statutory accounting practices prescribed or permitted by the Department of Insurance of the State of Connecticut.

            "Section 2.6 Shares" shall mean that number of Preferred Shares equal to the lesser of (a) the aggregate number of Preferred Shares less the aggregate number of Indemnity Escrow Shares and (b) that number of Preferred Shares convertible into shares of Common Stock having an aggregate value (based on a per share Common Stock price of $16.50) of $3 million.

            "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Seller Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of July 10, 1997, executed by Seller for the benefit of Buyer.

            "Seller Material Adverse Effect" shall mean (i) a material adverse effect on the assets, liabilities, business, condition (financial or other) or prospects of the Transferred Companies and their Subsidiaries taken as a whole or (ii) an event that would prevent or materially delay the performance by Seller of its obligations under this Agreement or would materially interfere with the ability of Seller to consummate the transactions contemplated hereby.

            "Shareholders' Agreement" shall mean the Shareholders' Agreement among Seller, Buyer and CHII, in substantially the form attached as Exhibit C.

            "Shares" shall mean all of the issued and outstanding shares of capital stock of First Re, Oakley and F/I Insurance.

            "Subsidiaries" (or "Subsidiary" as the context may require) shall mean each entity as to which a Person, directly or indirectly, has the power to
(i) vote, or to exercise a controlling influence with respect to, 50% or more of the securities of any class of such entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such entity or (ii) direct or cause the direction of the management and policies of such entity, whether by contract or otherwise.

            "Tangible Assets" shall mean, with respect to any Person, all of the assets of such Person excluding those assets which would be characterized as "intangible assets" in accordance with Accounting Principles Board Opinion 17 and Accounting Research Bulletin 43 Chapter 5.

            "Tax" (or "Taxes" as the context may require) shall mean (i) any federal, foreign, state or local income, business, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, transfer gains, net worth, franchise, profits, license, social security, withholding, payroll, employment, salaries, interest, unemployment, disability, production, excise, severance, stamp, capital stock, estimated, occupation, premium, property (real or personal), environmental or windfall profit tax, custom, duty or other tax, levy, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental or taxing authority and (ii) any liability of the relevant Person or any subsidiary of the relevant Person for the payment of any amounts of the type described in
(i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the relevant Person or any subsidiary of the relevant Person for payment of such amounts was determined or taken into account with reference to the liability of any other Person.

            "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Trade Secrets" shall mean the trade secrets, know-how, proprietary computer programs and systems, concepts, methods, reports, data, customer lists, mailing lists, business plans or other proprietary information relating to the Transferred Companies and their Subsidiaries.

            "Transaction Costs" shall mean the amount of the customary and reasonable costs and expenses (including, without limitation, any customary discounts, fees and commissions of brokers and underwriters and reasonable attorneys' fees and expenses) which are actually incurred in connection with the disposition of shares of Common Stock which are issued upon conversion of any Escrow Shares pursuant to the terms hereof and the Escrow Agreement.

            "Transfer Agent" shall mean State Street Bank and Trust
Company.

            "Transferred Companies" (or "Transferred Company" as the context may require) shall mean First Re, Oakley and F/I Insurance.

                  1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:


Term                                                           Section
----                                                           -------
Actions                                                        3.21(a)
Additional Tax                                                 10.1(a)
Adjusted Excess Amount                                         2.6(e)(i)
Agent                                                          3.26(c)(i)
Allocations                                                    10.1(b)
A.M. Best                                                      5.5(b)(i)
Bankruptcy Claim                                               2.8(d)
Book Value                                                     2.6(b)
Book Value Deficiency                                          2.6(e)(ii)
Buyer                                                          Preamble
Buyer Indemnitee                                               9.2
Buyer 2.6 Shares                                               2.6(e)(ii)
Buyer's Accountants                                            2.6(c)
Buyer SEC Documents                                            4.6
Cash Consideration                                             2.2(a)
Closing                                                        2.5
Closing Agreement                                              3.30(h)
Closing Balance Sheet                                          2.6(a)
Closing Date                                                   2.5
Company Returns                                                3.30(a)
Corinthian Employees                                           11.14(a)
Corinthian Reinsurance Agreement                               5.19
Election                                                       10.1(a)

Term                                                           Section
----                                                           -------
ERISA                                                          3.28(a)
Escrow Agent                                                   2.7
Escrow Agreement                                               2.7
Escrow Shares                                                  2.7
Exchange Act                                                   4.6
First Re 1996 Balance Sheet                                    3.18(a)
GAAP Financial Statements                                      3.18(a)
Homestead Employees                                            3.26(b)
Indemnity Claim                                                2.8(c)
Indemnity Claim Amount                                         2.8(c)
Indemnified Person                                             9.3(a)
Indemnifying Person                                            9.3(a)
Indemnity Escrow Shares                                        2.7
Independent Accounting Firm                                    2.6(c)
Intellectual Property                                          3.9(a)
IRIS                                                           3.23(d)
Leased Real Property                                           3.12(a)
Leases                                                         3.12(a)
Liabilities                                                    3.19(a)
Licensed Software                                              3.13
Losses                                                         9.2
Material Contracts                                             3.15(a)
NAIC                                                           3.23(d)
1997 Reserves                                                  3.23(a)
1997 Reserve Report                                            5.16(b)
Owned Software                                                 3.13
Plans                                                          3.28(a)
Pre-Book Value Indemnity Claims                                2.9(a)
Post-Closing Tax Return                                        10.4(b)
Pre-Closing Consolidated Tax Returns                           10.3
Pre-Closing Separate Tax Returns                               10.3
Pre-Closing Tax Returns                                        10.3
Pre-Closing Taxes                                              10.3
Preliminary Actuarial Report                                   3.23(a)
Prohibited Transactions                                        5.6(a)
Purchase Price                                                 2.2
Required time                                                  10.1(a)
Retained Section 2.6 Shares                                    2.9(a)
Sale                                                           2.8(c)
Scheduled Investments                                          3.22(a)
SEC                                                            4.6
Seller                                                         Preamble
Seller Indemnitee                                              9.2
Seller's Accountants                                           2.6(a)
Seller's Post-Closing Taxes                                    10.4(a)
Stock Purchase Price                                           2.2(b)
Straddle Period                                                10.4(a)
Surety Bond                                                    11.16(a)
Tangible Property                                              3.10

Term                                                           Section
----                                                           -------
Tax Ruling                                                     3.30(h)
Transfer Taxes                                                 10.6
Transferred Employees                                          3.26(a)

                                   ARTICLE II

                           PURCHASE AND SALE OF STOCK

            2.1 Transfer of Stock. Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of the Shares, for the Purchase Price specified in Section 2.2.

            2.2 Purchase Price. The purchase price of the Shares (the "Purchase Price") shall consist of: (a) $31,900,000 in cash (the "Cash Consideration"),
(b) the Preferred Shares (subject to adjustment pursuant to Section 2.6, the "Stock Purchase Price") and (c) the Program Contingent Payment. The Program Contingent Payment, if any, shall be determined by reference to, and shall be paid in accordance with, the procedures set forth on Schedule 2.2 hereto.

            2.3 Payment of the Purchase Price. At the Closing, with respect to the Purchase Price, Buyer shall (a) pay to Seller the Cash Consideration by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer at least three Business Days prior to the Closing Date and (b) deliver to Seller stock certificates representing the Preferred Shares registered in the name of Seller or any permitted designee of Seller (less the aggregate number of Escrow Shares, which shall be delivered to the Escrow Agent registered in the name of the Escrow Agent).

            2.4 Delivery of the Shares. At the Closing, Seller shall deliver to Buyer stock certificates representing the Shares, free and clear of any Encumbrances (except Encumbrances arising as a result of any action taken by Buyer or any of its Affiliates), duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, and with all appropriate stock transfer tax stamps affixed.

            2.5 Closing; Closing Date. The closing of the sale and purchase of the Shares contemplated hereby (the "Closing") shall take place at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York, New York 10019 at 10:00 a.m., local time, as soon as practicable, but in no event more than five Business Days after all conditions to Closing contemplated hereby have been satisfied or waived (other than those conditions designating instruments, certificates or other documents to be delivered at the Closing), or at such other time or date as Buyer and Seller shall agree upon in writing. The time and date on which the Closing occurs is referred to herein as the "Closing Date."

            2.6 Purchase Price Adjustment. The Stock Purchase Price shall be subject to adjustment as specified in this Section 2.6.

            (a) As soon as practicable following the Closing Date, and in no event later than 60 days following the Closing Date, Seller shall deliver to Buyer an accurate and correct copy of a balance sheet of First Re as of the close of business on the Business Day immediately preceding the Closing Date (the "Closing Balance Sheet"), together with a report thereon of Deloitte & Touche LLP, independent accountants for Seller ("Seller's Accountants"), stating that the Closing Balance Sheet fairly presents the consolidated financial position of First Re as of such date in accordance with GAAP. In no event later than 50 days following the Closing Date, Seller shall deliver to Buyer a substantially complete draft of the Closing Balance Sheet.

            (b) Utilizing the Closing Balance Sheet and subject to the other provisions of this Section 2.6(b), the "Book Value" of First Re shall equal the excess of total Tangible Assets over total liabilities reflected on the Closing Balance Sheet. If the Closing Balance Sheet includes a valuation allowance against deferred income taxes and such valuation allowance exists because the consolidated financial statements of Seller at December 31, 1997 contain a similar valuation allowance, then the valuation allowance of First Re on the Closing Balance Sheet shall be excluded for the purpose of determining Book Value, subject to the provisions of Section 2.6(c). Further, the Book Value shall be adjusted to exclude the value of any shares of the capital stock of Homestead owned by First Re as of the Business Day immediately preceding the Closing Date. Seller shall deliver to Buyer, simultaneously with the delivery of the Closing Balance Sheet, a certificate of the chief financial officer of Seller which includes the calculation of Book Value and certifies that such calculation has been made in accordance with the procedures set forth in this
Section 2.6(b).

            (c) Except as otherwise provided in this Section 2.6(c), the calculation of Book Value delivered by Seller to Buyer shall be final, binding and conclusive on the parties hereto. Buyer may dispute any amounts reflected on the Closing Balance Sheet to the extent that the net effect of such disputed amounts in the aggregate would be to cause Book Value to be less than $35 million; provided, however, that Buyer shall notify Seller in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in detail, the basis for such dispute, at any time during the 20 days immediately following the date on which Seller delivered to Buyer the Closing Balance Sheet; and provided, further, that Buyer may not dispute any amount reflected on the Closing Balance Sheet to the extent such amount was calculated on the same basis as used in preparing the First Re 1996 Balance Sheet, if the amount set forth on the First Re 1996 Balance Sheet was determined by Seller's Accountants to have been calculated in accordance with GAAP. In the event of such a dispute, accountants designated by Buyer ("Buyer's Accountants") and Seller's Accountants shall attempt to reconcile any disputed amounts, and any resolution by them as to any such amounts shall be final, binding and conclusive on the parties. If Buyer's Accountants and Seller's Accountants are unable to reach a resolution with respect to any disputed amount within 10 Business Days following Buyer's written notice of dispute to Seller, Buyer's Accountants and Seller's Accountants shall submit for resolution the amounts remaining in dispute to a nationally recognized independent public accounting firm mutually acceptable to Buyer and Seller (the "Independent Accounting Firm"), as an expert and not an arbitrator, which shall, within 30 Business Days of such submission, determine and report to Seller and Buyer upon such remaining disputed amounts, and such report shall be final, binding and conclusive on Seller and Buyer. The fees and disbursements of the Independent Accounting Firm shall be allocated between Buyer and Seller in the same proportion that the aggregate amount of such remaining disputed amounts so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted.

            (d) (i) If the final determination of Book Value exceeds $35,000,000, the amount of such excess shall be added to the Stock Purchase Price; and

            (ii) If the final determination of Book Value is less than $35,000,000, the amount of such deficiency shall be deducted from the Stock Purchase Price.

            (e) Within five Business Days after the final determination of Book
Value:

            (i) if the final determination of Book Value exceeds $35 million,
      (A) subject to Section 2.9(a), Buyer and Seller shall jointly instruct the Escrow Agent to promptly deliver to Seller the certificate representing the Section 2.6 Shares and (B) Buyer shall issue to Seller that number of shares of Convertible Preferred Stock equal to (x) the Adjusted Excess Amount (as defined below) divided by (y) 1,000. For purposes of this
      Section 2.6(e)(i), "Adjusted

      Excess Amount" shall be equal to (I) the amount by which the Book Value exceeds $35 million divided by (II).81; or

            (ii) if the final determination of Book Value is less than $35 million (the "Book Value Deficiency"), subject to Section 2.8(b)(i), Buyer and Seller shall jointly instruct the Escrow Agent, pursuant to the terms of the First Escrow Agreement, to promptly deliver to the Transfer Agent the certificate representing the Section 2.6 Shares. Buyer shall instruct the Transfer Agent to issue to the Escrow Agent upon its presentation of the certificate representing the Section 2.6 Shares (A) a certificate representing that number of Section 2.6 Shares ("Buyer 2.6 Shares") convertible into the number of shares of Common Stock having an aggregate value (based on a per share Common Stock price of $16.50) equal to the sum of (x) the Book Value Deficiency and (y) the estimated Transaction Costs (as determined in accordance with the penultimate sentence of this Section 2.6(e)(ii)) and (B) a certificate representing the remaining Section 2.6 Shares, if any. As part of the instructions to be provided to the Escrow Agent pursuant to this Section 2.6(e)(ii), Buyer and Seller shall jointly instruct, subject to Section 2.9(a), the Escrow Agent to deliver to Seller the certificate representing the remaining Section 2.6 Shares, if any. The Escrow Agent shall hold the Buyer 2.6 Shares until directed in writing by Buyer to convert such shares into shares of Common Stock and to deliver the certificate representing such shares of Common Stock to a specified third party or parties in connection with the sale of such shares of Common Stock. The proceeds received from such sale shall be retained by and be the sole and exclusive property of Buyer to the extent that such proceeds equal the sum of the Book Value Deficiency and the Transaction Costs incurred by Buyer. Any proceeds exceeding such amount shall be promptly delivered by Buyer to Seller. The estimated Transaction Costs shall be estimated by Buyer in good faith, and Buyer hereby agrees to provide in writing to Seller evidence, reasonably satisfactory to Seller, of the Transaction Costs incurred by Buyer. To the extent that the sum of the Book Value Deficiency and the Transaction Costs incurred by Buyer exceeds the aggregate value (based on a per share Common Stock price of $16.50) of the shares of Common Stock issuable upon conversion of the
      Section 2.6 Shares, Buyer may satisfy such excess through a Sale of Indemnity Escrow Shares in accordance with the provisions of Section 2.8 hereof and the Escrow Agreement.

            (f) During the preparation of the Closing Balance Sheet and the determination of Book Value therefrom by Seller and the period of any dispute referred to in Section 2.6(c), Buyer shall provide Seller's Accountants full access to the books, records, facilities and employees of First Re and shall cooperate fully with Seller's Accountants, to the extent required by Seller's Accountants in order to prepare the Closing Balance Sheet and to investigate the basis for any such dispute; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business and operations of First Re. Employees of Buyer and Buyer's Accountants shall be entitled to access to Seller's Accountants' work papers prepared in connection with the Closing Balance Sheet, subject to Buyer and Buyer's Accountants executing in advance any customary agreement required by Seller's Accountants, and shall be entitled to discuss such work papers with Seller's Accountants.

            2.7 Escrow. At the Closing, Buyer, Seller and an escrow agent selected by Buyer and Seller (the "Escrow Agent") shall execute and deliver an escrow agreement, substantially in the form attached as Exhibit D hereto (the "Escrow Agreement"). Under the terms of the Escrow Agreement, Buyer shall deposit at Closing with the Escrow Agent (a) the Section 2.6 Shares and (b) that number of Preferred Shares (the "Indemnity Escrow Shares," and together with the Section 2.6 Shares, the "Escrow Shares") convertible into shares of Common Stock having an aggregate value (based on the book value of Buyer as set forth in the audited consolidated balance sheet of Buyer as of December 31, 1997 prepared in accordance with GAAP) of $9 million. The Escrow Shares shall be held by the Escrow Agent for the benefit of Buyer solely as collateral security for any obligations of Seller under Sections 2.6 and 9.2 hereof, and distributed by the Escrow Agent pursuant to the terms and provisions of this Agreement and the Escrow Agreement.

            2.8 Conversion, Sale and Exchange of Escrow Shares. (a) Except as set forth in Section 2.8(b) and Section 9.7, the obligations of Seller in respect of the escrow arrangements contemplated by this Agreement shall be satisfied through the conversion of Escrow Shares into shares of Common Stock and the sale of such shares of Common Stock.

            (b)(i) Seller may, in its sole discretion, satisfy the obligation it may have to Buyer under Section 2.6 in cash. If Seller satisfies such obligation in full in cash, then Buyer and Seller shall jointly instruct the Escrow Agent to deliver to Seller the certificate representing the Section 2.6 Shares.

            (ii) Seller may, at any time, in its sole discretion, elect to substitute cash for all or part of the Indemnity Escrow Shares by delivering such cash to the Escrow Agent. If Seller elects to substitute cash for all of the Indemnity Escrow Shares then held by the Escrow Agent, the amount of cash required to be delivered by Seller to the Escrow Agent shall be equal to $9 million less the aggregate amount (excluding Transaction Costs) of claims previously satisfied through the conversion of Indemnity Escrow Shares and the sale of the shares of Common Stock issued upon conversion of such Indemnity Escrow Shares. If the Seller elects to substitute cash for part but not all of the Indemnity Escrow Shares then held by the Escrow Agent, the number of Indemnity Escrow Shares that shall be delivered by the Escrow Agent to Seller upon receipt of the cash to be substituted shall equal that number of Indemnity Escrow Shares convertible into shares of Common Stock having an aggregate value (based on the book value of Buyer as set forth in the audited consolidated balance sheet of Buyer as of December 31, 1997 prepared in accordance with
      GAAP) equal to the amount of such cash. Any substitution contemplated by this Section 2.8(b) shall be effected by joint instructions delivered to the Escrow Agent by Buyer and Seller.

            (c) If Buyer has a claim against Seller pursuant to Section 9.2 or the last sentence of Section 2.6(e)(ii) (each, an "Indemnity Claim"), Buyer and Seller shall instruct the Escrow Agent, subject and pursuant to the terms of the Escrow Agreement, to deliver to Buyer, cash, if any, held by the Escrow Agent pursuant to the terms of the Escrow Agreement in an amount equal to the amount of such Indemnity Claim. To the extent that the cash held by the Escrow Agent under the Escrow Agreement is less than the Indemnity Claim, Seller shall, subject to the limitations contained in Section 2.8(d), promptly, and in any event within 30 days (unless a registration statement is to be filed pursuant to which such Sale is to be conducted or such registration statement has not yet been declared effective, in which case Seller shall promptly), arrange for a sale (a "Sale") of the number of shares of Common Stock having an aggregate sales price equal to the amount of such Indemnity Claim (including any interest that is, or will be, due in respect thereof) plus the estimated Transaction Costs less the amount of cash, if any, received by Buyer from the Escrow Agent in respect of such Indemnity Claim. Once the Sale is arranged, Seller and Buyer shall jointly instruct the Escrow Agent in writing to deliver to Buyer or the Transfer Agent for conversion that number of Indemnity Escrow Shares or, subject to Section 2.9(a), Retained Section 2.6 Shares which are convertible into the number of shares of Common Stock to be sold pursuant to the immediately preceding sentence and to deliver the certificate representing such shares of Common Stock to the specified third party or parties. The proceeds from the Sale related to the Indemnity Claim shall be delivered by the specified third party or parties to the Escrow Agent. The Escrow Agent shall be instructed to deliver to Buyer the portion of such proceeds equal to the amount of the Indemnity Claim (including any interest that is due in respect thereof) plus any Transaction Costs incurred by Buyer less the amount of cash, if any, previously received by Buyer pursuant to the Escrow Agreement in respect of the Indemnity Claim (the "Indemnity Claim Amount"). After distributing such proceeds to Buyer, the Escrow Agent shall be instructed to deliver to Seller that portion of the remaining proceeds equal to the Transaction Costs incurred by Seller. Each of Buyer and Seller agrees to provide in writing to the other party evidence, reasonably satisfactory to such other party, of the Transaction Costs incurred by it. Any proceeds from the Sale not distributed to either Buyer or Seller in accordance with the foregoing shall be held by the Escrow Agent until distributed by it pursuant to the terms and provisions of the Escrow Agreement.

            (d) Any Sale required to be made by Seller shall be made pursuant to an effective registration statement filed under the Securities Act or without registration under the Securities Act pursuant to an exemption thereunder. During the one-year period immediately following the Closing Date, Seller shall only be required to sell shares of Common Stock issued upon conversion of any Escrow Shares pursuant to an effective registration statement, and, unless Buyer agrees to pay the applicable Transaction Costs (other than discounts, fees and commissions of brokers or underwriters the payment of which shall be the sole responsibility of Seller), Seller shall not be required to arrange a Sale during such period until the aggregate amount of claims which Buyer has pursuant to
Section 9.2 and the last sentence of Section 2.6(e)(ii) exceeds $1 million. At any time on or after the earlier of the first anniversary of the Closing Date or the date on which the aggregate amount of such claims exceeds $1 million, Buyer may file and maintain the effectiveness of a shelf registration statement to facilitate resales by Seller of shares of Common Stock issuable upon conversion of Indemnity Escrow Shares, and all costs incurred by Buyer in connection with the resale shelf registration statement or the sale of any shares of Common Stock pursuant thereto shall constitute Transaction Costs to the extent customary and reasonable. Seller (i) shall not be required during any calendar month to sell, other than pursuant to an underwritten public offering, shares of Common Stock which were issued upon conversion of any Indemnity Escrow Shares having an aggregate sales price greater than $400,000 (based upon the average of the high and low trading prices of shares of Common Stock on The Nasdaq National Market for the last 15 trading days of the immediately preceding calendar month), and (ii) may, in its sole discretion, determine the timing of any shares to be sold during any given calendar month so long as such shares are sold within such calendar month.

            (e) Seller hereby agrees to indemnify Buyer against, and to hold Buyer harmless from, any Losses incurred by Buyer which arise in connection with the sale of any shares of Common

Stock issued upon conversion of any Escrow Shares as a result of the gross negligence or wilful misconduct of Seller. Buyer hereby agrees to indemnify Seller against, and to hold Seller harmless from, any Losses incurred by Seller which arise in connection with the sale of any shares of Common Stock issued upon conversion of any Escrow Shares as a result of the gross negligence or wilful misconduct of Buyer.

            (f) Buyer and Seller covenant to deliver to the Escrow Agent joint instructions consistent with the terms of this Agreement and the Escrow Agreement as shall be necessary to give effect to the escrow arrangements provided for herein and therein. Further, in connection with any sale of shares of Common Stock issued upon conversion of any Escrow Shares, Buyer and Seller shall execute any Contracts or other instruments (including, without limitation, any underwriting, agency or similar agreements) which are customary for the type of sale pursuant to which the shares of Common Stock are sold and shall take such further actions as may be reasonably required to effect such sale.

            (g) Seller and Buyer hereby agree that the Escrow Agent shall have the authority to deliver to Buyer or the Transfer Agent for conversion, and to cause the conversion of, any Escrow Shares which are required to be converted into shares of Common Stock pursuant to the terms of this Agreement and the Escrow Agreement, to the extent converted in accordance with the written instructions provided for hereunder or in the Escrow Agreement, and to deliver such shares of Common Stock to the specified third party or parties in accordance with the terms of this Agreement and the Escrow Agreement.

            2.9 Release of Escrow Shares. (a) If, on or prior to the date Book Value is finally determined pursuant to Section 2.6, Buyer has submitted to the Seller and the Escrow Agent claims for indemnification made pursuant to Section
9.2 ("Pre-Book Value Indemnity Claims") in an aggregate amount in excess of $3 million (including any estimated or actual Transaction Costs related thereto), then the number of Section 2.6 Shares, if any, which are required to be delivered to Seller pursuant to Section 2.6(e) shall be reduced by that number of Section 2.6 Shares (the "Retained Section 2.6 Shares") convertible into the number of shares of Common Stock having an aggregate value (based on a per share Common Stock price of $16.50) equal to the difference between the aggregate amount of the Pre-Book Value Indemnity Claims (including any estimated or actual Transaction Costs related thereto) and $3 million. The Retained Section 2.6 Shares shall be available to satisfy Pre-Book Value Indemnity Claims to the extent that the aggregate amount of such claims (including any Transaction Costs related thereto) exceeds $3 million and, to the extent not so used, shall be promptly released to the Seller.

            (b) Promptly, and in any event within five Business Days, after March 31, 1999, the Escrow Agent, upon joint written instructions from Buyer and Seller, which shall be timely provided, shall deliver to Seller that number of Indemnity Escrow Shares, if any, convertible into shares of Common Stock having an aggregate value (based on the book value of Buyer as set forth in the audited consolidated balance sheet of Buyer as of December 31, 1997 prepared in accordance with GAAP) equal to (i) $3 million less (ii) an aggregate amount equal to (A) the aggregate amount distributed to Buyer by the Escrow Agent on or prior to March 31, 1999 in respect of Indemnity Claims (including the Transaction Costs related thereto) and (B) the aggregate amount of Indemnity Claims which have been submitted to the Escrow Agent on or prior to such date and which either remain, as of such date, unresolved or are resolved but with respect to which no payment has been made by the Escrow Agent to Buyer as of such date.

            (c) Notwithstanding any other provision of this Agreement to the contrary, Buyer and Seller hereby agree that any Escrow Shares required to be delivered by the Escrow Agent to Seller pursuant to either Section 2.6(e) or
Section 2.9(b) shall not be delivered to Seller, and shall be retained by the Escrow Agent pursuant to the terms of the Escrow Agreement, if a Bankruptcy Event has occurred on or prior to the date or dates, as the case may be, on which such Escrow Shares, if any, are required to be delivered to Seller, pursuant to either such section and, to the extent not used to satisfy claims arising out of such Bankruptcy Event, shall be promptly released to the Seller.

            (d) To the extent not otherwise contemplated by Section 2.6 or this
Section 2.9, all Escrow Shares shall be released in accordance with the terms of the Escrow Agreement.

            2.10 Interest. Any amount owed by Seller to Buyer hereunder which remains unpaid for any reason, including, without limitation, because of the restrictions set forth in Section 2.8(d) hereof, shall bear interest at a rate equal to 5% per annum; provided, however, that no interest shall accrue with respect to the amount of any Book Value Deficiency. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed and shall be payable at the same time as the unpaid amount to which it relates is paid.

            2.11 No Constructive Distribution. Buyer and Seller agree that neither party shall take the position for any Tax purpose, including, without limitation, under Section 305 of the Code and the Treasury Regulations thereunder, that Seller (or any other holder of the Preferred Shares) is or will be required to include in its income any amount in respect of any constructive distribution on the Preferred Shares.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller hereby represents and warrants to Buyer as follows:

            3.1 Organization. (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, operate and lease its properties and to conduct its business as it is presently being conducted and to enter into and to perform its obligations under this Agreement and under the Other Transaction Documents.

            (b) Each of the Transferred Companies and their Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has full corporate power and authority to own, operate and lease its properties and to conduct its business as it is presently being conducted and to enter into and to perform its obligations under this Agreement. Each of the Transferred Companies and their Subsidiaries is duly qualified and licensed as a foreign corporation to conduct the business conducted by it and is in good standing in each jurisdiction in which such qualification or licensing is necessary under Applicable Law. The Disclosure Schedule sets forth an accurate and complete list of all Subsidiaries of each Transferred Company, and for each of the Transferred Companies and their Subsidiaries, the Disclosure Schedule contains the jurisdiction of incorporation of such company and a complete and accurate list of each jurisdiction in which such company is qualified or licensed to do business as a foreign corporation.

            3.2 Authorization. The execution, delivery and performance of this Agreement and the Other Transaction Documents by Seller or any of its Subsidiaries and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller or such Subsidiary, as the case may be, and no other corporate proceedings on the part of Seller or any of its Subsidiaries are necessary to authorize this Agreement and the Other Transaction Documents and the transactions contemplated hereby and thereby. Each of this Agreement and the Other Transaction Documents has been or, on or prior to the Closing, will be duly executed and delivered by Seller or such Subsidiary, as the case may be, and, assuming the due execution by the other parties hereto and thereto, constitutes or, on or prior to the Closing, will constitute the legal, valid and binding obligation of Seller or such Subsidiary, as the case may be, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally and by general principles of equity.

            3.3 Conflict or Violation. Except as set forth on the Disclosure Schedule, neither the execution and delivery of this Agreement or the Other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby, including the underwriting by First Re or Buyer or any of Buyer's Affiliates of any policies of insurance or reinsurance previously underwritten by Homestead, will result in (a) a violation of or a conflict with any provision of the certificate of incorporation or bylaws of Seller, Homestead, any Transferred Company or any Subsidiary of any Transferred Company,
(b) a breach of, or a default under, any term or condition of, or otherwise cause any impairment of, any Contract, indebtedness, Encumbrance, franchise, Permit, authorization or concession to which Seller, Homestead, any Transferred Company or any Subsidiary of any Transferred Company is a party or is subject or by which any of their respective assets or properties are bound, (c) a violation by Seller, Homestead, any Transferred Company or any Subsidiary of any Transferred Company of any Applicable Law, (d) the imposition of any material Encumbrance or other restriction on the business of any Transferred Company or any Subsidiary of any Transferred Company or on any of their respective assets or properties or on the Program Business, or (e) any right of termination, cancellation or acceleration under any Contract to which any Transferred Company or any Subsidiary of any Transferred Company is a party or by or to which it or any of their respective assets or properties may be bound or subject.

            3.4 Consents and Approvals. Except as set forth on the Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, or any other Person, is required to be made or obtained by Seller, any Transferred Company or any Subsidiary of any Transferred Company on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or any Other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including the underwriting by First Re or Buyer or any of Buyer's Affiliates of any policies of insurance or reinsurance previously underwritten by Homestead.

            3.5 Capital Stock. (a) The authorized capital stock of First Re consists of 100,000 shares of common stock, par value $35 per share, of which 99,991 shares are issued and outstanding.

The authorized capital stock of Oakley consists of 100,000 shares of common stock, par value $1 per share, of which 1,000 shares are issued and outstanding. The authorized capital stock of F/I Insurance consists of 10,000 shares of common stock, par value $1 per share, of which 1,000 shares are issued and outstanding.

            (b) All of the Shares have been duly authorized and validly issued, are fully paid and non-assessable and represent the only shares of capital stock of First Re, Oakley and F/I Insurance which are issued and outstanding. Except as set forth on the Disclosure Schedule, no shares of capital stock of any of First Re, Oakley and F/I Insurance are held in treasury. Except as set forth on the Disclosure Schedule, Seller owns, of record and beneficially, all of the Shares free and clear of any Encumbrances, including, without limitation, any agreement, understanding or restriction affecting the voting rights or other incidents of record or beneficial ownership pertaining to the Shares. There are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind outstanding for the purchase of, nor any securities convertible or exchangeable for, any equity interests of any of First Re, Oakley and F/I Insurance. Except as set forth on the Disclosure Schedule, there are no restrictions upon the voting or transfer of any of the Shares pursuant to the certificate of incorporation or bylaws of any of First Re, Oakley and F/I Insurance or any Contract to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates is bound. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire from Seller good and marketable title to the Shares, free and clear of any Encumbrances (except Encumbrances arising as a result of any action taken by Buyer or any of its Affiliates).

            3.6 Subsidiaries. The Disclosure Schedule contains, for each Subsidiary of each Transferred Company, the number of issued and outstanding shares of capital stock of such Subsidiary and the percentage ownership interest of the respective Transferred Company in such Subsidiary. All outstanding shares of capital stock of such Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All such outstanding shares are owned by the Transferred Companies and/or one or more of their Subsidiaries free and clear of any Encumbrances, including, without limitation, any agreement, understanding or restriction affecting the voting rights or other incidents of record or beneficial ownership pertaining to such shares. There are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind outstanding for the purchase of, nor any securities convertible or exchangeable for, any equity interests of any of such Subsidiaries. There are no restrictions upon the voting or transfer of any of the shares of capital stock of such

Subsidiaries pursuant to the respective Subsidiary's certificate of incorporation or bylaws or any Contract to which the Seller or any of its Affiliates is a party or by which the Seller or any of its Affiliates is bound. The Disclosure Schedule sets forth a complete and accurate list of all Contracts pursuant to which the Seller or any of its Affiliates is obligated or required, under any circumstance, to make contributions to the capital of any such Subsidiary. Except as set forth on the Disclosure Schedule, none of the Transferred Companies owns, directly or indirectly, any shares of the capital stock of any Subsidiary of Seller.

            3.7 Absence of Certain Changes or Events. Except as set forth in the Disclosure Schedule, since January 1, 1997, none of the Transferred Companies or any of their Subsidiaries has:

            (a) declared or paid or set aside dividends or other distributions on its capital stock;

            (b) issued, redeemed, sold or disposed of, or created any obligation to issue, redeem, sell or dispose of, any shares of the capital stock of any Transferred Company or any Subsidiary of any Transferred Company (whether authorized but unissued or held in treasury) or issued any option, warrant or other right to acquire any shares of its capital stock;

            (c) effected any stock split, reclassification or combination;

            (d) adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

            (e) amended or modified its certificate of incorporation or bylaws (or equivalent charter documents);

            (f) merged or consolidated with any corporation or other entity;

            (g) entered into, adopted, modified or amended in any material respect any written employment, severance, consulting, "change of control", "parachute payment", bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock purchase, employee benefit, welfare benefit or other Contract, plan or arrangement providing for compensation or benefits to any Transferred Employee or directors or stockholders which would have effect after the Closing Date;

            (h) incurred or contracted for any capital expenditures in excess of $25,000 in the aggregate;

            (i) amended, terminated or waived any right of value material to its business, other than with respect to the settlement of insured claims in the ordinary course of business in a manner consistent with past practice;

            (j) revalued any portion of its assets, properties or business;

            (k) materially changed any of its underwriting standards, claim processing and payment policies, reinsurance programs or any of its other business policies, including, without limitation, reserving, advertising, marketing, pricing, purchasing, personnel, sales or budget policies;

            (l) made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants or agents or any accrual for or Contract to make or pay the same;

            (m) made any loan or advance to any of its officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business in a manner consistent with past practice) or made any other loan or advance;

            (n) made any payment or commitment to pay severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives;

            (o) entered into any lease (as lessor or lessee); sold, abandoned or made any other disposition of any of its investments or other assets, properties or business other than in the ordinary course of business consistent with past practice; granted or suffered any Encumbrance on any of its assets, properties or business; entered into, amended or terminated any Contract to which it is a party or by or to which it or its assets, properties or business are bound or subject, except in the ordinary course of business in a manner consistent with past practice; or entered into or amended any Contract pursuant to which it agrees to indemnify any person or to refrain from competing with any person;

            (p) incurred or assumed any Liability other than in the ordinary course of business consistent with past practice, or issued any debt securities or assumed, guaranteed, endorsed or otherwise as an accommodation became responsible for Liabilities of any other person;

            (q) failed to pay any creditor any amount owed to such creditor when due (after the expiration of any applicable grace periods), other than any amount being contested in good faith which does not exceed $5,000;

            (r) other than in the ordinary course of business consistent with past practice, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person;

            (s) other than in the ordinary course of business consistent with past practice, amended, terminated or entered into any other material transaction;

            (t) changed any of its accounting methods or practices (including, without limitation, with respect to establishment of reserves for unearned premiums, losses (including, without limitation, incurred but not reported losses) and loss adjustment expenses, or with respect to depreciation or amortization policies or rates adopted by it); or

            (u) entered into any Contract to do any of the foregoing.

            3.8 Assets. Except as set forth on the Disclosure Schedule, each of the Transferred Companies and their Subsidiaries owns (or leases in the case of leased assets), and has good and marketable title to (or, in the case of leased assets, valid leasehold interests in), all of the material assets necessary for the operation of its business as now operated. None of such assets is subject to any Encumbrance, except for Encumbrances which in the aggregate do not materially detract from the value of the asset subject thereto or interfere with the present use of such asset.

            3.9 Intellectual Property. (a) To the knowledge of Seller, the Transferred Companies and their Subsidiaries own, free and clear of any Encumbrances, or have valid and enforceable rights or licenses to use, the trademarks, service marks, trade names, copyrights and other intellectual property listed on the Disclosure Schedule, which are the only trademarks, service marks, trade names, copyrights or other intellectual property that are material to the business of the Transferred Companies and their Subsidiaries (collectively, the "Intellectual Property"). To the Knowledge of Seller, none of the Transferred Companies or their Subsidiaries has received notice that any of them is infringing any trademarks, service marks, trade names, copyrights or any application pending therefor. None of the Transferred Companies or their Subsidiaries is a party to any proceeding asserting that any third party is infringing on the Intellectual Property, and, to the Knowledge of the Seller, no third party is infringing on the Intellectual Property.

            (b) Seller and its Affiliates (other than the Transferred Companies and their Subsidiaries) have no right or title to or interest in the Intellectual Property and the Trade Secrets and other proprietary rights used in the business of any Transferred Company or any Subsidiary of any Transferred Company.

            3.10 Tangible Property. The Disclosure Schedule sets forth all interests owned or claimed by the Transferred Companies and their Subsidiaries (including, without limitation, options) as of January 1, 1998 in or to the equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property which are treated by any of the Transferred Companies or any Subsidiary of any Transferred Company as depreciable or amortizable property and are ascribed a value on the books of the applicable Transferred Company or Subsidiary of a Transferred Company in excess of $5,000 (collectively, the "Tangible Property"). Since January 1, 1998, none of the Transferred Subsidiaries or any of their Subsidiaries has acquired any Tangible Property other than in the ordinary course of business and consistent with past practice. The Tangible Property is in good operating condition and repair, ordinary wear and tear excepted, and none of the Transferred Companies or any of their Subsidiaries has received written notice that any of the Tangible Property is in violation of any existing statute, law, or any health, safety or other ordinance, code or regulation. The Tangible Property is owned by the Transferred Companies and their Subsidiaries free and clear of any Encumbrance.

            3.11 Real Property. Except as set forth in the Disclosure Schedule, none of the Transferred Companies or any of their Subsidiaries owns any land, buildings or other interests of any kind in any real property (regardless of where located). The Disclosure Schedule includes a list and description of all such real property owned by the Transferred Companies and their Subsidiaries. Such real property is owned by the applicable Transferred Company or Subsidiary free and clear of any Encumbrance, except for liens for current taxes not yet due and payable or which do not materially detract from the value thereof or the use to which such property is presently subject. The Disclosure Schedule also includes a list of all leases of equipment to which any of the Transferred Companies or any Subsidiary of any Transferred Company is a party that obligate the Transferred Company or any such Subsidiary to expend more than $25,000 during any fiscal year. Neither any Transferred Company or any Subsidiary of any Transferred Company nor, to the Knowledge of Seller, any other party is in default of a material provision under such leases, nor has any notice of default with respect to such leases been received.

            3.12 Leased Real Property. (a) All real property leased by any Transferred Company or any Subsidiary of any Transferred Company (the "Leased Real Property") is listed on the Disclosure Schedule. All leases currently in effect relating to the Leased Real Property, together with all amendments and modifications thereto (the "Leases"), are listed on the Disclosure Schedule.

            (b) Except as described on the Disclosure Schedule, none of the Transferred Companies or any of their Subsidiaries is in default under any of the material terms and provisions of any of the Leases or has received any written notice of any default.

            (c) To the Knowledge of Seller, there are no outstanding defaults on the part of the landlord or lessor of a material provision under any Lease.

            (d) Except as set forth on the Disclosure Schedule, none of the Transferred Companies or any of their Subsidiaries has exercised any option to extend the term of any Lease or to terminate any Lease, except to the extent that such extension or termination has already come into effect.

            (e) Except as described on the Disclosure Schedule, none of the Transferred Companies or any of their Subsidiaries has entered into any subleases relating to the Leased Real Property or granted any licenses or occupancy rights with respect to the Leased Real Property.

            (f) None of the Transferred Companies or any of their Subsidiaries has granted or created any Encumbrances on the Leased Real Property, including, without limitation, leasehold mortgages of the Leased Real Property.

            (g) The use and occupancy of the Leased Real Property by any Transferred Company or any Subsidiary of any Transferred Company is in compliance with all Applicable Laws, including, without limitation, those governing zoning, subdivision, land development access, erosion and drainage control, sewage collection and disposal, use, occupancy, building, fire, safety, access and environmental matters. None of Seller, any Transferred Company or any Subsidiary of any Transferred Company has received any written notice from any Governmental Authority advising of a violation of any applicable building code, zoning, subdivision, land development or land use laws, regulations or ordinances or any other applicable local, state or federal laws, regulations or ordinances.

            (h) Seller has neither Knowledge of nor received any notice of any existing or proposed assessments for public improvements imposed or to be imposed upon the Leased Real

Property which will remain unpaid at Closing, except for escalation adjustments in relation to any prior assessments, which escalation adjustments are listed on the Disclosure Schedule.

            (i) The Permits listed on the Disclosure Schedule include all Permits which are required for the present use and occupancy of the Leased Real Property by the Transferred Companies and their Subsidiaries, and each, to the Knowledge of Seller, has been duly issued.

            3.13 Computer Software. Seller has set forth on the Disclosure Schedule a complete and accurate list of all computer software programs used in the conduct of the businesses of the Transferred Companies and their Subsidiaries, other than commercial off-the-shelf software where no license agreement was executed. The Disclosure Schedule sets forth whether each such computer software program is (i) owned by any of the Transferred Companies or their Subsidiaries (the "Owned Software") or (ii) licensed or sub-licensed (to the extent known) by any of the Transferred Companies or their Subsidiaries from a third party ("Licensed Software"). With respect to Owned Software and Licensed Software, there are no Actions pending or, to the Knowledge of Seller, threatened against any of the Transferred Companies or any of their Subsidiaries with respect to any such software. The Owned Software is owned free and clear of any Encumbrances by the Transferred Companies and their Subsidiaries, and the Transferred Companies and their Subsidiaries have valid and enforceable rights or licenses to use the Licensed Software.

            3.14 Year 2000. Each of the Transferred Companies and their Subsidiaries has established a strategic plan and provided Buyer with an accurate and complete copy of such plan and a schedule of the amount of capital and resources reasonably believed to be necessary to institute software systems so that such Transferred Company or such Subsidiary will not experience invalid or incorrect results or abnormal software operation related to calendar year 2000.

            3.15 Contracts and Commitments. (a) The Disclosure Schedule sets forth a complete and accurate list of all Contracts to which a Transferred Company or any of its Subsidiaries is a party (excluding policies of insurance or reinsurance issued by First Re in the ordinary course of business) or by which any of their respective assets is bound which involve an amount in excess of $25,000 or are otherwise material to the business of any Transferred Company or any Subsidiary of any Transferred Company (the "Material Contracts"). Each of the Material Contracts is a legal, valid and binding obligation of either a Transferred Company or one of its Subsidiaries enforceable against such Transferred Company or such Subsidiary, as the case may be, and, to the Knowledge of Seller, against the other parties thereto, in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally and by general principles of equity. Neither Seller, any Transferred Company nor any Subsidiary of any Transferred Company has received written notice of a cancellation of or an intent to cancel any Material Contract. There exists no breach of or event of default related to any Material Contract on the part of any Transferred Company or any of its Subsidiaries, or, to the Knowledge of Seller, on the part of any other party to any Material Contract.

            (b) Except as set forth in the Disclosure Schedule, none of the Transferred Companies or any of their Subsidiaries is a party to any Contract:
(i) containing covenants limiting the freedom of a Transferred Company or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person or to incur indebtedness for borrowed money; (ii) containing "change of control" or similar provisions; (iii) containing provisions providing for the indemnification by any Transferred Company or any Subsidiary of a Transferred Company of any Person; (iv) relating to the employment of Transferred Employees and other Contracts with directors or Transferred Employees of any Transferred Company or any Subsidiary of a Transferred Company which cannot be terminated by the Transferred Company or the respective Subsidiary upon notice of 60 days or less without penalty or premium;
(v) relating to patent, trademark, service mark, trade name, and copyright and franchise licenses, royalty agreements or similar Contracts; (vi) forming joint ventures; (vii) under which any Transferred Company or any of its Subsidiaries has guaranteed the obligations of any Person (other than insurance or reinsurance provided by First Re pursuant to insurance or reinsurance agreements entered into by First Re in the ordinary course of business in a manner consistent with past practice); or (viii) with any Governmental Authority affecting the business of any Transferred Company or any Subsidiary of any Transferred Company and not made in the ordinary course of business.

            3.16 Reinsurance and Retrocessions. The Disclosure Schedule sets forth an accurate and complete list of (a) all reinsurance and retrocession treaties and agreements in force as of the date of this Agreement to which the Transferred Companies or any of their Subsidiaries is a party and (b) any terminated or expired treaty or agreement under which there remains any outstanding liability from one reinsurer with respect to paid or unpaid case reserves in excess of $50,000, and, for each such treaty or agreement, the effective date of such treaty or agreement and the termination date if such treaty or agreement has a definite termination date. All such treaties or agreements set forth in the Disclosure Schedule are in full force and effect to the respective dates noted on the Disclosure Schedule, and neither any Transferred Company nor any Subsidiary of a Transferred Company is in default in any respect as to any provision of any reinsurance or retrocession treaty or agreement or has failed to meet the underwriting standards required for any business reinsurance thereunder. No such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement; and, to the Knowledge of Seller, the financial condition of any other party to any such agreement is not so impaired that a default thereunder may reasonably be anticipated.

            3.17 Statutory Statements. Seller has previously furnished to Buyer accurate and complete copies of the Convention Statements. The Convention Statements present fairly the admitted assets, liabilities and surplus of First Re at the end of each of the periods then ended, and the results of its operations and changes in its surplus for each of the periods then ended, in conformity with SAP. Each of the Convention Statements was correct in all material respects when filed and there were no material omissions therefrom. To the Knowledge of Seller, no deficiency has been asserted in writing by any Governmental Authority with respect to any of the Convention Statements.

            3.18 Financial Statements. (a) Seller has previously furnished Buyer with a copy of the unaudited consolidating financial statements for Seller and each of the Transferred Companies, individually, as of and for the year ended December 31, 1996, which were supplied to Seller by Seller's Accountants and which contain the balance sheet of First Re as of such date (the "GAAP Financial Statements"). The balance sheet of First Re included in the GAAP Financial Statements (the "First Re 1996 Balance Sheet") fairly presents in all material respects the financial position of First Re and its Subsidiaries as of its date and the statement of operations included in the GAAP Financial Statements fairly presents in all material respects the results of operations of First Re and its Subsidiaries for the period therein set forth, in each case in accordance with GAAP.

            (b) The monthly unaudited financial statements contained in the Disclosure Schedule for each of the Transferred Companies and its Subsidiaries were prepared in the ordinary course of business in accordance with GAAP and fairly present the financial position of the respective Transferred Company and its Subsidiaries as of the date thereof and the results of operations of the respective Transferred Company and its Subsidiaries for the period therein set forth, subject to normal year-end adjustments, consistent with past practice, and the omission of footnote disclosure.

            3.19 Undisclosed Liabilities. (a) Since January 1, 1997, except for
(i) those Liabilities or items set forth on the Disclosure Schedule, (ii) any Liability incurred in the ordinary course of business consistent with past practice since such date which does not individually exceed $25,000 or, in the aggregate with all other Liabilities incurred in the ordinary course of business since such date, exceed $100,000 and (iii) any Liabilities (other than extracontractual Liabilities) incurred in the ordinary course of business and consistent with past practice under any policy of insurance or reinsurance issued by First Re which have not had, and are not reasonably expected to have, a Seller Material Adverse Effect, none of the Transferred Companies or any of their Subsidiaries has incurred or become liable for, directly or indirectly, any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise ("Liabilities").

            (b) First Re has paid in full all guaranty fund assessments required by any Governmental Authority to be paid by it prior to the date of this Agreement. As of the date of this Agreement, except as set forth on the Disclosure Schedule and except as and to the extent reserved against in the Convention Statements or disclosed in the notes thereto, First Re has not received any guarantee fund assessments.

            3.20 Solvency. (a) No circumstance currently exists which would permit the Insurance Commissioner of the Commonwealth of Pennsylvania to commence a Delinquency Proceeding against Homestead. To the Knowledge of Seller, no event has occurred, or is reasonably likely to occur, that (whether with notice or lapse of time or both) could reasonably be expected to cause a Delinquency Proceeding to be commenced against Homestead by the Insurance Commissioner of the Commonwealth of Pennsylvania. Seller has no current intention of taking any action which could reasonably be expected to result in the commencement of a Delinquency Proceeding against Homestead.

            (b) No circumstance currently exists which would permit the Insurance Commissioner of the State of Connecticut to commence a "delinquency proceeding" (as that term is defined in Section 38(a)-905 of Chapter 704c of the Connecticut Insurance Code) against First Re. To the knowledge of Seller, no event has occurred, or is reasonably likely to occur, that (whether with notice or lapse of time or both) could reasonably be expected to cause a "delinquency proceeding" to be commenced against First Re by the Insurance Commissioner of the State of Connecticut.

            3.21 Legal Matters. (a) Except as set forth on the Disclosure Schedule, there is no action, order, writ, injunction, judgment or decree outstanding or suit, litigation, proceeding, labor dispute, arbitral action, investigation or reported claim, excluding claims under insurance or reinsurance policies not involving pending or threatened litigation (collectively, "Actions"), pending or, to the Knowledge of Seller, threatened against or relating to (i) any Transferred Company or any Subsidiary of any Transferred Company or any of their respective properties or assets, (ii) any benefit plan for officers, employees or agents of any Transferred Company or any Subsidiary of any Transferred Company or any fiduciary or administrator thereof or (iii) the transactions contemplated by this Agreement, including the underwriting by First Re or Buyer or any of Buyer's Affiliates of any policies of insurance or reinsurance previously underwritten by Homestead. None of the Transferred Companies or any of their Subsidiaries is in default with respect to any judgment, order, writ, injunction or decree of any Governmental Authority, and there are no unsatisfied final non-appealable judgments against any Transferred Company or any Subsidiary of any Transferred Company. The Disclosure Schedule sets forth a true and complete list of all pending litigation which does not relate to any liability arising from insurance policies or similar instruments issued by First Re.

            (b) The Disclosure Schedule lists all pending claims arising from insurance or reinsurance policies issued by First Re for which amounts reserved exceed $100,000.

            (c) All insurance or reinsurance claims that have become payable by First Re, and are not currently in the course of being settled in good faith by the relevant party, have been paid, or provided for, in accordance with the terms of the insurance or reinsurance policy under which they arose.

            3.22 Investments. (a) The Disclosure Schedule sets forth a true and complete list of all bonds, stocks (other than the capital stock of the Subsidiaries of the Transferred Companies), mortgages and other investments of any type owned by any of the Transferred Companies or any of their Subsidiaries as of the date hereof (collectively, the "Scheduled Investments"). A Transferred Company or a Subsidiary of a Transferred Company has good and marketable title to each of the Scheduled Investments. As of the Closing Date, none of the Transferred Companies will own any shares of the capital stock of Homestead or any other Affiliate (other than the capital stock of the Transferred Companies and their Subsidiaries).

            (b) Except as set forth on the Disclosure Schedule, none of the Scheduled Investments is currently in default in the payment of principal or interest, and, to the knowledge of Seller, no event has occurred which reasonably would be expected to result in a diminution of the value of any nonpublicly traded security owned by any Transferred Company or any Subsidiary of any Transferred Company.

            (c) There are no Encumbrances on any of the Scheduled Investments, except for (i) those Scheduled Investments deposited with Governmental Authorities, as indicated on the Disclosure Schedule, (ii) Encumbrances which do not materially detract from the value of the Scheduled Investments subject thereto and (iii) assets pledged to secure assumed reinsurance contract obligations which assets are listed on the Disclosure Schedule.

            (d) None of Seller, any Transferred Company or any Subsidiary of any Transferred Company has taken, or omitted to take, any action which would result in any Transferred Company or any Subsidiary of any Transferred Company being unable to enforce the terms of any Scheduled Investment or which would cause any Scheduled Investment to be subject to any valid offset, defense or counterclaim against the right of such Transferred Company or such Subsidiary to enforce the terms of such Scheduled Investment.

            (e) Since January 1, 1997, none of the Transferred Companies or any of their Subsidiaries has (i) purchased or otherwise invested in, or committed to purchase or otherwise invested in, any interest in real property (including without limitation any extension of credit secured by a mortgage or deed of trust), (ii) purchased or otherwise invested in, or committed to purchase or otherwise invest in, bonds, notes, debentures or other evidences of indebtedness rated lower than "Baa-" by Moody's Investors Service Inc. or "BBB-" by Standard & Poor's Corporation at the time of purchase, (iii) entered into any Contract with any Affiliate with respect to the purchase or other acquisition, sale or other disposition or allocation of any Scheduled Investment or (iv) entered into any Contract with respect to any foreign investments.

            3.23 Reserves; Statutory Capital; NAIC IRIS Ratios. (a) The insurance reserving practices and policies of First Re have not changed since December 31, 1996. The reserves carried on the statutory financial statements of First Re for the year ended December 31, 1997 for losses (including incurred but not reported losses), loss adjustment expenses, claims, uncollectible reinsurance and similar purposes (the "1997 Reserves") are reasonable and are in compliance with the requirements for reserves established by the Insurance Department of the State of Connecticut, were determined in accordance with generally accepted actuarial standards consistently applied, and are fairly stated in all material respects in accordance with sound actuarial standards. Seller has delivered to Buyer an accurate and complete copy of the preliminary actuarial report prepared by Tillinghast (the "Preliminary Actuarial Report") relating to the adequacy and reasonableness of the 1997 Reserves. All information and data provided by Seller or First Re to Tillinghast in connection with its preparation of the Preliminary Actuarial Report were true, correct and complete, and neither Seller nor First Re has any information which would lead Seller or First Re to believe that the conclusions set forth in the Preliminary Actuarial Report, including, without limitation, the conclusion relating to the amount of the 1997 Reserves, are inaccurate.

            (b) Since December 31, 1997, no reduction has occurred in First Re's reserves for Net Unpaid Losses and LAE other than reductions relating to the payment or settlement of insurance claims or the collection of salvage or subrogation, in either case in the ordinary course of business and consistent with past practice.

            (c) Seller has made available to Buyer as of the date hereof, and will have made available to Buyer as of the Closing Date, all information in Seller's or First Re's possession material to an evaluation of the adequacy of the statutory reserves of First Re as of the Closing Date for losses (including incurred but not reported losses), loss adjustment expenses, claims, uncollectible reinsurance and similar purposes.

            (d) To the Knowledge of Seller, for the year ended December 31, 1997, the relevant financial relationships specified under the Insurance Regulatory Information System ("IRIS") of the National Association of Insurance Commissioners ("NAIC") of First Re were all within the usual ranges specified by IRIS.

            3.24 Compliance with Law; Permits and Licenses. (a) Each of the Transferred Companies and their Subsidiaries is in compliance with all Applicable Laws. None of Seller, any Transferred Company, any Subsidiary of any Transferred Company or Homestead has received any written notice to the effect that any such Person is not in compliance with any Applicable Laws and, to the Knowledge of Seller, there are no currently existing circumstances that are likely to result in any such Person being in violation of any Applicable Laws.

            (b) Each of the Transferred Companies and their Subsidiaries holds all Permits necessary for the ownership and conduct of its business in each of the jurisdictions in which it conducts or operates its business, and, with respect to First Re, in which First Re will issue and renew any policy of insurance relating to the Program Business, and such Permits are in full force and effect. Except as set forth on the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement or the Other Transaction Documents will not result in any revocation, cancellation or suspension of any such Permit, and there are no pending or, to the Knowledge of Seller, threatened Actions with respect to revocation, cancellation, suspension or nonrenewal thereof, and, to the Knowledge of Seller, there has occurred no event which (whether with notice or lapse of time or both) will result in such a revocation, cancellation, suspension or nonrenewal thereof.

                  (c) The Disclosure Schedule includes an accurate and complete list of all final examination reports received by Seller from any Governmental Authority with respect to any Transferred Company or any Subsidiary of any Transferred Company, including, without limitation, First Re. Except for generally applicable legal requirements and as set forth on the Disclosure Schedule, there are no agreements or understandings between any Transferred Company or any Subsidiary of any Transferred Company and any Governmental Authority with respect to the payment of dividends or the maintenance of any reserves.

                  3.25 Written Insurance Policies; Regulatory Filings. (a) All policies and contracts of insurance and reinsurance entered into or issued, as the case may be, by First Re, or which are being entered into or issued by First Re as of the date hereof, are in compliance, and at their respective dates of issuance were in compliance, in all material respects, with all Applicable Laws and, to the extent required under Applicable Law, are on forms either approved by the appropriate Governmental Authorities in the jurisdictions where issued or which have been filed with and not objected to by such Governmental Authorities within the period provided for objection. Any premium rates with respect to insurance or reinsurance policies or contracts currently issued by First Re which are required to be filed with or approved by any Governmental Authorities have been so filed or approved in accordance with Applicable Law, and such premiums charged thereon conform thereto.

                  (b) The Disclosure Schedule sets forth an accurate and complete list of all underwriting management agreements to which any Transferred Company or any Subsidiary of a Transferred Company is a party.

                  3.26 Employees and Agents. (a) The Disclosure Schedule sets forth an accurate and complete list of all employees of each of the Transferred Companies and their Subsidiaries (the "Transferred Employees"), together with each such employee's position and present salary or compensation arrangement and amount of the last increase thereof. All Contracts between any Transferred Employee and Seller or any of its Affiliates are listed on the Disclosure Schedule. On the Closing Date, the Transferred Employees will be the only employees of the Transferred Companies and their Subsidiaries.

                  (b) The Disclosure Schedule sets forth as of the date hereof an accurate and complete list of all employees of Homestead who may become, subject to Section 5.13, employees of Oakley in connection with the underwriting by First Re or Buyer or any of Buyer's Affiliates of policies of insurance or reinsurance previously underwritten by Homestead (the "Homestead Employees"), together with each such employee's position and present salary or compensation arrangement and amount of the last increase thereof. All Contracts between any Homestead Employee and Seller or any of its Affiliates are listed on the Disclosure Schedule.

                  (c) (i) The Disclosure Schedule sets forth an accurate and complete list of all agents, brokers and other Persons through whom First Re has placed or sold insurance since January 1, 1995 (each, an "Agent"), including a list of any Contract with any such Agent. To the Knowledge of Seller, each Agent is duly licensed (to the extent that such licenses are required) in the jurisdictions where the Agent places or sells such insurance for First Re, and each Agent is duly authorized and appointed by First Re pursuant to any applicable insurance laws. All Contracts between any Agent and First Re are in compliance in all material respects with any applicable insurance laws. To the Knowledge of Seller, no Agent is the subject of, or party to, any disciplinary action or proceeding under any applicable insurance laws.

                   (ii) Except as set forth on the Disclosure Schedule, no Agent represented more than 5% of the gross premiums written by First Re or Oakley during the year ended December 31, 1996 or the nine months ended September 30, 1997.

                  (iii) To the Knowledge of Seller, no Agent intends to terminate or materially change their relationships with First Re as a result of the transactions contemplated by this Agreement.

                  3.27 Premium Balances Receivable. The premium balances receivable of First Re as reflected in the Convention Statements, to the extent uncollected on the date hereof, are valid and existing and represent monies due, and First Re has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, Encumbrances or conditions enforceable by third parties on or affecting any thereof. The Disclosure Schedule sets forth a list of each premium balance receivable in excess of $5,000 which is more than 90 days past due as of January 1, 1998 (showing as to each such receivable, the amount thereof and the date due).

                  3.28 Employee Benefit Plans; ERISA. (a) Each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), bonus, deferred compensation, stock option or other written Contract relating to employment or fringe benefits for employees, maintained or contributed to by any Transferred Company or any Subsidiary of any Transferred Company (collectively, the "Plans") is listed on the Disclosure Schedule, is in substantial compliance with any and all Applicable Laws and has been administered and operated in all material respects in accordance with its terms.

                  (b) Each Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No Plan is subject to Title IV of ERISA, Part 3 of Subtitle B of Title I of ERISA or the minimum funding requirements of Section 412 of the Code. Other than with respect to the Plans, neither Seller nor any of its Affiliates has any Liability under any employee benefit plan, bonus, deferred compensation, stock option or other written Contract relating to employment or fringe benefits for employees.

                  (c) Neither Seller, any Affiliate of the Seller nor any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. None of Seller or any of its Affiliates has maintained any Plan (other than a Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code) which provides benefits with respect to employees or former employees of any Transferred Company or any Subsidiary of any Transferred Company following their termination of service with such Transferred Company or such Subsidiary (other than as required pursuant to Section 601 of ERISA).

                  (d) No individual shall accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the transactions contemplated by this Agreement. No material Liability, audit or Action has been incurred, made, commenced or, to the Knowledge of Seller, threatened, by or against Seller or any of its Affiliates with respect to any Plan (other than for benefits payable in the ordinary course).

                  (e) No Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), and neither any Transferred Company nor any Subsidiary of any Transferred Company has been obligated to contribute to any multiemployer plan. No material Liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for benefits payable in the ordinary course or Pension Benefit Guaranty Corporation insurance premiums) or
Section 412(f) or (n) of the Code by any entity required to be aggregated with any Transferred Company or any Subsidiary of any Transferred Company pursuant to
Section 4001(b) of ERISA and/or Section 414(b) or (c) of the Code (and the regulations promulgated thereunder) with respect to any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) which is not a Plan.

                  (f) With respect to each Plan, Seller has delivered or made available to Buyer complete and accurate copies of the following documents, as applicable, for each respective Plan: (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent Internal Revenue Service determination letter and, if a request for such a letter has been filed and is currently pending with the Internal Revenue Service, a copy of such filing; (v) the three most recently prepared Forms 5500;
(vi) the three most recently prepared actuarial valuation reports; (vii) the most recently prepared financial statements; and (viii) all material related Contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

                  3.29 Transactions with Certain Persons. (a) Neither any officer, director or employee of Seller, any Transferred Company or any Subsidiary of any Transferred Company nor, to the Knowledge of Seller, any member of any such Person's immediate family is presently a party to any material transaction with either a Transferred Company or any Subsidiary of a Transferred Company, including, without limitation, any Contract or other arrangement (i) providing for the furnishing of material services by, (ii) providing for the rental of material real or personal property from, or (iii) otherwise requiring material payments to (other than for services as officers, directors or employees of such Transferred Company or such Subsidiary) any such Person.

                  (b) The Disclosure Schedule identifies (i) all Contracts or other arrangements in existence or effect as of the date hereof between any Transferred Company or any Subsidiary of any Transferred Company, on the one hand, and Seller or any of its Affiliates (other than the Transferred Companies and their

Subsidiaries), on the other hand, and (ii) any payments, reimbursements and other distributions of any nature whatsoever made since January 1, 1997 by any Transferred Company or any Subsidiary of any Transferred Company, on the one hand, to Seller or any of its Affiliates (other than the Transferred Companies and their Subsidiaries), on the other hand. All such payments, reimbursements and other distributions were made in compliance with any Applicable Laws and the terms of any applicable Contracts.

                  (c) Except as set forth on the Disclosure Schedule, since January 1, 1997, Seller and each Transferred Company and/or any of its Subsidiaries have not settled any intercompany trade receivables and payables, other than in the ordinary course of business consistent with past practice.

                  (d) Except as set forth on the Disclosure Schedule, since January 1, 1997, Seller has not changed any of its policies or procedures applicable to creation or settlement of intercompany charges with any Transferred Company or any Subsidiary of any Transferred Company. Except as set forth on the Disclosure Schedule, since January 1, 1997, Seller has allocated expenses among its Affiliates (including the Transferred Companies and their Subsidiaries) in a fair and reasonable manner.

                  3.30 Taxes. For purposes of this Section 3.30, any reference to a Transferred Company shall include any corporation which merged or was liquidated with and into the Transferred Company.

                  (a) All Tax Returns which are required to be filed by, or with respect to, a Transferred Company or any Subsidiary thereof on or prior to the Closing Date (the "Company Returns") have been, or will be, timely filed.

                  (b) The Company Returns are true, complete and accurate in all material respects.

                  (c) All Taxes due and payable by or with respect to each Transferred Company and its Subsidiaries (whether or not shown on any Tax Return) have been, or prior to the Closing Date will be, timely paid.

                  (d) There is no claim, audit or Action now pending or, to the Knowledge of Seller, threatened against a Transferred Company or any of its Subsidiaries with respect to any Tax for which the Transferred Company or its Subsidiaries could be liable.

                  (e) Neither a Transferred Company nor any Subsidiary thereof is delinquent in the payment of any Tax.

                  (f) No extension or waiver of the statute of limitations period applicable to any Taxes or any Company Return, which period (after giving effect to such extension or waiver) has not yet expired, has been granted by or with respect to any Transferred Company or any Subsidiary thereof.

                  (g) The statute of limitations for the assessment of all income, employment or premiums Taxes has expired for all applicable Tax Returns of the Transferred Companies and their Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through January 31, 1993, and no deficiency for any such Taxes has been proposed, asserted or assessed against a Transferred Company or any Subsidiary thereof that has not been resolved or paid in full.

                  (h) No Tax Ruling has been received and no Closing Agreement has been entered into by or with respect to a Transferred Company or any Subsidiary thereof that would have a continuing adverse effect after the Closing Date. "Tax Ruling" shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement" shall mean a written and legally binding agreement with a taxing authority relating to Taxes. There are no requests for rulings or determinations in respect of any Tax pending between a Transferred Company or any Subsidiary thereof and any taxing authority.

                  (i) Neither a Transferred Company nor any Subsidiary thereof is a party to any Tax allocation or sharing agreement other than a Tax Allocation Agreement between Seller and its Subsidiaries. Neither a Transferred Company nor any Subsidiary thereof is currently under any obligation to pay any amounts as a result of being party, or having been party, to any Tax sharing agreement other than the Tax Allocation Agreement between Seller and its Subsidiaries.

                  (j) Neither a Transferred Company nor any Subsidiary thereof is currently under any express or implied obligation to indemnify any other person for Taxes other than under the Tax Allocation Agreement between the Seller and its Subsidiaries.

                  (k) There are no Encumbrances for Taxes upon the assets of any Transferred Company or any Subsidiary thereof.

                  (l) Neither a Transferred Company nor any Subsidiary thereof will be required to include any adjustment in taxable income for any tax period ending after the Closing Date under Section 481(a) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a voluntary change in method of accounting for a taxable period ending before, or beginning before and ending after, the Closing Date or pursuant to the provisions of any agreement entered into with any taxing authority with regard to the Tax liability of the Transferred Company or any Subsidiary thereof and, to the Knowledge of Seller, the Internal Revenue Service has not proposed any such adjustment or change in accounting method.

                  (m) All Taxes which a Transferred Company or any Subsidiary thereof is required by law to withhold, collect and pay over with respect to amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable within the time and in the manner prescribed by law, rules and regulations relating to the payment and withholding of Taxes.

                  (n) Neither a Transferred Company nor any Subsidiary thereof has filed (or will file prior to Closing) a consent pursuant to Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as that term is defined in Section 341(f)(4) of the Code) owned by the Transferred Company or any Subsidiary thereof.

                  (o) Neither a Transferred Company nor any Subsidiary thereof is a party to any Contract that would result, separately, or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (p) No power of attorney currently in force has been granted by any Transferred Company or any Subsidiary thereof concerning any Tax matter.

                  (q) Seller, the Transferred Companies and their Subsidiaries have made available to Buyer complete and accurate copies of all Tax Returns relating to Taxes based on net income, and any amendments thereto, filed by or on behalf of Seller, the Transferred Companies and their Subsidiaries for the years ended 1996, 1995 and 1994.

                  (r) No property of a Transferred Company or any Subsidiary thereof is property that the Transferred Company or Subsidiary or any other party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

                  3.31 Insurance. The Disclosure Schedule sets forth, as of the date hereof, an accurate and complete list of all policies of insurance relating to the assets, properties, business, operations, employees, officers or directors of the Transferred Companies and their Subsidiaries. The Disclosure Schedule also describes each pending claim under any of such policies of more than $10,000 and sets forth the aggregate amounts paid out under each such policy through the date hereof. Such policies are valid and binding in accordance with their terms and are in full force and effect and insure against risks and liabilities customary for the businesses in which the Transferred Companies and their Subsidiaries are engaged. Neither Seller nor any Transferred Company or any of its Subsidiaries has received a notice of cancellation or nonrenewal of any such policy and, to the Knowledge of Seller, no state of facts exists which might form the basis for termination of any such policy. Each of the Transferred Companies and their Subsidiaries has, or has made or will make provision for, insurance coverage consistent with current practices through the Closing Date. None of the insurance policies for the benefit of the Transferred Companies and their Subsidiaries is in default, and neither Seller nor any Transferred Company nor any Subsidiary of a Transferred Company has failed to give any notice or present any claim thereunder in due or timely fashion or as required by any of such insurance policies so as to jeopardize full recovery under such policies. Seller or the Transferred Companies and their Subsidiaries paid or will pay all premiums payable for periods through the Closing Date with respect to such insurance policies.

                  3.32 Environmental Laws. To the Knowledge of Seller, except as set forth on the Disclosure Schedule: (i) each of the Transferred Companies and each of its Subsidiaries is in compliance with all applicable Environmental Laws, and possesses and is in compliance with all Environmental Permits required under such laws for the conduct of its business and operations, (ii) there are no past, present or future events, conditions, circumstances, practices, plans or legal requirements that would reasonably be expected to prevent any Transferred Company or any of its Subsidiaries from, or increase the burden on any Transferred Company or any of its Subsidiaries in, complying with applicable Environmental Laws or obtaining, renewing or complying with all Environmental Permits required under such laws for the conduct of its business and operations, and (iii) there are and have been no conditions at any property owned, operated or otherwise used by any Transferred Company or any of its Subsidiaries now or in the past, or at any other location, that would reasonably be expected to give rise to Liability of any Transferred Company or any of its Subsidiaries under any Environmental Law.

                  3.33 Preferred Shares. The Preferred Shares to be acquired under this Agreement will be acquired by Seller for its own account and not for the purpose of a public distribution. Seller will refrain from transferring or otherwise disposing of any of the Preferred Shares acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act or any applicable state securities law regulating the disposition thereof or any provision of the Shareholders' Agreement. Seller agrees that the certificates representing the Preferred Shares have not been registered under the Securities Act or any state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

                  3.34 Collective Bargaining; Labor Disputes; Compliance. No general work stoppage or other significant labor dispute with respect to any Transferred Company or any Subsidiary of any Transferred Company is pending or, to the Knowledge of Seller, threatened, and no application for certification of a collective bargaining agent is pending or, to the Knowledge of Seller, threatened with respect to the business of any Transferred Company or any Subsidiary of any Transferred Company. No employees of any Transferred Company or any Subsidiary of any Transferred Company are covered by a collective bargaining agreement. Each of the Transferred Companies and their Subsidiaries has complied in all material respects with all Applicable Laws relating to the employment and safety of labor, including provisions relating to wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, and all Applicable Laws regarding occupational safety and health with respect to employees employed by it.

                  3.35 No Brokers. Except as set forth on the Disclosure Schedule, none of Seller or any of its Affiliates has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement. Seller is solely responsible for any payment, fee or commission that may be due to any of the Persons listed on the Disclosure Schedule in connection with the transactions contemplated hereby.

                  3.36 Absence of a Seller Material Adverse Effect. Except as set forth on the Disclosure Schedule, since January 1, 1997, there has been no event or occurrence which has had, or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect; provided, however, to the extent such effect results from any of the following, such effect shall not be considered a Seller Material Adverse Effect: (a) general conditions applicable to the economy of the United States, including changes in interest rates, and (b) conditions generally affecting the property and casualty insurance industry.

                  3.37 No Other Agreements. None of Seller or any of its Affiliates has any Contract, absolute or contingent, with any other Person to sell the capital stock, assets or business of any Transferred Company or any Subsidiary of any Transferred Company or to effect any merger, consolidation or other reorganization of any Transferred Company or any Subsidiary of any Transferred Company or to enter into any agreement with respect thereto.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

           Buyer hereby represents and warrants to Seller as follows:

                  4.1 Organization of Buyer. Each of Buyer and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has full corporate power and authority to own, operate and lease its properties and to conduct its business as it is presently being conducted. Buyer has full corporate power and authority to enter into and to perform its obligations under this Agreement and under the Other Transaction Documents.

                  4.2 Authorization. The execution, delivery and performance of this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the Other Transaction Documents and the transactions contemplated hereby and thereby. Each of this Agreement and the Other Transaction Documents has been or will be duly executed and delivered by Buyer and, assuming the due execution by the other parties hereto and thereto, constitutes or will constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally and by general principles of equity.

                  4.3 Conflict or Violation. Neither the execution and delivery of this Agreement or any Other Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, will result in (a) a violation of or a conflict with any provision of the certificate of incorporation or bylaws of Buyer or any of its Subsidiaries, (b) a breach of, or a default under, any term or condition of, or otherwise cause any impairment of, any Contract, indebtedness, Encumbrance, franchise, Permit, authorization or concession to which Buyer or any of its

Subsidiaries is a party or is subject or by which any of their respective assets or properties are bound, (c) a violation by Buyer or any of its Subsidiaries of any Applicable Law, (d) other than those Encumbrances or restrictions which arise in connection with any financing arrangement undertaken by Buyer in connection with the transactions contemplated hereby, the imposition of any material Encumbrance or other restriction on the business of Buyer or any of its Subsidiaries or on any of their respective assets, or (e) any right of termination, cancellation or acceleration under any Contract to which Buyer or any of its Subsidiaries is a party or by or to which it or any of their respective assets or properties may be bound or subject.

                  4.4 Consents and Approvals. Except as set forth on Schedule 4.4, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, or any other Person, is required to be made or obtained by Buyer or any of its Subsidiaries on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or any Other Transaction Document or the consummation of the transactions contemplated hereby or thereby. At such time as all conditions to the transactions to be consummated hereby have otherwise been satisfied, no vote of the holders of any class or series of Buyer's capital stock not theretofore obtained will be necessary or required (under Applicable Law or otherwise) to approve this Agreement and the transactions contemplated hereby.

                  4.5 Capital Stock. (a) The authorized capital stock of Buyer consists of 15,000,000 shares of Common Stock of which 6,688,340 shares (as such number may be adjusted for any shares of Common Stock issued in respect of the options and warrants set forth on Schedule 4.5 which are exercised between the date hereof and Closing) are issued and outstanding, and 1,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding and 30,000 of which have been designated Convertible Preferred Stock.

                  (b) All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and represent the only shares of capital stock of Buyer which are issued and outstanding. Except with respect to the Convertible Preferred Stock and as set forth on Schedule 4.5, there are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind outstanding for the purchase of, nor any securities convertible or exchangeable for, any equity interests of Buyer. Except as contemplated by the Registration Rights Agreement, no Person has any registration rights with respect to any securities of the Buyer or any of its Subsidiaries.

                  (c) The Preferred Shares will, when issued and delivered pursuant to Sections 2.3 and 2.7, be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any Encumbrances (except Encumbrances arising as a result of any action taken by Seller or any of its Affiliates or which arise as a result of the escrow arrangements contemplated by Sections 2.3, 2.6, 2.7, 2.8 and 2.9 hereof).

                  (d) On the Closing Date, the number of shares of Common Stock, sufficient for issuance to effect the conversion of all of the Preferred Shares, will be reserved by Buyer. Following the Closing Date, Buyer will, at any time, have reserved the number of shares of Common Stock sufficient for issuance to effect the conversion of the Preferred Shares outstanding at such time. The shares of the Common Stock issuable upon conversion of the Preferred Shares will, when issued and delivered, be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any Encumbrances (except Encumbrances arising as a result of any action taken by Seller or any of its Affiliates or which arise as a result of the escrow arrangements contemplated by Sections 2.3, 2.6, 2.7, 2.8 and 2.9 hereof).

                  (e) Except as contemplated by the Shareholders' Agreement, to the Knowledge of Buyer, there are no voting trusts or other written agreements or understandings with respect to the voting of shares of the capital stock of Buyer.

                  3.6 SEC Reports; Company Financial Statements. Since January 1, 1995, Buyer has timely filed all reports, schedules, registration statements, definitive proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the Securities and Exchange Commission ("SEC") under the Securities Act, or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (as such documents have since the time of their filing been amended, the "Buyer SEC Documents"). As of their respective dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or in the case of unaudited statements as may be permitted by Form 10-Q) and fairly present (subject, in the case of the unaudited financial statements, to normal, recurring audit adjustments) the consolidated financial position of Buyer and its Subsidiaries as at the dates thereof and the consolidated results of their operations, changes in stockholders' equity and cash flows for the periods then ended.

                  4.7 No Brokers. Except as set forth on Schedule 4.7, none of Buyer or any of its Affiliates has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement. Buyer is solely responsible for any payment, fee or commission that may be due to any of the Persons listed on
Schedule 4.7 in connection with the transactions contemplated hereby.

                  4.8 Legal Matters. Except as described in the Buyer SEC Documents, there are no Actions pending or, to the Knowledge of Buyer, threatened against or relating to Buyer or any of its Subsidiaries or their respective properties or assets that individually or in the aggregate could reasonably be expected to have a Buyer Material Adverse Effect. Except as described in the Buyer SEC Documents, neither Buyer nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction or decree of any Governmental Authority applicable to it or to its respective properties or assets, which default constitutes, or could reasonably be expected to constitute, a Buyer Material Adverse Effect.

                  4.9 Compliance with Law; Permits and Licenses. (a) Except as described in the Buyer SEC Documents, each of the Buyer and its Subsidiaries is in compliance with all Applicable Laws. None of the Buyer or any of its Subsidiaries has received any written notice to the effect that any of Buyer or any of its Subsidiaries is not in compliance with any such Applicable Laws and, to the Knowledge of Buyer, there are no currently existing circumstances that are reasonably likely to result in violations of any such Applicable Laws.

                  (b) Except as described in the Buyer SEC Documents, each of the Buyer and its Subsidiaries holds all Permits necessary for the ownership and conduct of its business in each of the jurisdictions in which it conducts or operates its business, and such Permits are in full force and effect. The consummation of the transactions contemplated by this Agreement or the Other Transaction Documents will not result in any revocation, cancellation or suspension of any such Permit, and there are no pending or, to the Knowledge of Buyer, threatened Actions with respect to revocation, cancellation, suspension or nonrenewal thereof, and, to the Knowledge of Buyer, there has occurred no event which (whether with notice or lapse of time or both) will result in such a revocation, cancellation, suspension or nonrenewal thereof.

                  4.10 Absence of a Buyer Material Adverse Effect. Except as disclosed in the Buyer SEC Documents, since January 1, 1997, there has been no event or occurrence which has had, or could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; provided, however, to the extent such effect results from any of the following, such effect shall not be considered a Buyer Material Adverse Effect: (a) general conditions applicable to the economy of the United States, including changes in interest rates, (b) conditions generally affecting the property and casualty insurance industry, or (c) conditions or effects resulting from Buyer's participation in the transactions contemplated hereby.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS
                               OF SELLER AND BUYER

                  5.1 Maintenance of Business and Preservation of Permits and Services. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Section 11.1, Seller shall:

                  (a) cause each of the Transferred Companies and their Subsidiaries to conduct its business in the ordinary course and consistent with past practice and to use reasonable commercial efforts to (i) preserve intact its business organization, (ii) preserve the goodwill and business relationships with suppliers, customers, licensees, licensors, agents, reinsurers and all others having business relationships with it, (iii) keep available the services of its respective present officers, employees, consultants and agents, (iv) defend and protect its assets from infringement or usurpation, (v) perform all of its obligations under all Contracts relating to or affecting its assets or its business, (vi) conduct its business in such a manner so that the representations and warranties contained in Article III hereof shall continue to be true, complete and accurate on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date in a manner so as to satisfy the condition set forth in Section 7.1, (vii) maintain its books, accounts and records in the usual manner consistent with past practice and (viii) comply in all material respects with all Applicable Laws; and

                  (b) not permit any Transferred Company or any Subsidiary of any Transferred Company to undertake any of the actions specified in Section 3.7 hereof.

                  5.2 Additional Financial Statements. (a) From the date hereof to the Closing Date, Seller shall prepare, and promptly deliver to Buyer, monthly unaudited financial statements for each of the Transferred Companies and its Subsidiaries in scope and detail reasonably satisfactory to Buyer. Such financial statements will have been prepared in the ordinary course of business on a basis consistent with the financial statements referenced in Section 3.18(b) and will present fairly the information contained therein.

                  (b) Promptly after they become available, Seller shall furnish to Buyer all statutory statements of First Re for any calendar years or quarters ending after September 30, 1997 but prior to the Closing Date. Such statutory statements shall have been prepared on a basis consistent with the Convention Statements, and, with respect to the financial statements included therein, in accordance with SAP.

                  (c) From the date hereof to the Closing Date, Seller will (i) provide to Buyer a monthly management report in scope and detail reasonably satisfactory to Buyer; (ii) provide to Buyer a monthly statement of investments in detail reasonably satisfactory to Buyer and (iii) provide to Buyer a monthly list of all claims paid under any insurance or reinsurance policy issued by First Re in excess of $10,000. Each such report or statement shall present fairly the information set forth therein in accordance with accounting policies and procedures consistent with past practice.

                  (d) From the date hereof to the Closing Date, Buyer shall prepare, and promptly deliver to Seller, monthly unaudited consolidated financial statements for Buyer and its Subsidiaries. Such financial statements will have been prepared in the ordinary course of business in accordance with GAAP and will present fairly the information contained therein.

                  5.3 Investigation. (a) From the date hereof through the Closing Date, Seller shall, and shall cause each of the Transferred Companies and their Subsidiaries to, allow Buyer and its authorized agents and representatives complete access, upon reasonable notice and during normal business hours, to all Contracts and information of or relating to the assets, Liabilities, operations, personnel and other aspects of the business of Seller and its Subsidiaries in connection with the Buyer's investigation of matters related to the transactions contemplated by this Agreement and Buyer's examination of the condition of the Seller and its Subsidiaries in order to verify the representations and warranties of Seller hereunder; provided, however, that any information obtained from Seller or any of its Affiliates in connection with such investigation and examination shall be deemed to be subject to the Buyer Confidentiality Agreement; and provided, further, that Buyer's investigation shall be conducted in such a manner as not to interfere unreasonably with the business and operations of Seller and its Subsidiaries. Seller shall cause its employees and the employees of its Subsidiaries to provide reasonable assistance to Buyer in connection with its investigation and examination. No investigation or examination pursuant to this Section 5.3(a) shall affect any representations or warranties of Seller or the conditions to the obligations of Seller. Notwithstanding any right of Buyer to investigate and examine the affairs of the Transferred Companies and their Subsidiaries and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or examination, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of Seller contained in this Agreement.

                  (b) From the date hereof through the Closing Date, Buyer shall allow Seller and its authorized agents and representatives access, upon reasonable notice and during normal business hours, to all Contracts and information of or relating to the assets, Liabilities and operations of Buyer and its Subsidiaries which are located at the principal office of Buyer in New York, New York in connection with Seller's examination of the condition of Buyer and its Subsidiaries in order to verify the representations and warranties of Seller hereunder; provided, however, that, to the extent any information reasonably requested by Seller or any of its agents or representatives is not available at Buyer's principal office in New York, New York, Buyer hereby agrees to use its commercially reasonable efforts to obtain and make such information available to Seller or such agent or representative. Any examination by Seller or any of its agents or representatives conducted pursuant to this Section 5.3(b) shall be conducted in such a manner as to not interfere unreasonably with the business and operations of Buyer and its Subsidiaries and any information obtained in connection with such examination shall be subject to the Seller Confidentiality Agreement. Buyer shall cause the officers of Buyer to provide reasonable assistance to Seller in connection with its examination. No investigation or examination pursuant to this Section 5.3(b) shall affect any representation or warranty of Buyer or the conditions to the obligations of Buyer. Notwithstanding any right of Seller to investigate and examine the affairs of Buyer and its Subsidiaries and notwithstanding any knowledge of facts determined or determinable by Seller pursuant to such investigation or examination, Seller has the right to fully rely upon the representations, warranties, covenants and agreements of Buyer contained in this Agreement.

                  5.4 Regulatory Matters; Third Party Consents. (a) From the date hereof through the Closing Date, Buyer and Seller shall cooperate with each other and use their respective commercially reasonable efforts promptly to prepare and file all necessary documentation with, and to obtain as promptly as practicable all Permits of, all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, any filings under the HSR Act or in connection with the underwriting by First Re or Buyer or any of Buyer's Affiliates of any policies of insurance or reinsurance previously underwritten by Homestead. Buyer and Seller shall have the right to review in advance, and shall consult with the other on, in each case subject to any laws relating to the exchange of information, all the information relating to Seller, any Transferred Company and any Subsidiary of a Transferred Company or Buyer, as the case may be, and any of their respective Affiliates (other than any stockholder of Seller), which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all Permits of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the underwriting by First Re or Buyer or any of Buyer's Affiliates of any policies of insurance or reinsurance previously underwritten by Homestead, and each party shall keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, including, without limitation, the underwriting by First Re or Buyer or any of Buyer's Affiliates of any policies of insurance or reinsurance previously underwritten by Homestead. The party responsible for any such filing shall promptly deliver to the other party evidence of the filing of all applications, filings, registrations and notifications relating thereto, and the filing of any supplement, amendment or item of additional information in connection therewith. The party responsible for a filing shall also promptly deliver to the other party a copy of each material notice, order, opinion and other item of correspondence received by such filing party from any Governmental Authority in respect of any such application. In exercising the foregoing rights and obligations, Buyer and Seller shall act reasonably and as promptly as practicable.

                  (b) From the date hereof through the Closing Date, Buyer and Seller shall, upon request, furnish each other with all information concerning themselves and their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Buyer or Seller, as the case may be, or any of its respective Affiliates, to any Governmental Authority in connection with the transactions contemplated by this Agreement.

                  (c) From the date hereof through the Closing Date, Buyer and Seller shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement, including, without limitation, the underwriting by First Re or Buyer or any of Buyer's Affiliates of any policies of insurance or reinsurance previously underwritten by Homestead, which causes such party to believe that there is a reasonable likelihood that the requisite consent or approval will not be obtained or that the receipt of such consent or approval will be materially delayed.

                  5.5 Notification of Certain Matters. (a) From the date hereof through the Closing Date, each of Seller and Buyer shall give prompt written notice to the other party of (i) the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder.

                  (b) From the date hereof through the Closing Date, (i) Seller shall promptly inform Buyer of any communication (whether oral or written) received by Seller or First Re or any of their Affiliates from A.M. Best Company Inc. ("A.M. Best") which expressly provides that A.M. Best will downgrade First Re's claims paying ability rating or that A.M. Best is reviewing such rating for a potential downgrade and (ii) Buyer shall inform Seller of any communication (whether oral or written) received by Buyer from A.M. Best which expressly provides that A.M. Best will downgrade Buyer's claims paying ability rating.

                  5.6 Exclusivity.  From the date hereof through the Closing
Date:

                  (a) Seller and each of its Affiliates shall cease any discussions or negotiations with any third party regarding (i) any merger, sale of assets not in the ordinary course of business, acquisition, business combination, change of control, bulk reinsurance transaction or other similar transaction involving any Transferred Company or any Subsidiary of any Transferred Company, (ii) any purchase or other acquisition by any Person of any shares of the capital stock of any Transferred Company or any Subsidiary of any Transferred Company, or

(iii) any sale or issuance by any Transferred Company or any Subsidiary of any Transferred Company of any shares of its capital stock (collectively, "Prohibited Transactions");

                  (b) None of Seller, the Transferred Companies or any of their Subsidiaries shall, nor shall any of them authorize or permit any of their respective directors, officers, employees, representatives, agents or Affiliates to, directly or indirectly, solicit, initiate, encourage, respond favorably to, permit or condone inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any Person (other than Buyer and its directors, officers, employees, representatives and agents) concerning a Prohibited Transaction;

                  (c) Seller shall promptly advise Buyer of, and communicate to Buyer the terms and conditions of (but not the identity of the Person making), any bona fide inquiry or proposal received concerning a Prohibited Transaction; and

                  (d) Seller shall use its best efforts to enforce the terms of any confidentiality or standstill agreements with third parties relating to any Transferred Company or any Subsidiary of any Transferred Company or any of the business, assets or employees of any of the foregoing and to require any such third party to return any confidential information regarding any of the foregoing which they may have obtained pursuant to any such agreement. All of Seller's rights in and to such confidentiality and standstill agreements shall be assigned to Buyer upon the occurrence of the Closing.

                  5.7 Cooperation; Accounting and Other Matters. Prior to the Closing Date, Seller shall, and Seller shall cause each of the Transferred Companies and their Subsidiaries, and the officers, employees, accountants and other representatives of such companies to, cooperate with Buyer in respect of any proposed public offering or private placement of securities, or arrangement of financing by Buyer, the proceeds of which are to be used to finance a portion of the Purchase Price of the Shares by Buyer, and, without limitation of the foregoing, shall cause to be prepared, at Buyer's expense, such financial statements of the Transferred Companies and their Subsidiaries as may be required by the rules and regulations of the Commission promulgated under the Securities Act. Seller shall also use its commercially reasonable efforts to cause its independent public accountants who were responsible for preparing any such financial statements to deliver, at Buyer's expense, any "cold comfort" or similar letters as are customary in connection with the proposed offering of securities by Buyer.

                  5.8 Investment Portfolio. From the date hereof through the Closing Date, Seller shall cause each of the Transferred Companies and their Subsidiaries not to change its investment managers or alter its investment guidelines or criteria (accurate and complete copies of which have been provided by Seller to Buyer) without the prior written approval of Buyer.

                  5.9 Use of Name. On the Closing Date, Seller shall execute an assignment to Buyer and the Transferred Companies and their Subsidiaries of all rights held by Seller or any of its Affiliates (other than the Transferred Companies and their Subsidiaries), and each of the Transferred Companies shall execute an assignment to Seller of all rights held by such Transferred Company or any Subsidiary of such Transferred Company, to all of the logos, names, marks or other proprietary rights, if any, used primarily or exclusively in the business of (a) the Transferred Companies and their Subsidiaries or (b) Seller and its Affiliates (other than the Transferred Companies and their Subsidiaries), as the case may be, in form reasonably satisfactory to counsel for the Person receiving each acknowledgment.

                  5.10 Intercompany Payments. (a) Notwithstanding any other provision of this Agreement to the contrary, except as set forth in Section 5.10(b) or on the Disclosure Schedule, from the date hereof through the Closing Date, the Seller shall not permit any of the Transferred Companies and their Subsidiaries to make any payments, reimbursements or any other distributions of any nature whatsoever, other than any payment, reimbursement or distribution relating to payroll or which otherwise does not individually exceed $5,000 or in the aggregate, with all other payments, reimbursements and distributions, exceed $100,000, to the Seller or any of its Affiliates (other than the Transferred Companies and their Subsidiaries) without the prior written consent of Buyer. Any expenses allocated by Seller during the period from the date hereof through the Closing Date to the Transferred Companies and their Subsidiaries shall be allocated in a fair and reasonable manner.

                  (b) All outstanding intercompany account balances (other than those relating to Taxes and those under or relating to reinsurance contracts and arrangements) between any Transferred Company and any of its Subsidiaries, on the one hand, and Seller and any of its Affiliates (other than such Transferred Company and its Subsidiaries), on the other hand, as of the Closing shall be settled in accordance with the financial terms of such intercompany accounts (but irrespective of the terms of payment of such intercompany accounts) in the manner provided in this Section 5.10. At least five Business Days prior to the Closing, Seller shall prepare and deliver to Buyer a statement setting out in reasonable detail the calculation of all such intercompany account balances based upon the latest available financial information as of such date and, to the extent reasonably requested by Buyer, provide Buyer with supporting documentation to verify the underlying intercompany charges and transactions. All such intercompany account balances shall be paid in full in cash at the time of or prior to the Closing. All intercompany accounts relating to Taxes shall be governed by Article 10.

                  (c) As promptly as practicable, but no later than 30 days after the Closing Date, Seller shall cause to be prepared and delivered to Buyer a statement setting out in reasonable detail the calculation of such intercompany account balances as of the Closing Date (giving effect to any settlement under Sections 5.10(a) and (b) and any other payments). Buyer and Seller shall cooperate in the preparation of any such calculation including the provision of supporting documentation to verify the underlying intercompany charges, transactions and payments. If Buyer disagrees with Seller's calculation of such intercompany balances Buyer may, within 20 days after delivery of such statement, deliver a notice to Seller disagreeing with such calculation and setting forth Buyer's calculation of such amount. If Buyer and Seller are unable to resolve such disagreement within 10 days thereafter, any remaining disputed intercompany balances shall be resolved by an Independent Accounting Firm, which resolution shall be final, binding and conclusive on Buyer and Seller. The net amount of any such intercompany balance shall be paid in cash promptly thereafter, together with interest thereon from and including the Closing Date to but excluding the date of payment at a rate equal to 5% per annum. Such interest shall be payable at the same time as the payable to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed. The fees and disbursements of the Independent Accounting Firm shall be allocated between Buyer and Seller in the same proportion that the aggregate amount of remaining disputed intercompany balances so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed intercompany balances so submitted.

                  (d) Buyer and Seller agree that any adjustments made pursuant to Section 2.6 and this Section 5.10 shall be made without duplication.

                  5.11 Maintenance of Records. Through the Closing, each of the Transferred Companies shall maintain the Records in all material respects in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. From and after the Closing, each of the parties shall permit the other party reasonable access to any applicable Records in its possession, and the right to duplicate such Records, to the extent that the requesting party has a reasonable business purpose for requesting such access or duplication. Each party hereto shall notify the other party of any extension of any applicable statute of limitations related to such Records and neither party shall permit the destruction of any such Records without obtaining the prior written consent of the other party. Notwithstanding any other provision of this
Section 5.11, access to any Records may be denied to the requesting party if the other party is required under Applicable Law to deny such access.

                  5.12 Repayment of Indebtedness and Release of Liens. At the Closing, Seller shall, to the extent required to enable the Shares to be sold free and clear of all Encumbrances, cause to be paid in full or defeased all obligations of Seller or any of its Affiliates under the debt instruments set forth on the Disclosure Schedule, which debt instruments constitute all of the debt instruments of Seller or any of its Subsidiaries relating to indebtedness for borrowed money, and shall obtain such other required consents, releases or waivers to enable the Shares to be sold free and clear of all Encumbrances which relate to such debt instruments.

                  5.13 Employees. From the date hereof through the Closing, Seller hereby agrees to cause the Transferred Companies and their Subsidiaries not to employ any Person, other than the Transferred Employees, unless Buyer has consented in writing to the employment of the applicable Person by the applicable Transferred Company or Subsidiary.

                  5.14 Additional Insurance Coverage. Prior to Closing, Seller shall extend, at Seller's expense, the current directors and officers insurance coverage and errors and omissions insurance coverage of Seller for a period of two years following the Closing Date to indemnify John Dore for any Losses arising from any acts or omissions of Mr. Dore prior to the Closing in connection with his employment by or his provision of services to Seller or any of its Subsidiaries (including the Transferred Companies).

                  5.15 Satisfaction of Obligations to Employees. On or prior to Closing, Seller shall pay any and all payments which directly or indirectly have accrued, increased, vested or accelerated, or will accrue, increase, vest or accelerate, as a result of the transactions contemplated by this Agreement under any Contract between any Transferred Employee, on the one hand, and Seller or any of its Affiliates, on the other hand, including any Contract relating to any options or warrants to purchase any of the capital stock of Seller or any of its Affiliates. Seller agrees that neither Buyer nor any of its Affiliates (including, after the Closing Date, the Transferred Companies and their Subsidiaries) shall have any Liability as a result of the consummation of the transactions contemplated by this Agreement or otherwise to any Transferred Employee or to Seller or any of its Affiliates with respect to any options or warrants to purchase, or any other securities convertible into or exchangeable for, any shares of the capital stock of Seller or any of its Affiliates.

                  5.16 Reserves. (a) From the date hereof through the Closing, Seller shall not, and shall cause First Re not to, release any of First Re's reserves for Net Unpaid Losses and LAE other than in connection with the payment or settlement of insurance claims or the collection of salvage or subrogation, in either case in the ordinary course of business and consistent with past practice.

                  (b) Prior to the Closing, Seller shall deliver to Buyer an accurate and complete copy of the final actuarial report prepared by Tillinghast (the "1997 Reserve Report") relating to the adequacy and reasonableness of the 1997 Reserves. Seller shall cause First Re to report on its convention statement for the year ended December 31, 1997, as filed with the Department of Insurance of the State of Connecticut, 1997 Reserves that are at least $3.05 million in excess of the point amount of 1997 Reserves that Tillinghast recommended in the 1997 Reserve Report be reported by First Re in such convention statement.

                  5.17 Escrow Agreement. At Closing, Buyer and Seller shall execute and deliver the Escrow Agreement.

                  5.18 Distribution of Homestead Shares. Prior to the Closing Date, Seller shall cause all shares of the capital stock of Homestead owned by First Re to be distributed as a dividend to Seller.

                  5.19 Corinthian Policies. On or prior to the Closing, Seller shall use its commercially reasonable efforts to cause First Re to enter into an indemnity reinsurance agreement (the "Corinthian Reinsurance Agreement") with a reinsurance company having a claims paying ability rating of at least "A" (Excellent) by A.M. Best, which agreement shall indemnify First Re against and hold it harmless from any and all Liabilities or Losses arising out of or relating to that Contingent Liability Policy (FRN-48027) dated December 1, 1996 in which First Re is the insurer, Corinthian Management Inc./Corinthian Management Risk Purchasing Group is the insured, and Dimension Service Corporation and Amerigard Corporation are additional named insureds. Buyer and Seller agree that (i) Seller shall pay that portion of the premium payable with respect to the Corinthian Reinsurance Agreement up to the first $50,000, (ii) Buyer shall pay, if applicable, that portion of the premium exceeding $50,000 up to an aggregate amount, including the amount paid by Seller, of $75,000 and (iii) in addition to the amount paid by Seller pursuant to clause (i) of this Section 5.19, Seller shall pay that portion of the premium in excess of $75,000. Notwithstanding anything in this Section 5.19 to the contrary, to the extent that the premium with respect to the Corinthian Reinsurance Agreement exceeds $75,000, Seller shall have no obligation to cause First Re to enter into the Corinthian Reinsurance Agreement.

                  5.20 Further Assurances. In addition to the actions required to be taken, and the Contracts and other documents and papers specifically required to be delivered, pursuant to this Agreement, each of the parties hereto shall execute such Contracts and other documents and papers and take such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.


                                   ARTICLE VI

                       CONDITIONS TO SELLER'S OBLIGATIONS

                  In addition to the conditions set forth in Article VIII, the obligations of Seller to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived by Seller to the extent permitted by law:

                  6.1 Representations, Warranties, and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties which are qualified by materiality, which shall be true and correct in all respects) on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date (except for any representation or warranty made or given as of a specified date, which shall have been true and correct in all material respects (unless qualified by materiality, in which case it shall be true and correct in all respects) as of such specified date, and except for any changes expressly permitted by Seller), and Buyer shall have performed and complied with in all material respects all agreements and covenants required by this Agreement to the performed by it on or prior to the Closing Date. Buyer shall have delivered to Seller at Closing a certificate signed by any executive officer of Buyer to the foregoing effect.

                  6.2 Opinion of Counsel. Seller shall have received, from counsel to Buyer reasonably acceptable to Seller, opinions of counsel in customary form which are reasonably acceptable to Seller.

                  6.3 Certificates. Seller shall have received from Buyer such certificates of the respective officers of Buyer and others to evidence compliance with the conditions set forth in this Article VI as may be reasonably requested by Seller.

                  6.4 Ratings. Buyer's claims paying ability rating from A.M. Best shall not be less than "A-" (Excellent).

                  6.5 Filing of Certificate of Designation. Prior to Closing, Buyer shall have filed the Certificate of Designation of the Convertible Preferred Stock with the Secretary of State of the State of Delaware.

                  6.6. New Jersey Surety Bond. Seller shall have received evidence from Buyer in form and substance reasonably satisfactory to Seller that Seller has been, or, upon Closing, will be, released from all of its obligations as a guarantor in connection with the Surety Bond.


                                   ARTICLE VII

                        CONDITIONS TO BUYER'S OBLIGATIONS

                  In addition to the conditions set forth in Article VIII, the obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived by Buyer to the extent permitted by law:

                  7.1 Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties which are qualified by materiality, which shall be true and correct in all respects) on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date (except for any representation or warranty made or given as of a specified date which shall have been true and correct in all material respects (unless qualified by materiality, in which case it shall be true and correct in all respects) as of such

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
specified date, and except for any changes expressly permitted by Buyer), and Seller shall have performed and complied with in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date. Seller shall have delivered to Buyer at Closing a certificate signed by any executive officer of Seller to the foregoing effect.

                  7.2 Opinion of Counsel. Buyer shall have received from counsel to Seller reasonably acceptable to Buyer, opinions of counsel in customary form which are reasonably acceptable to Buyer.

                  7.3 Certificates. Buyer shall have received from Seller such certificates of the respective officers of Seller and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Buyer.

                  7.4 Records. Buyer shall have received at Closing the Records to the extent not located at the offices of the Transferred Companies and their Subsidiaries.

                  7.5 Ratings. First Re's claims paying ability rating from A.M. Best shall not be less than "A-" (Excellent). A.M. Best shall not have given notice to Seller or First Re that it is reviewing such rating for a potential downgrade.

                  7.6 Intercompany Agreements. All Contracts between any of the Transferred Companies and their Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than the Transferred Companies and their Subsidiaries), on the other hand, shall have been terminated in accordance with their terms.

                  7.7 Resignation of Directors and Officers. Each Person who is a director of any Transferred Company or any Subsidiary of any Transferred Company shall have resigned such directorship to the extent requested in writing by Buyer. Additionally, each Person who is an officer of any Transferred Company or any Subsidiary of any Transferred Company whose principal employment is not as an officer of a Transferred Company or a Subsidiary of a Transferred Company shall resign such office.

                  7.8 Employment Agreement. The employment agreement between Buyer and John Dore executed on the date hereof shall be in effect on the Closing Date, and, as of the Closing Date, Mr. Dore shall not have indicated to Buyer that he will not, or is unable to, perform his obligations under such agreement.

                  7.9 Additional Insurance Coverage. Seller shall have obtained the policies of insurance covering John Dore as required by Section 5.14 and shall have delivered to Buyer accurate and complete copies of such policies.

                  7.10 1997 Reserve Report. Buyer shall have received an accurate and complete copy of the 1997 Reserve Report, and (i) the amount of the redundancy of the 1997 Reserves as reflected in the 1997 Reserve Report shall not be less than $3.05 million and (ii) Buyer shall be reasonably satisfied with the accuracy of the 1997 Reserve Report.


                                  ARTICLE VIII

                         CONDITIONS OF BUYER AND SELLER

                  The obligations of each of Buyer and Seller to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived by either party, as to itself, to the extent permitted by law:

                  8.1 No Litigation, Injunction or Restraint. No order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No proceeding initiated by any Governmental Authority or any third party seeking an injunction against any of the transactions contemplated by this Agreement shall be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal the consummation of any of the transactions contemplated by this Agreement.

                  8.2 Consents. (a) All Permits required to be obtained prior to the Closing from any Governmental Authority or third party in connection with the consummation of the transactions contemplated hereby shall have been obtained without any terms, limitations or conditions which would, individually or in the aggregate, have a Material Adverse Effect, and such Permits shall be in full force and effect and all statutory waiting periods in respect thereof shall have expired.

                  (b) The waiting period prescribed by the HSR Act shall have expired or been terminated.

                  8.3 Other Agreements. The respective parties thereto shall have entered into (a) the Shareholders' Agreement, (b) the Registration Rights Agreement and (c) the Escrow Agreement.



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
                                   ARTICLE IX

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                    COVENANTS AND AGREEMENTS; INDEMNIFICATION

                  9.1 Survival. (a) The representations and warranties of the parties set forth in Sections 3.1, 3.2, 3.5, 4.1, 4.2 and 4.5 shall survive the Closing without limitation as to time. The representations and warranties of Seller set forth in Section 3.20(a) shall survive the Closing until the second anniversary of the Closing Date. The representations and warranties of Seller set forth in Sections 3.28, 3.30 and 3.32 and Article X shall survive the Closing until the expiration of the applicable statute of limitations or extensions thereof with respect to the subject matter thereof. All other representations and warranties of the parties contained herein shall expire on March 31, 1999. Any representation or warranty shall survive the time it would otherwise terminate pursuant to this Section 9.1 to the extent that notice of an inaccuracy or a breach thereof giving rise to a claim of indemnification shall have been given by a party thereto prior to the expiration of such time pursuant to this Section 9.1, but only to the extent of the claim so asserted.

                  (b) All covenants and agreements made by the parties to this Agreement which contemplate performance following the Closing shall survive the Closing. All other covenants and agreements shall not survive the Closing and shall terminate as of the Closing to the extent that such covenants were performed in accordance with their terms.

                  9.2 Indemnification. Subject to the limitations set forth in Sections 9.1, 9.4 and 9.5, Seller shall indemnify Buyer and its directors, officers, employees and Affiliates (including, after the Closing, any Transferred Company or any Subsidiary of any Transferred Company), and their respective successors and assigns (each, a "Buyer Indemnitee"), against, and hold each Buyer Indemnitee harmless from, any damage, claim, loss, Liability or expense, including, without limitation, interest, penalties and reasonable attorneys' fees (collectively, "Losses"), based upon, arising out of or otherwise in respect of (i) any breach by Seller of any of its representations or warranties contained herein (other than the representations and warranties contained in Section 3.30 or Article X), (ii) any breach by Seller of any of its covenants or agreements contained herein (other than the covenants and agreements contained in Article X), (iii) (A) any Delinquency Proceeding with respect to Homestead or (B) the underwriting by First Re or Buyer or any of Buyer's Affiliates of any policies of insurance or reinsurance previously underwritten by Homestead (whether based upon, arising out of or otherwise in respect of a Delinquency Proceeding, or otherwise) and (iv) if prior to the Closing, the Corinthian

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
Reinsurance Agreement is not in full force and effect, any policies of insurance or reinsurance issued by First Re relating to the Corinthian Business. Subject to Sections 9.1, 9.4 and 9.5, Buyer shall indemnify Seller and its directors, officers, employees and Affiliates (including, prior to the Closing, any Transferred Company or any Subsidiary of any Transferred Company), and their respective successors and assigns (each, a "Seller Indemnitee"), against, and hold each Seller Indemnitee harmless from, any Losses based upon, arising out of or otherwise in respect of any breach by Buyer of any of its representations, warranties, covenants or agreements contained herein. The term "Losses" as used in this Article IX is not limited to matters asserted by third parties against any Person entitled to be indemnified under this Article IX, but includes Losses incurred or sustained by any Buyer Indemnitee or Seller Indemnitee in the absence of third party claims.

                  9.3 Indemnification Procedures. (a) Upon any Person entitled to be indemnified under this Article IX (the "Indemnified Person") becoming aware of a fact, condition or event for which indemnification is provided under this Article IX, the Indemnified Person will with reasonable promptness notify the Person from whom indemnification is sought (the "Indemnifying Person") in writing of such fact, condition or event, but in any event within 15 days after such Indemnified Person has actual knowledge of the facts constituting the basis for indemnification; provided, that the failure to provide such notice shall not prejudice the Indemnified Person's right to indemnification hereunder except to the extent that the Indemnifying Person is actually prejudiced thereby. If such fact, condition or event is the assertion of a claim by a third party, the Indemnifying Person will be entitled to participate in or take charge of the defense against such claim; provided, that the Indemnifying Person and its counsel shall proceed with diligence and in good faith with respect thereto. Notwithstanding the Indemnifying Person's election to assume the defense or investigation of such claim, the Indemnified Person shall have the right to employ separate counsel and to participate in the defense or investigation of such claim, action or proceeding, and the Indemnifying Person shall bear the expense of one firm of such separate counsel, if (i) use of counsel of the Indemnifying Person's choice would give rise to a conflict of interest, (ii) the Indemnifying Person shall not have employed counsel to represent the Indemnified Person within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding or (iii) the Indemnifying Person shall authorize the Indemnified Person in writing to employ separate counsel at the expense of the Indemnifying Person. An Indemnifying Person who is not entitled to, or elects not to, assume the defense of a claim will not be

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
obligated to pay the fees and expenses of more than one counsel for all Indemnified Persons with respect to such claim.

                  (b) Neither the Indemnified Person nor the Indemnifying Person shall make any settlement of any claim which would give rise to liability on the part of the Indemnifying Person under this Article IX without the prior written consent of the other, which consent shall not be unreasonably withheld, provided that an Indemnified Person shall not be required to consent to any settlement involving the imposition of equitable remedies or involving the imposition of any material obligations on such Indemnified Person other than financial obligations for which such Indemnified Person will be indemnified hereunder. No Indemnifying Person shall consent to entry of any judgment or shall enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Person of a release from all liability in respect to such claim or litigation. Whenever the Indemnified Person or the Indemnifying Person receives a firm offer to settle a claim for which indemnification is sought under this Article IX, it shall promptly notify the other of such offer. If the Indemnifying Person refuses to accept such offer within 20 Business Days after receipt of such offer (or of notice thereof), such claim shall continue to be contested and, if such claim is within the scope of the Indemnifying Person's indemnity contained in this Article IX, the Indemnified Person shall be indemnified pursuant to the terms hereof. If the Indemnifying Person notifies the Indemnified Person in writing that the Indemnifying Person desires to accept such offer, but the Indemnified Person refuses to accept such offer within 20 Business Days after receipt of such notice, the Indemnified Person may continue to contest such claim and, in such event, the total maximum liability of the Indemnifying Person to indemnify or otherwise reimburse the Indemnified Person hereunder with respect to such claim shall be limited to and shall not exceed the amount of such offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Person desires to accept such offer, provided that this sentence shall not apply to any settlement of any claim involving the imposition of equitable remedies or to any settlement imposing any material obligations on such Indemnified Person other than financial obligations for which such Indemnified Person will be indemnified hereunder.

                  9.4 Net Indemnity. The amount of any Losses from and against which any Indemnifying Party is liable to indemnify, reimburse, defend and hold harmless any Indemnified Party pursuant to Section 9.2 shall be reduced by any insurance or other recoveries or any Tax benefit that such Indemnified Party realizes or may realize as a result of or in connection with such Loss (after giving effect to the net effect of any

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indemnification payment) and increased by any Taxes such Indemnified Party incurs or may incur in respect of indemnification for such Loss.

                  9.5 Limits on Indemnification. (a) Neither Seller nor Buyer shall have any right to seek indemnification under this Agreement until Losses which would otherwise be indemnifiable hereunder (which, for purposes of such calculation, shall exclude any Loss which does not individually exceed $4,000) have been incurred by such party and its Affiliates, directors, officers, employees, representatives and agents, and their respective successors and assigns, in an aggregate amount exceeding $275,000 (after insurance or other recoveries and on an after-tax basis), whereupon such party shall be entitled to receive indemnification payments in full, including the amounts constituting such $275,000 in aggregate; provided, however, that no party shall have the right to be indemnified under this Agreement for any Loss which individually does not exceed $4,000.

                  (b) Any claim for indemnification which Buyer may have against Seller pursuant to Section 9.2(i), (iii) or (iv) shall only be satisfied through
(i), subject to Section 2.8(b)(ii), a sale of shares of Common Stock issuable upon conversion of the Escrow Shares pursuant to the terms hereof and the Escrow Agreement and (ii) pursuant to Section 9.7 hereof.

                  9.6 Absence of Limits. Notwithstanding anything in this Agreement to the contrary, Seller's obligations under Section 2.6 and Section 9.2(ii) shall be unlimited and, without limiting the generality of the foregoing, shall not be limited to the aggregate amount of proceeds resulting from the sale of the shares of Common Stock issuable upon conversion of the Escrow Shares and the Program Contingent Payment.

                  9.7 Satisfaction of Seller's Obligations. In addition to and not in limitation of any rights that Buyer may have under the Escrow Agreement or otherwise, in order to satisfy any claim Buyer has against Seller under this
Article IX or pursuant to the last sentence of Section 2.6(e)(ii), Buyer shall have the right to offset any such claim against any Program Contingent Payment.


                                    ARTICLE X

                                   TAX MATTERS

                  10.1 Code ss. 338(h)(10) Election. (a) At Buyer's request and subject to Buyer's payment of Additional Tax (defined below) at the Required Time (defined below), Seller and Buyer shall cooperate to take, and will take, all actions necessary and appropriate to effect a timely proper election under Code

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
ss. 338(h)(10) and the regulations promulgated thereunder with respect to the purchase of the Shares (the "Election"), and to file their federal income tax returns and, to the extent permissible, their state and local income tax returns, on a basis consistent with the Election. "Additional Tax" is the amount necessary to reimburse Seller, on an after-tax basis, for (i) the Taxes incurred by Seller or its Affiliates as a result of making the Election which Seller or its Affiliates would not have incurred absent the Election as shown on a schedule provided by Seller to Buyer prior to the Closing Date and (ii) one-half of any Taxes that were not taken into account in the preceding clause (i) and that result from making the Election, but only to the extent (A) such Taxes result from changes in the "adjusted grossed-up basis" or the allocation thereof from those agreed to pursuant to Section 10.1(b) or (B) Seller was not aware of the imposition of such Taxes at the time the computation of the amount in the preceding clause (i) was made and the failure of Seller to be aware of such imposition was not due to Seller's negligence. Calculations made on an after-tax basis shall be made assuming the maximum marginal statutory rates applicable to the recipient for the relevant taxable year for federal, state and local income tax purposes, after taking into account deductions attributable to the imposition of any Taxes that give rise to deductions for federal income tax purposes, which deductions would similarly be calculated on the basis of the maximum marginal statutory rates for which such deductions were available for the relevant taxable year. "Required Time" refers to the date 10 days before Seller is required to pay any Additional Tax.

                  (b) In connection with the Election, prior to the Closing Date, Seller and Buyer shall act together in good faith to (i) determine and agree upon the amount of the "adjusted grossed-up basis" of the Shares and (ii) agree upon the proper allocations (the "Allocations") of the "adjusted grossed-up basis" of the Shares among the assets of the Transferred Companies in accordance with Treas. Reg. ss.1.338(h)(10)-1(e)(5) and Code ss.338(b)(5) and the Treasury Regulations promulgated thereunder. In the event that the parties are unable to agree upon such Allocations within 30 days prior to Closing, the parties shall jointly select and request an Independent Accounting Firm to prepare the Allocations as promptly as possible. Seller, Buyer and the Transferred Companies shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocations and shall not take a position inconsistent with the Allocations in any Action or proceeding.

                  10.2 Termination of Prior Tax Sharing Agreements. Any tax sharing agreements, arrangements, policies or guidelines, formal or informal, express or implied, that may exist between

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the Transferred Companies and any Subsidiary, on the one hand, and Seller or any
Affiliate of Seller, on the other, shall terminate, and any obligations to make payments under any such agreement or arrangement shall be cancelled, immediately prior to the Closing.

                  10.3 Pre-Closing Taxes. Seller's Consolidated Group shall timely (including the time generally allowed for extensions) prepare and file all consolidated federal income tax returns and any required state or local consolidated or combined income or franchise tax returns that include the Transferred Companies and their Subsidiaries ("Pre-Closing Consolidated Tax Returns"). Seller's Consolidated Group shall timely prepare and file (or cause to be so prepared and filed) all other Tax Returns required by law other than Pre-Closing Consolidated Tax Returns, covering the Transferred Companies and each Subsidiary thereof, for all taxable periods ending on or before the Closing Date ("Pre-Closing Separate Tax Returns"; Pre-Closing Consolidated Tax Returns and Pre-Closing Separate Tax Returns are hereinafter collectively referred to as "Pre-Closing Tax Returns"). Seller will allow Buyer an opportunity to review and comment upon such Pre-Closing Tax Returns (including any amended Pre-Closing Tax Returns) to the extent that they relate to the Transferred Companies. Seller will take no position on such Pre-Closing Tax Returns that would adversely affect the Transferred Companies after the Closing Date without the written approval of Buyer, which shall not be unreasonably withheld. Seller's Consolidated Group shall timely pay or cause to be paid all Taxes related to Pre-Closing Tax Returns ("Pre-Closing Taxes").

                  10.4 Tax Periods Beginning Before and Ending After the Closing Date. (a) Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Transferred Companies and their Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date (each a "Straddle Period"). With respect to such periods, Seller shall be responsible for an amount equal to Seller's allocable portion of such Taxes ("Seller's Post-Closing Taxes") in accordance with this Section 10.4. Seller's Post-Closing Taxes shall be:

                    (i) in the case of any real or personal property Tax, an amount equal to the Tax for the entire period multiplied by a fraction the numerator of which is the number of days in the period for which such Taxes are paid ending on the Closing Date and the denominator of which is the number of days in the entire period; or

                   (ii) in the case of any other Tax, the amount that would be payable by the Transferred Companies and their Subsidiaries if the taxable year ended on the Closing Date. For purposes of this clause
         (ii), exemptions, allowances or

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
         deductions that are calculated on an annual basis shall be apportioned on a daily basis between the portion of the period before and after the Closing Date.

                  (b) At least 30 days prior to the filing of any Tax Return of the Transferred Companies or their Subsidiaries for any taxable periods ending after the Closing Date (a "Post-Closing Tax Return") which includes any Seller's Post-Closing Taxes, Buyer shall provide Seller with a copy of the return along with Buyer's calculation of Seller's Post-Closing Taxes related thereto. Unless Seller disagrees with Buyer's calculation, within 30 days of receipt of these items, Seller shall pay to Buyer an amount equal to the excess of Seller's Post-Closing Taxes over the sum of (i) the amount paid by Seller in respect of Taxes in respect of Straddle Periods prior to the Closing Date and (ii) the amount shown as a liability on the Closing Balance Sheet in respect of Straddle Periods. If Seller disagrees with Buyer's calculation of Seller's Post-Closing Taxes, Seller may instead deliver a notice to Buyer disagreeing with such calculation and setting forth Seller's calculation of such amount or amounts, along with the amount Seller calculated as Seller's Post-Closing Taxes. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees and Seller shall be deemed to have agreed with all other items and amounts of Seller's Post-Closing Taxes.

                  (c) If a notice of disagreement shall be delivered pursuant to
Section 10.4(b), the parties hereto shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts. If, during such period, the parties are unable to reach such agreement, they shall promptly thereafter select an Independent Accounting Firm and request that such firm promptly review the disputed items or amounts for the purpose of calculating Seller's Post-Closing Taxes. Such Independent Accounting Firm shall deliver to Seller and Buyer, as promptly as practicable, a report setting forth such calculation or calculations. Such report shall be final, conclusive and binding upon the parties hereto, and Seller shall pay to Buyer an amount equal to the excess of Seller's Post-Closing Taxes as calculated by such Independent Accounting Firm over the sum of (i) the amount paid by Seller in respect of Taxes in respect of Straddle Periods prior to the Closing Date and (ii) the amount shown as a liability on the Closing Balance Sheet in respect of Straddle Periods within five business days after receipt of such report. The cost of such review and report shall be borne equally by Seller and Buyer.

                  (d) If the sum of (i) the amount paid by Seller in respect of Taxes in respect of Straddle Periods prior to the Closing Date and (ii) the amount shown as a liability on the Closing Balance Sheet in respect of Straddle Periods exceeds the

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amount of Seller's Post-Closing Taxes, Buyer shall promptly pay such excess to
Seller.

                  10.5 Cooperation on Tax Matters. Buyer, Seller, the Transferred Companies and their Subsidiaries shall cooperate fully, as and to the extent reasonably requested by Buyer or Seller, in connection with the filing of Tax Returns pursuant to this Article X and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (a) to retain all books and records with respect to Tax matters pertinent to the Transferred Companies and their Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Transferred Companies or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Transferred Companies and their Subsidiaries or Seller, as the case may be, shall allow the other party to take possession of such books and records.

                  10.6 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, including any penalties and interest ("Transfer Taxes") incurred in connection with this Agreement shall be paid by Seller when due (other than Additional Taxes payable by Buyer in accordance with Section 10.1(a)), and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

                  10.7 Tax Indemnification. After the Closing Date, Seller will indemnify and hold harmless Buyer, the Transferred Companies and their Subsidiaries from and against any and all Losses resulting from, arising out of or relating to (a) Pre- Closing Taxes, (b) Seller's Post-Closing Taxes, (c) any breach of a representation or warranty included in Section 3.30 and (d) Transfer Taxes described in Section 10.6.

                  10.8 Audits. Seller will allow the Transferred Companies and their counsel to participate (at their own expense) in any audits of Pre-Closing Consolidated Tax Returns to the extent that such returns relate to the Transferred Companies or any of their Subsidiaries. Seller will not settle any such audit in a manner which would adversely affect a Transferred Company or any Subsidiary thereof after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Buyer will allow Seller and its counsel to participate (at its own expense) in any audits of Post-Closing Tax Returns of the Transferred Companies or their Subsidiaries. Buyer will not settle any such audit in a manner which would adversely affect Seller without the prior written consent of Seller, which consent shall not be unreasonably withheld.

                  10.9 Net Indemnity. The amount of indemnity required to be paid pursuant to this Article 10 shall be reduced by any Tax benefit that the recipient realizes or may realize as a result of or in connection with the Tax giving rise to such payment and increased by any Taxes such recipient incurs or may incur in respect of indemnification for such Tax. Unless otherwise required by Applicable Law, Buyer and Seller agree to treat any amount received in respect of the indemnification provisions set forth in Article 9 or 10 as an adjustment to the Purchase Price.


                                   ARTICLE XI

                                  MISCELLANEOUS

                  11.1 Termination. (a) This Agreement may be terminated and the transactions contemplated hereby abandoned on or prior to the Closing Date only as follows:

                             (i)  by written consent of Buyer and Seller;

                           (ii) at the election of either Buyer or Seller, if the Closing Date shall not have occurred on or before July 31, 1998, provided that no party shall be entitled to terminate this Agreement pursuant to this Section 11.1(a)(ii) if such party's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                           (iii) by either Buyer or Seller if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and unappealable; or

                            (iv) by either Buyer or Seller if a condition to its obligation to perform becomes incapable of fulfillment. Notwithstanding the foregoing, the right to terminate this

         Agreement pursuant to this Section 11.1(a)(iv) shall not be available to any party if its condition to perform became incapable of fulfillment due to its failure to fulfill any obligation under this Agreement.

                  (b) The termination of this Agreement shall be effectuated by the delivery of a written notice of such termination from the party terminating this Agreement to the other party.

                  11.2 Obligations Upon Termination. In the event that this Agreement shall be terminated pursuant to Section 11.1, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except (a) as set forth in
Section 11.12 and (b) that nothing herein will relieve any party from liability for breach of this Agreement. Notwithstanding any other provision herein to the contrary, each of the Buyer Confidentiality Agreement and the Seller Confidentiality Agreement shall survive any termination pursuant to Section 11.1 and remain in full force and effect in accordance with its respective terms.

                  11.3 Non-Competition; Non-Solicitation of Employees. (a) Seller covenants and agrees that neither it nor any of its Subsidiaries shall divulge or make use of any Trade Secrets or other confidential information of the Transferred Companies or any of their Subsidiaries other than (i) to disclose such secrets and information to Buyer or its Affiliates or (ii) as required by law.

                  (b) In furtherance of the sale of the Shares to Buyer hereunder and more effectively to protect the value and goodwill of the assets and businesses of the Transferred Companies and their Subsidiaries, Seller covenants and agrees that, for a period ending on the fourth anniversary of the Closing Date, neither Seller nor any of its Affiliates shall solicit any agents, brokers or other Persons through whom First Re places or sells insurance as of the Closing Date or through whom any of the Program Business is placed or sold as of the Closing Date by Homestead without the express written consent of Buyer, but only to the extent that such solicitation is in respect of insurance placed or sold by First Re on the Closing Date or any of the Program Business.

                  (c) For a period commencing on the date hereof through the fourth anniversary of the Closing Date, neither Seller nor any of its Affiliates (other than the Transferred Companies and their Subsidiaries) shall directly or indirectly solicit to employ any officer or employee of any Transferred Company or any Subsidiary of any Transferred Company in any capacity whatsoever without the express written consent of Buyer.

                  (d) Seller recognizes that the provisions of this Section 11.3 are reasonable and necessary for Buyer's protection. Accordingly, Seller agrees that Buyer shall be entitled, in addition to any other remedy to which Buyer may be entitled at law or in equity, to an injunction or injunctions to prevent breaches of the provisions of this Section 11.3 and to enforce specifically the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction.

                  (e) If any provision of this Section 11.3 is held unenforceable because of the scope or duration of its applicability, the court making such determinations shall have the power to modify such scope or duration and such provisions shall then be applicable in such modified form.

                  11.4 The Program. (a) Notwithstanding anything herein to the contrary and subject to Section 11.4(b), Buyer shall have the right to, in its sole discretion, and shall have no Liability or obligation to Seller in the event that, Buyer shall at any time after the Closing, cause First Re or any Subsidiary of Buyer to (i) discontinue the renewal or issuance, in whole or in part, of policies of insurance relating to the Program Business and (ii) cede any or all Liabilities with respect to such policies to any Person.

                  (b) Prior to discontinuing any Program, Buyer shall cause First Re or any Affiliate of First Re renewing or issuing policies of insurance or reinsurance in connection with such Program to offer in writing to assist an insurance company Affiliate of Seller designated by Seller, subject to any Applicable Laws, in soliciting the insureds under such Program and all applicable brokers to renew with such Affiliate; provided, however, that if such Affiliate of Seller, within 10 Business Days following receipt by it of such offer, does not notify First Re or such Affiliate of First Re of its election to accept such offer, First Re or such Affiliate of First Re may, without any further obligation to Seller pursuant to this Section 11.4 or otherwise, discontinue such Program. Notwithstanding the immediately preceding sentence, if, subsequent to Closing, First Re or any Affiliate of First Re enters into an arrangement with any Person prior to April 1, 2003 (other than to Buyer, Seller or any of their respective Affiliates) pursuant to which Buyer or any Affiliate of Buyer (i) transfers the renewal rights to any Program or (ii) solicits any insureds under such Program or any applicable brokers to renew with such Person, Buyer shall pay to Seller an amount equal to 50% of any consideration received by Buyer or any of its Affiliates in connection with such arrangement.

                  11.5 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

                  11.6 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Buyer, or by Buyer without the prior written consent of Seller, except that before or after the Closing Buyer shall have the right, without such consent, to assign to a Subsidiary of Buyer its rights and obligations under this Agreement, provided that no such assignment shall relieve Buyer of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  11.7 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission (in each such case to be effective on the date of receipt) or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:

                  (a)     If to Seller, to:

                          Dearborn Risk Management, Inc.
                          55 West Monroe St.
                          Suite 2700
                          Chicago, Illinois  60603
                          Attention:  Lonnie Steffen
                          Facsimile:  312-357-3525

                          With a copy to each of:

                          Castle Harlan, Inc.
                          150 East 58th Street
                          37th Floor
                          New York, New York  10155
                          Attention:  Jeffrey M. Siegel
                                      Robert C. Wages
                          Facsimile:  212-207-8042

                          Schulte Roth & Zabel LLP
                          900 Third Avenue
                          New York, New York  10022
                          Attention:  Marc Weingarten, Esq.
                                      Michael R. Littenberg, Esq.
                          Facsimile:  212-593-5955

                  (b)     If to Buyer, to:

                          Gryphon Holdings Inc.
                          30 Wall Street
                          New York, New York  10005
                          Attention:  Robert M. Coffee, Esq.
                          Facsimile:  212-825-0200

                          With a copy to:

                          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                          125 West 55th Street
                          New York, New York  10019
                          Attention:  Peter R. O'Flinn, Esq.
                          Facsimile:  212-424-8500

or to each other place and with such other copies as either party may designate by written notice to the other.

                  11.8 Choice of Law. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

                  11.9 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties; provided, however, that each of the Buyer Confidentiality Agreement and the Seller Confidentiality Agreement shall remain in full force and effect in accordance with its terms. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  11.11 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                  11.12 Expenses. Seller and Buyer will each be liable for its own costs and expenses, including, without limitation, the costs and expenses of any of its independent advisors, actuaries, accountants and counsel, incurred in connection with the negotiation, preparation and execution of this Agreement and the performance of the transactions contemplated hereby.

                  11.13 Publicity. (a) Buyer and Seller hereby agree that the press release to be issued by Buyer upon the initial execution and delivery of this Agreement shall be in the form attached as Exhibit E hereto. Each of Buyer and Seller further agrees that, until such date as such party issues its initial press release or makes its initial public announcement following the Closing, such party will obtain the approval of the other party (which approval shall not be unreasonably withheld) prior to making any press release or announcement relating to this Agreement or the transactions contemplated hereby, except (i) where such release or statement is required by Applicable Law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirement, in which case the disclosing party shall endeavor to provide the other party with as much prior notice of the content of such release or announcement as is reasonably practicable under the circumstances and to incorporate any comments received by such other party into such release or announcement to the extent consistent with Applicable Law or such other securities exchange or other regulatory requirement, and (ii) for any release or announcement by Buyer which contains substantially the same information contained in the press release attached hereto.

                  (b) Except as set forth in Section 11.13(a), each of Seller and Buyer agrees to notify the other party prior to issuing any press release or making any public announcement concerning this Agreement or the transactions contemplated hereby after the Closing, and will attempt to obtain the reasonable approval of the other party prior to making such release or announcement, except where such release or statement is required by Applicable Law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirement, in which case the disclosing party shall endeavor to provide the other party with as much prior notice of the content of such release or announcement as is reasonably practicable under the circumstances.

                  11.14 Corinthian Business. (a) Following the Closing, subject to Section 11.14(b), Buyer shall cause First Re or another Subsidiary of Buyer to promptly establish a business similar to the Corinthian Business. In this regard, certain employees of Corinthian and its Affiliates which are involved in the Corinthian Business ("Corinthian Employees") may be retained as employees or consultants by First Re or such other Subsidiary. At the request of Buyer, Seller will, and shall cause each of its Subsidiaries to, release any Corinthian Employee from any Contracts or other arrangements which may restrict, limit or impair such employee's retention by First Re or such other Subsidiary or the ability of First Re or such other Subsidiary to compete with Corinthian.

                  (b) Buyer shall have no obligation under Section 11.14(a) or otherwise with respect to conducting a business similar to the Corinthian Business, unless, prior to Closing, Seller shall have delivered to Buyer a forecast of after-tax net income (determined in accordance with GAAP) for such business for the 12 month period immediately following the Closing Date, certified as to its reasonableness by John Dore, which forecasts after-tax net income for such period in excess of $100,000.

                  (c) In consideration for any action taken by Seller and its Affiliates in connection with the implementation by First Re or another Subsidiary of Buyer of a business similar to the Corinthian Business, Buyer shall pay to Seller, in accordance with the procedures set forth on Schedule
11.14 hereto, the Corinthian Business Contingent Payment, if any.

                  (d) Notwithstanding anything herein to the contrary, Buyer shall have the right to, in its sole discretion, and shall have no Liability or obligation to Seller in the event that, Buyer shall at any time after the Closing cause First Re or any Subsidiary of Buyer to discontinue, for good faith business reasons, any business being conducted by it or to be conducted by it pursuant to this Section 11.14.

                  11.15 Transfer of Certain Employees. With respect to those individuals set forth on the Disclosure Schedule, if Buyer determines, at any time after Closing, in its reasonable discretion, that the services of any of such individuals or their successors are necessary for the conduct of the business of any of the Transferred Companies and their Subsidiaries, then, at Buyer's request, Seller shall cause such individual or such individual's successor, to the extent then employed by Seller, to provide, at Seller's expense, to Buyer or any of its Affiliates any assistance during such employee's normal working hours relating to such business as is reasonably requested by Buyer. Further, if Buyer determines, at any time after the Closing, in its reasonable discretion, that it is necessary to employ any of such individuals or their successors in connection with the business of any of the Transferred Companies and their Subsidiaries, then, at Buyer's request, Seller will, and shall cause each of its Subsidiaries to, release such individual or such individual's successor from any Contracts or other arrangements with such individual or such individual's successor which may restrict, limit or impair such employee's retention by Buyer or any of its Affiliates or the ability of Buyer or any of its Affiliates to compete with Seller or any of its Affiliates.

                  11.16 New Jersey Surety Bond. (a) At Closing, Buyer agrees to execute and deliver any Contracts and other documents and take such further actions as may be reasonably required to release Seller from any obligations Seller may have as a guarantor in connection the Surety Bond (No. 188966) issued by The Insurance Company of the State of Pennsylvania Surety to the Department of Insurance of the State of New Jersey in connection with the licensing of First Re to transact the business of insurance in the State of New Jersey (the "Surety Bond").

                  (b) Following Closing, Buyer shall use its commercially reasonably efforts to obtain from the Department of Insurance of the State of New Jersey a waiver of the requirement that First Re maintain the Surety Bond. If Buyer obtains such waiver and, as a result of the subsequent cancellation of the Surety Bond, receives a refund of any premium paid in connection with the issuance of the Surety Bond, Buyer shall remit promptly after receipt thereof the amount of such refund to Seller.

                  11.17 Interpretation. When reference is made in this Agreement to Sections, Exhibits or Schedules, such reference is to the Sections, Exhibits or Schedules of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words "hereof", "herein", "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

                  11.18 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

                  11.19 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which any of the parties may be entitled, at law or in equity.

                  11.20 No Prejudice. This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

                  IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed on its respective behalf by its respective officers thereunto duly authorized, as of the day and year first above written.


                                            GRYPHON HOLDINGS INC.



                                            By:/s/ Stephen A. Crane
                                               Name:  Stephen A. Crane
                                               Title: President and CEO


                                            DEARBORN RISK MANAGEMENT, INC.



                                            By:/s/ Lonnie Steffen
                                               Name:  Lonnie Steffen
                                               Title:

                                    EXHIBIT A

                          CERTIFICATE OF DESIGNATION OF
              SERIES A 4.0% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                            OF GRYPHON HOLDINGS INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


                  Gryphon Holdings Inc., a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify that the following resolution was duly adopted by action of
the Board of Directors of the Company at a meeting held on [               ].

                  RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by the provisions of Article Fourth of the Amended and Restated Certificate of Incorporation of the Company, and pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors hereby creates a series of preferred stock, par value $.01 per share, of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof, as follows:

1.       DESIGNATION AND AMOUNT.

         1.1 The shares of such series shall be designated as the "Series A 4.0% Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 30,000.

         1.2 The Series A Preferred Stock shall rank, with respect to voting powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof, including, without limitation, with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise, (i) equally with respect to all other series of Parity Stock (as defined in Section 9), (ii) after all shares of any class or series of Senior Stock (as defined in Section 9), and (iii) prior to all shares of Junior Stock (as defined in Section 9).

2.       DIVIDENDS.

         2.1 Subject to the rights of the holders of any shares of Senior Stock, the holders of shares of Series A Preferred Stock, in preference to the holders of any shares of Junior Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, cash dividends on each outstanding share of Series A Preferred Stock, payable quarterly, in arrears, at an annual rate of 4.0% of the Liquidation Preference (the "Dividend Rate"). Dividends payable for each full dividend period will be computed by dividing (x) the product of (i) the Liquidation Preference and (ii) the Dividend Rate by (y) four and shall be payable on each Dividend Payment Date, to the holders of record of Series A Preferred Stock at the close of business on the Dividend Record Date applicable to such Dividend Payment Date, commencing on the First Dividend Payment Date. Such dividends shall be cumulative from the First Dividend Payment Date. Dividends on the Series A Preferred Stock which are not declared and paid when due will compound quarterly on each Dividend Payment Date at the Dividend Rate. Dividends payable for any partial dividend period shall be computed on the basis of actual days elapsed over a 360-day year consisting of twelve 30-day months. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

         2.2 Holders of shares of Series A Preferred Stock shall not be entitled to any dividends in excess of full cumulative dividends, as herein provided, on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears (it being understood that the compounding of unpaid dividends shall not constitute interest or money in lieu of interest).

         2.3 Whenever quarterly dividends payable on shares of Series A Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends, whether or not declared, on the outstanding shares of Series A Preferred Stock shall have been paid in full or declared and set apart for payment, the Company shall not: (i) declare or pay dividends, or make any other distributions, on any shares of Junior Stock other than dividends or distributions payable in Junior Stock ; or (ii) declare or pay dividends, or make any other distributions, on any shares of Parity Stock, except (1) dividends or distributions payable in Junior Stock and (2) dividends or distributions paid ratably on the Series A Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all shares of the Series A Preferred Stock and such Parity Stock are then entitled.

         2.4 Whenever quarterly dividends payable on shares of Series A Preferred Stock are in arrears, thereafter and until all Accumulated Dividends, whether or not declared, on the outstanding shares of Series A Preferred Stock shall have been paid in full or declared and set apart for payment, the Company shall not: (i) redeem or purchase or otherwise acquire for consideration any shares of Junior Stock or Parity Stock; or (ii) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock.


3.       OPTIONAL REDEMPTION.

         3.1 At any time and from time to time ON OR AFTER [FIRST DAY OF THE FIRST FULL MONTH AFTER THE THIRD ANNIVERSARY OF THE CLOSING TO BE INSERTED], 2001, the Company may, at its sole option, redeem, out of funds legally available therefor, all or any part of the outstanding shares of Series A Preferred Stock, by payment of cash in the manner specified in Section 4 hereof during the quarterly periods commencing on [FIRST DAY OF THE FIRST FULL MONTH AFTER THE THIRD ANNIVERSARY OF THE CLOSING TO BE INSERTED] for the amount (expressed as a percentage of the Liquidation Preference thereof) set forth below opposite such quarters, plus any Accumulated Dividends and Accrued Dividends thereon to the redemption date.



              Quarter
            Commencing*                           Redemption Price Per Share
            -----------                           --------------------------
         Year 4, Quarter 1                                  93.22
         Year 4, Quarter 2                                  94.31
         Year 4, Quarter 3                                  95.43
         Year 4, Quarter 4                                  96.55
         Year 5, Quarter 1                                  97.69
         Year 5, Quarter 2                                  98.84
         Year 5, Quarter 3                                  100.00

         *[NOTE: ACTUAL YEARS AND QUARTERS WILL BE INSERTED AT CLOSING. THE REDEMPTION PERIOD WILL BEGIN ON THE FIRST DAY OF THE FIRST FULL MONTH FOLLOWING THE THIRD ANNIVERSARY OF THE CLOSING AND THE FIRST QUARTER SHALL BE THE THREE MONTH PERIOD BEGINNING ON SUCH DAY. FOR EXAMPLE, IF THE CLOSING WERE TO OCCUR ON JANUARY 31, 1998 THE FIRST QUARTERLY PERIOD WOULD COMMENCE ON FEBRUARY 1, 2001.]

4.       PROCEDURE FOR REDEMPTION.

         4.1 In the event the Company shall elect to redeem shares of Series A Preferred Stock pursuant to Sections 3 or 5 hereof, notice of such redemption shall be given by first-class mail to each record holder of the shares to be redeemed, at such holder's address as the same appears on the books of the Company, in either case not less than 30 nor more than 60 days prior to the redemption date. Each such notice shall state (i) the time and date as of which the redemption shall occur; (ii) the total number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed (in the case of a redemption pursuant to Section 3), the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date unless the Company defaults in the payment of the redemption price.

         4.2 On or before any redemption date, each holder of shares of Series A Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Series A Preferred Stock to the Company, in the manner and at the place designated in the notice of redemption, and on the redemption date, the full redemption price, payable in cash, for such shares of Series A Preferred Stock shall be paid or delivered to the person whose name appears on such certificate or certificates as the owner thereof, and the shares represented by each surrendered certificate shall be returned to authorized but unissued shares of preferred stock of any or no series. Upon surrender (in accordance with the notice of redemption) of the certificate or certificates representing any shares to be so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice of redemption shall so state), such shares shall be redeemed by the Company at the redemption price. If fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without costs to the holder thereof together with the amount of cash, if any, in lieu of fractional shares.

         4.3 Unless the Company defaults in the payment in full of the redemption price, dividends on the Series A Preferred Stock called for redemption shall cease to accrue on the redemption date, and all rights of the holders of such shares redeemed shall cease to have any further rights with respect thereto on the redemption date, other than to receive the redemption price without interest.

         4.4 In the event that fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be determined pro rata, as determined by the Company.

5.       CHANGE OF CONTROL.

         5.1 Upon the occurrence of a Change of Control at any time on or after [CLOSING DATE TO BE INSERTED] and prior to [FIRST DATE OF OPTIONAL REDEMPTION TO BE INSERTED], 2001, the Company may, at its sole option, redeem, out of funds legally available therefor, all of the outstanding shares of Series A Preferred Stock by payment of cash in the manner specified in Section 4 hereof during the quarterly periods commencing on [CLOSING DATE TO BE INSERTED] for the amount (expressed as a percentage of the Liquidation Preference thereof) set forth below opposite such quarters.

          Quarter Commencing*                        Redemption Price Per Share
          ------------------                         --------------------------
           Year 1, Quarter 1                                    81.00
           Year 1, Quarter 2                                    81.95
           Year 1, Quarter 3                                    82.92
           Year 1, Quarter 4                                    83.90
           Year 2, Quarter 1                                    84.88
           Year 2, Quarter 2                                    85.88
           Year 2, Quarter 3                                    86.89
           Year 2, Quarter 4                                    87.92
           Year 3, Quarter 1                                    88.95
           Year 3, Quarter 2                                    90.00
           Year 3, Quarter 3                                    91.06
           Year 3, Quarter 4                                    92.13

                  *[NOTE: ACTUAL YEARS AND QUARTERS WILL BE INSERTED AT CLOSING. THE REDEMPTION PERIOD WILL BEGIN ON THE FIRST DAY FOLLOWING THE CLOSING AND THE FIRST QUARTER SHALL INCLUDE THE THREE MONTH PERIOD BEGINNING ON THE FIRST DAY OF THE MONTH IMMEDIATELY FOLLOWING THE CLOSING AND THE NUMBER OF DAYS BETWEEN THE CLOSING AND THE FIRST DAY OF SUCH MONTH.]

Upon the occurrence of a Change of Control at any time on or after [FIRST OPTIONAL REDEMPTION DATE TO BE INSERTED], 2001, the Company may, at its sole option, exercise its right of redemption under Section 3. This Section 5 shall similarly apply to successive Changes of Control.

6.       VOTING.

         6.1 The holders of the Series A Preferred Stock shall be entitled to notice of all stockholders' meetings in accordance with the Company's By-laws, and except as otherwise required by law or hereinafter provided, the holders of the Series A Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote (whether at a meeting of stockholders or, to the extent permitted by the Company's Certificate of Incorporation, by written consent) together with the holders of the Common Stock as a single class, and each share of Series A Preferred Stock shall be entitled to one vote for each share of

Common Stock that would be issuable upon conversion of such share on the record date for determining eligibility to participate in the action being taken.

         6.2 If on any date a total of five quarterly dividends on the Series A Preferred Stock have fully accrued but as of such date have not been paid in full (a "Dividend Default"), the holders of shares of Series A Preferred Stock shall have the right, voting together as a single class, to elect one director, which director may but need not be an officer of the Company, to the Board of Directors. For the taking of any action as provided in this Section 6.2 by the holders of shares of the Series A Preferred Stock, each such holder shall have one vote for each share of such stock standing in his or her name on the transfer books of the Company as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Trading Day (as defined in Section 9) next preceding the day on which notice is given, or if notice is waived, at the close of business on the Trading Day next preceding the day on which the meeting is held. Such right of the holders of shares of Series A Preferred Stock to vote for the election of such director to the Board of Directors may be exercised at any annual meeting of stockholders or at any special meeting of stockholders called for such purpose as hereinafter provided or at any adjournment thereof, until dividends in default and all other Accrued Dividends on the outstanding shares of Series A Preferred Stock shall have been paid in full, at which time the term of office of the director so elected shall terminate automatically. So long as such right to vote continues, the Secretary of the Company may call, and upon the written request of the holders of record of a majority of the outstanding shares of Series A Preferred Stock addressed to the Secretary at the principal office of the Company shall call, a special meeting of the holders of such shares for the election of such director as provided herein. Such meeting shall be held within 15 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the Company's By-laws for the holding of meetings of stockholders of the Company. No such special meeting or adjournment thereof shall be held on a date less than 15 days before an annual meeting of stockholders or any special meeting in lieu thereof. If at any such annual or special meeting or any adjournment thereof the holders of a majority of the then outstanding shares of Series A Preferred Stock entitled to vote in such election shall be present or represented by proxy, then the authorized number of directors shall be increased by one, and the holders of the Series A Preferred Stock shall be entitled to elect the additional director. The absence of a quorum of the holders of any other class or series of capital stock of the Company at any such annual or special meeting shall not affect the exercise by the holders of the Series A Preferred Stock of such voting rights. A director so elected shall serve until the next annual meeting or until his or her successor shall be elected and shall qualify, unless the term of office of the person so elected as director shall have terminated under the circumstances set forth in the third sentence of this
Section 6.2. If the director so
elected by the holders of the Series A Preferred Stock as a class shall cease to serve as a member of the Board of Directors before his or her term shall expire, the holders of the Series A Preferred Stock then outstanding and entitled to vote for such director may at a special meeting of such holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant. After the holders of the Series A Preferred Stock shall have exercised their right to elect the director pursuant to the terms of this Section 6.2, the authorized number of directors shall not be increased or decreased, regardless of the terms of any shares of Junior Stock, or decreased, regardless of the terms of any other stock of the Company, except by a class vote of the holders of the Series A Preferred Stock as provided above. The rights of the holders of the Series A Preferred Stock to elect the director pursuant to the terms of this Section 6.2 shall not be adversely affected by the voting or other rights applicable to any other security of the Company. Notwithstanding anything to the contrary in this
Section 6.2, the director elected or appointed pursuant to this Section 6.2 as a result of a Dividend Default shall not be elected or appointed if the Company is advised in writing by its outside counsel (which counsel rendering such advice shall not have been found to be unacceptable in the reasonable judgment of the holders of a majority of the outstanding shares of the Series A Preferred Stock) that such director would not be qualified under the Company's Certificate of Incorporation or By-Laws or any applicable statutory or regulatory standards to serve as a director of the Company or if the Company otherwise reasonably objects to such director because such director either (i) is a director or officer of a direct competitor of the Company (which shall be deemed not to include Dearborn) or (ii) has engaged in any adverse conduct that would require disclosure under Item 7 of Schedule 14A promulgated under the Exchange Act, in which case the holders of the Series A Preferred Stock shall withdraw such director and elect or nominate a replacement therefor (which replacement would be subject to the requirements of this sentence). Any such objection by the Company must be made no later than fourteen (14) days after the holders of the Series A Preferred Stock identify such director to the Company.

         6.3 So long as any shares of Series A Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Company shall not, without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock voting separately as one class, amend the Certificate of Incorporation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Series A Preferred Stock. The holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as one class, may waive compliance with any provision of this Certificate of Designations. In exercising the voting rights set forth in this Section 6.3, each share of Series A Preferred Stock shall be entitled to one vote.

         6.4 The Company may create, authorize or issue any shares of Senior Stock, Junior Stock or Parity Stock or increase or decrease the amount of authorized capital stock of any class other than the Series A Preferred Stock, without the consent of the holders of Series A Preferred Stock, voting separately as a class, and in taking such actions the Company shall not be deemed to have affected adversely the rights, preferences, privileges or voting rights of holders of shares of Series A Preferred Stock; provided that the Company shall not decrease the authorized Common Stock to an extent that would prevent conversion of shares of the Series A Preferred Stock as contemplated herein.

7.       LIQUIDATION RIGHTS.

         7.1 In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders the Liquidation Preference plus Accumulated Dividends and Accrued Dividends thereon in preference to the holders of, and before any distribution is made on, any Junior Stock, including, without limitation, on any Common Stock.

         7.2 The merger or consolidation of the Company into or with any other corporation, or the merger or consolidation of any other corporation into or with the Company, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of this Section 7. Both
(i) a sale of all or substantially all of the assets of the Company, and (ii) any distribution by the Company to its stockholders of substantially all of its assets shall be deemed to be a liquidation for the purposes of this Section 7.

         7.3 After the payment to the holders of the shares of Series A Preferred Stock of full preferential amounts provided for in this Section 7, the holders of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

         7.4 In the event the assets of the Company available for distribution to the holders of shares of Series A Preferred Stock upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 7.1, no such distribution shall be made on account of any shares of any Parity Stock upon such liquidation, dissolution or winding up unless proportionate distributable amounts shall be paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all Series A Preferred Stock and Parity Stock are entitled upon such liquidation, dissolution or winding up.

8.       CONVERSION.

         8.1 Each holder of Series A Preferred Stock shall have the right, at its option, at any time and from time to time from the Issue Date to convert, subject to the terms and provisions of this Section 8, any or all of such holder's shares of Series A Preferred Stock. In such case, the shares of Series A Preferred Stock shall be converted into such number of fully paid and nonassessable shares of Common Stock as is equal, subject to Section 8.7, to the product of the number of shares of Series A Preferred Stock being so converted multiplied by the quotient of (a) the Liquidation Preference plus any Accumulated Dividends and any Accrued Dividends to and including the date of conversion divided by (b) the Conversion Price (as defined below) then in effect, except that with respect to any share which shall be called for redemption such right shall terminate at the close of business on the date of redemption of such share, unless the Company shall default in performance or payment due upon exchange or redemption thereof. The Conversion Price shall be $22.44, subject to adjustment as set forth in Section 8.3.

         The conversion right of a holder of Series A Preferred Stock shall be exercised by the holder by the surrender of the certificates representing shares to be converted to the Company at any time during usual business hours at its principal place of business or the offices of its duly appointed transfer agent for the Series A Preferred Stock to be maintained by it, accompanied by written notice that the holder elects to convert all or a portion of the shares of Series A Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and, if so required by the Company or its duly appointed transfer agent for the Series A Preferred Stock, by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or its duly appointed transfer agent for the Series A Preferred Stock duly executed by the holder or its duly authorized legal representative and any transfer tax stamps or funds therefor, if required pursuant to Section 8.9. Immediately prior to the close of business on the date of receipt by the Company or its duly appointed transfer agent for the Series A Preferred Stock of notice of conversion of shares of Series A Preferred Stock, each converting holder of Series A Preferred Stock shall be deemed to be the holder of record of Common Stock issuable upon conversion of such holder's Series A Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such person. Upon notice from the Company, each holder of Series A Preferred Stock so converted shall promptly surrender to the Company, at any place where the Company shall maintain a transfer agent for its Series A Preferred Stock, certificates representing the shares so converted, duly endorsed in blank or accompanied by proper instruments of transfer. On the date of any conversion, all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted;
(ii) the payment of any Accumulated Dividends or Accrued Dividends thereon; and
(iii) exercise the rights to which they are entitled as holders of Common Stock.

         If the last day for the exercise of the conversion right shall not be a Business Day, then such conversion right may be exercised on the next preceding Business Day.

         8.2 When shares of Series A Preferred Stock are converted pursuant to this Section 8, all Accumulated Dividends and all Accrued Dividends (whether or not declared or currently payable) on the Series A Preferred Stock so converted to (and not including) the date of conversion shall be immediately due and payable.

         8.3 The Conversion Price shall be subject to adjustment as follows, provided that the following adjustment provisions shall be applied to the extent that any such provision is not duplicative with respect to any other adjustment contemplated by this Section 8.3:

                  i. In case the Company shall at any time or from time to time
         (i) make a redemption payment or pay a dividend (or other distribution) payable in shares of Common Stock on any class of capital stock (which, for purposes of this Section 8.3 shall include, without limitation, any dividends or distributions in the form of options, warrants or other rights to acquire capital stock) of the Company (other than the issuance of shares of Common Stock in connection with the conversion of Series A Preferred Stock or the issuance of shares of Common Stock pursuant to options granted to employees of the Company or its subsidiaries pursuant to employee benefit plans approved by the Board of Directors of the Company); (ii) subdivide the outstanding shares of Common Stock into a larger number of shares; (iii) combine the outstanding shares of Common Stock into a smaller number of shares;
         (iv) issue any shares of its capital stock in a reclassification of the Common Stock; or (v) pay a dividend or make a distribution to all holders of shares of Common Stock (other than a dividend or distribution paid or made to holders of shares of Series A Preferred Stock in the manner provided in Section 8.2) pursuant to a stockholder rights plan, "poison pill" or similar arrangement then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 8.3(a) shall become effective retroactively (A) in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of the capital stock of the Company entitled to receive such dividend or distribution or (B) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

                  ii. In case the Company shall at any time or from time to time issue or sell shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock, or any options, warrants or other rights to acquire shares of Common Stock or options granted to employees of the Company or its subsidiaries pursuant to employee benefit plans approved by the Board of Directors of the Company) to holders of its Common Stock at a price per share less than the Market Value for the period ending on the date of issuance (treating the price per share of any security convertible or exchangeable or exercisable into Common Stock as equal to (i) the sum of the price for such security convertible, exchangeable or exercisable into Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Stock divided by (ii) the number of shares of Common Stock initially underlying such convertible, exchangeable or exercisable security), other than (A) issuances or sales for which an adjustment is made pursuant to another paragraph of this Section 8.3,
         (B) issuances of shares of Common Stock or securities exercisable or convertible into Common Stock pursuant to mergers, acquisitions, consolidations, exchanges, reorganizations or combinations, (C) issuances that are subject to certain triggering events (until such time as such triggering events occur) or (D) options granted to employees of the Company or its subsidiaries pursuant to employee benefit plans approved by the Board of Directors of the Company, then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to such record date by a fraction (I) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock issued or to be issued (or the maximum number into which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (II) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued (or into which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised plus the aggregate amount of any additional consideration initially payable upon conversion, exchange or exercise of such security) would purchase at the Market Value for the period ending on the date of conversion; provided, that if the holders of Series A Preferred Stock are offered the opportunity to participate in any such offering on a pro rata basis with the holders of Common Stock and decline to participate or if the holders of Series A Preferred Stock are entitled to receive such options, warrants or other rights upon conversion at any time of their shares of Series A Preferred Stock, then in either such case, no adjustment shall be made pursuant to this Section 8.3(b). Such adjustment shall be made whenever such shares, securities, options, warrants or other rights are issued, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such shares, securities, options, warrants or other rights; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 8.3(b) shall only be made upon the issuance of such shares or such convertible or exchangeable securities, options, warrants or other rights, and not upon the issuance of the security into which such convertible or exchangeable security converts or exchanges, or the security underlying such option, warrants or other right; provided further, that if any convertible or exchangeable securities, options, warrants or other rights (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 8.3(b) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such convertible or exchangeable securities, options, warrants or other rights there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted) with respect to any shares of Series A Preferred Stock not previously converted into Common Stock on the basis of (1) eliminating from the computation any additional shares of Common Stock corresponding to such convertible or exchangeable securities, options, warrants or other rights as shall have expired or terminated; (2) treating the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such convertible or exchangeable securities, options, warrants or other rights as having been issued for the consideration actually received and receivable therefor; and (3) treating any of such convertible or exchangeable securities, options, warrants or other rights which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time.

                  iii. In case the Company shall at any time or from time to time (i) make a distribution to all holders of shares of its Common Stock consisting exclusively of cash (excluding any cash portion of distributions referred to in (a) above, or cash distributed upon a merger or consolidation to which Section 8.7 below applies), that, when combined together with (A) all other such all-cash distributions made within the then-preceding 12 months in respect of which no adjustment has been made and (B) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by the Company or any of its subsidiaries for shares of Common Stock concluded within the then-preceding 12 months in respect of which no adjustment has been made, in the aggregate exceeds 5% of the Company's market capitalization (defined as the product of the Market Value for the period ending on the record date of such distribution times the number of shares of Common Stock then outstanding) on the record date of such distribution, (ii) complete a tender or exchange offer by the Company or any of its subsidiaries for shares of Common Stock that involves an aggregate consideration that, together with (A) any cash and other consideration payable in a tender or exchange offer by the Company or any of its subsidiaries for shares of Common Stock expiring within the then-preceding 12 months in respect of which no adjustment has been made and (B) the aggregate amount of any such all-cash distributions referred to in (i) above to all holders of shares of Common Stock within the then-preceding 12 months in respect of which no adjustments have been made, exceeds 5% of the Company's market capitalization on the expiration of such tender offer or (iii) make a distribution to all holders of its Common Stock consisting of evidences of indebtedness, shares of its capital stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in (i) and (ii) above), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution by a fraction (I) the numerator of which shall be the Market Value for the period ending on the record date referred to below and (II) the denominator of which shall be such Market Value less then the fair market value (as determined by the Board of Directors of the Company) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed, applicable to one share of Common Stock (but such denominator not to be less than one); provided, however, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Company if the holder of shares of Series A Preferred Stock would otherwise be entitled to receive such rights upon conversion at any time of shares of Series A Preferred Stock into shares of Common Stock unless such rights are subsequently redeemed by the Company, in which case such redemption shall be treated for purposes of this Section 8.3(c) as a dividend on the Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                  iv. Notwithstanding anything herein to the contrary, no adjustment under this Section 8.3 need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price.

                  v. The Company reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Company elects to make such a reduction in the Conversion Price, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

         8.4 If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

         8.5 Upon any increase or decrease in the Conversion Price, then, and in each such case, the Company promptly shall deliver to each registered holder of Series A Preferred Stock a certificate signed by an authorized officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

         8.6 No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Preference of the shares of Series A Preferred Stock so surrendered. If the conversion of any share or shares of Series A Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the last reported sale price of the Common Stock on the Nasdaq at the close of business on the Trading Day next preceding the day of conversion shall be paid to such holder in cash by the Company.

         8.7 In case of any (i) capital reorganization or reclassification or other change of outstanding shares of Common Stock, or, (ii) subject to Section 5, any Change of Control (other than a Change of Control in which the Company is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock) (the events in the foregoing clauses (i) and (ii) being referred to in this Section 8.7 as a "Transaction"), each share of Series A Preferred Stock then outstanding shall, without the consent of any holder of Series A Preferred Stock, become convertible only into the kind and amount of shares of stock or other securities (of the Company or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock could have been converted immediately prior to such Transaction after giving effect to any adjustment event. The provisions of this Section 8.7 and any equivalent thereof in any such certificate similarly shall apply to successive Transactions. The provisions of this Section 8.7 shall be the sole right of holders of Series A Preferred Stock in connection with any Transaction (other than any voting rights provided for herein and any rights set forth in Section 5 with respect to a Change of Control) and such holders shall have no separate vote thereon.

         8.8 The Company shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

         8.9 The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting holder of shares of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Series A Preferred Stock converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series A Preferred Stock converted, and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

9. DEFINITIONS. As used herein, the following terms shall have the following meanings:

         9.1 "Accrued Dividends" shall mean, with respect to any share of Series A Preferred Stock, as of any date, the accrued and unpaid dividends on such share from and including the most recent Dividend Payment Date (or from [FOURTH ANNIVERSARY OF CLOSING DATE TO BE INSERTED], 2002, in the case of dividends payable on the First Dividend Payment Date) to but not including such date.

         9.2 "Accumulated Dividends" shall mean, with respect to any share of Series A Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends on such share from the First Dividend Payment Date until the most recent Dividend Payment Date prior to such date. There shall be no Accumulated Dividends with respect to any share of Preferred Stock prior to the First Dividend Payment Date.

         9.3 "Affiliate" shall have the meaning ascribed to it, on the date hereof, under Rule 405 of the Securities Act of 1933, as amended.

         9.4 "Board of Directors" shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

         9.5 "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

         9.6 "Change of Control" shall mean (i) when (A) the Company consolidates with or merges into any other person or directly or indirectly conveys, transfers or leases all or substantially all of its assets to any person in one transaction or a series of related transactions, or (B) any person merges into the Company, in either event pursuant to a transaction in which (1) any securities of the Company entitled to vote generally for the election of directors or securities convertible into such securities that are outstanding immediately prior to the effectiveness thereof are reclassified or changed into or exchanged for cash, securities or other property and (2) a significant change in the composition of the Board of Directors of the Company is effected; (ii) when any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power, in the aggregate, normally entitled to vote in the election of directors of the Company; or (iii) when, during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

                  For purposes of the definition of "Change of Control," (i) the terms "person" and "group" shall have the meaning used for purposes of Rules 13d-3 and 13d-5 of the Exchange Act, as in effect on the Issue Date, whether or not applicable and (ii) the term "beneficial owner" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the original date of issuance of the Preferred Stock, whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

         9.7 "Common Stock" shall mean the common stock, par value $.01 per share, of the Company, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Company is a constituent corporation.

         9.8 "Dividend Payment Date" shall mean [FIRST DAY OF THE MONTH IMMEDIATELY FOLLOWING THE CLOSE OF EACH APPLICABLE QUARTERLY DIVIDEND PERIODS TO BE INSERTED] of each year, commencing on the First Dividend Payment Date.

         9.9 "Dividend Record Date" shall mean, with respect to each Dividend Payment Date, a date not more than 60 days nor less than 10 days preceding a Dividend Payment Date, as shall be fixed by the Board of Directors.

         9.10 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         9.11 "First Dividend Payment Date" shall mean [FIRST DAY OF THE THIRD MONTH IMMEDIATELY FOLLOWING THE INITIAL DIVIDEND ACCRUAL
DATE TO BE INSERTED], 2002.

         9.12 "Issue Date" shall mean [CLOSING DATE TO BE INSERTED], 1998, the original date of issuance of the Series A Preferred Stock.

         9.13 "Junior Stock" shall mean the Common Stock and the shares of any other class or series of stock of the Company created on or after the Issue Date that, by the terms of the Amended and Restated Certificate of Incorporation of the Company or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Amended and Restated Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof, shall be junior to the Series A Preferred Stock in respect of the right to receive dividends or to participate in any other distribution of assets.

         9.14 "Liquidation Preference" shall mean, with respect to each share of Series A Preferred Stock, $1,000.

         9.15 "Market Value" shall mean the average closing price of the Common Stock on the Nasdaq for a five consecutive trading day period.

         9.16 "Nasdaq" shall mean the Nasdaq Stock Market or, in the event the Nasdaq Stock Market is not the principal stock exchange on which the Common Stock is then traded or quoted, any principal successor stock exchange or nationally recognized market where the Common Stock is listed or included.

         9.17 "Parity Stock" shall mean the shares of any class or series of stock of the Company created on or after the Issue Date that, by the terms of the Amended and Restated Certificate of Incorporation of the Company or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Amended and Restated Certificate of Incorporation, shall fix the relative rights, preferences and limitations thereof shall, in the event that the stated dividends thereon are not paid in full, be entitled to share ratably with the Series A Preferred Stock in the payment of dividends, including accumulations, if any, in accordance with the sums or other consideration which would be payable on such shares if all dividends were declared and paid in full, or shall, in the event that the amounts payable thereon in liquidation are not paid in full, be entitled to share ratably with the Series A Preferred Stock in any other distribution of assets in accordance with the sums or other consideration which would be payable in such distribution if all sums payable were discharged in full.

         9.18 "Person" shall mean any individual, limited liability company, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         9.19 "Senior Stock" shall mean any capital stock of the Company ranking senior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock.

         9.20 "Trading Day" shall mean a day on which Nasdaq is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated to close.

10.      OTHER PROVISIONS.

         10.1 With respect to any notice to a holder of shares of Series A Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

         10.2 Shares of Series A Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, except that any issuance or reissuance of shares of Series A Preferred Stock must be in compliance with this Certificate of Designations.

         10.3 The shares of Series A Preferred Stock shall be issuable in whole shares.

         10.4 All notices periods referred to herein shall commence on the date of the mailing of the applicable notice.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested this ______ day of _________, 1998.

                                            GRYPHON HOLDINGS INC.


                                            By: ____________________________
                                               Name:
                                               Title:

Attest: _________________________
            Name:
            Title:

                                    EXHIBIT B




--------------------------------------------------------------------------------


--------------------------------------------------------------------------------










                          REGISTRATION RIGHTS AGREEMENT


                                  BY AND AMONG

                              GRYPHON HOLDINGS INC.

                                       AND

                         DEARBORN RISK MANAGEMENT, INC.,






                          DATED AS OF ________ __, 1998










--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                                 Page

ARTICLE 1.........................................................................................................1
         DEFINITIONS..............................................................................................1

ARTICLE 2.........................................................................................................4
         DEMAND REGISTRATION......................................................................................4
                  2.1 Request for Registration....................................................................4
                  2.2 Number of Registrations; Expenses...........................................................5
                  2.3 Effective Registration Statement............................................................5
                  2.4 Selection of Underwriters...................................................................6
                  2.5 Pro Rata Participation in Requested
                      Registration................................................................................6

ARTICLE 3.........................................................................................................6
         INCIDENTAL REGISTRATION..................................................................................6
                  3.1 Registration of Shares......................................................................6
                  3.2 Expenses....................................................................................7
                  3.3 Priority in Incidental Registrations........................................................7
                  3.4 Selection of Underwriters...................................................................7

ARTICLE 4.........................................................................................................8
         REGISTRATION PROCEDURES..................................................................................8
                  4.1  Preparation of Filings.....................................................................8
                  4.2  Data From Holders of Registrable Securities...............................................10
                  4.3  Discontinuance of Use of Prospectus.......................................................11
                  4.4  Underwriting Agreement....................................................................11

ARTICLE 5........................................................................................................12
         INDEMNIFICATION.........................................................................................12
                  5.1 Company's Indemnification..................................................................12
                  5.2 Seller's Indemnification...................................................................13
                  5.3 Indemnification Procedure..................................................................13
                  5.4 Contribution...............................................................................14
                  5.5  Indemnification Payments..................................................................15

ARTICLE 6........................................................................................................15
         RULE 144 ...............................................................................................15

ARTICLE 7........................................................................................................15
         MISCELLANEOUS PROVISIONS................................................................................15
                  7.1 Amendments.................................................................................15
                  7.2 Successors.................................................................................15
                  7.3 Applicable Law.............................................................................16
                  7.4 Counterparts...............................................................................16
                  7.5 Entire Agreement...........................................................................16
                  7.6 Severability...............................................................................16
                  7.7 Waiver and Consent.........................................................................16
                  7.8 Descriptive Headings.......................................................................16
                  7.9 Nominees for Beneficial Owners.............................................................16
                  7.10Notices....................................................................................17

                          REGISTRATION RIGHTS AGREEMENT

                  This Registration Rights Agreement is entered into as of this [___]th day of [_________], 1998 by and among Gryphon Holdings Inc., a Delaware corporation (the "Company"), and Dearborn Risk Management, Inc., a Delaware corporation ("Dearborn").

                  WHEREAS, the Company and Dearborn are parties to that certain Stock Purchase Agreement, dated as of February 9, 1998 (the "Stock Purchase Agreement"), pursuant to which, among other things, the Company has agreed to purchase from Dearborn, and Dearborn has agreed to sell to the Company, all of the issued and outstanding shares of capital stock of certain subsidiaries of Dearborn;

                  WHEREAS, under the terms and subject to the conditions of the Stock Purchase Agreement, in partial consideration for the purchase of the Shares, the Company has agreed to issue to Dearborn 14,444 shares (the "Preferred Shares") of Preferred Stock (as defined herein); and

                  WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition precedent to the Closing of the transactions contemplated by the Stock Purchase Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

                  For purposes of this Agreement, the following terms shall have the following meanings:

                  "Agreement" shall mean this Registration Rights Agreement as the same may be amended or modified from time to time hereafter.

                  "Commission" shall mean the United States Securities and Exchange Commission (or any other federal agency then administering the Securities Act).

                  "Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

                  "Company" shall have the meaning set forth in the first paragraph of this Agreement.

                  "Company Board" shall mean the Board of Directors of the Company.

                  "Company Party" shall have the meaning set forth in
Section 5.2 of this Agreement.

                  "Dearborn" shall have the meaning set forth in the first paragraph of this Agreement.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as shall be in effect from time to time.

                  "Indemnified Party" shall have the meaning set forth in
Section 5.3 of this Agreement.

                  "Indemnifying Party" shall have the meaning set forth in
Section 5.3 of this Agreement.

                  "NASD" shall mean the National Association of Securities Dealers, Inc.

                  "Nasdaq" shall mean The NASDAQ National Market or any successor stock market.

                  "Other Holders" shall have the meaning set forth in
Section 2.1 of this Agreement.

                  "Person" shall mean any individual, partnership (limited or general), corporation, company, limited liability company, joint venture, trust, association, unincorporated organization, government or department or agency thereof or other entity.

                  "Preferred Shares" shall have the meaning set forth in the third paragraph of this Agreement.

                  "Preferred Stock" shall mean the Series A 4.0% Cumulative Convertible Preferred Stock of the Company.

                  "Registrable Securities" shall mean (i) the shares of Common Stock into which the Preferred Shares have been or may be converted and (ii) any other securities issued or issuable with respect to any shares of Common Stock referred to in the foregoing subdivision by way of stock dividend or split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that such securities shall cease to be Registrable Securities if and when (a) a registration statement with respect to the disposition of such securities shall have become effective under the Securities Act and such securities shall have been disposed of pursuant to such effective registration statement, (b) such securities shall have been otherwise transferred, if new certificates or other evidences of ownership for such securities not bearing a legend restricting further transfer and not subject to any stop transfer order or other restrictions on transfer shall have been delivered by the Company, and subsequent dispositions of such securities shall not require registration or qualification of such securities under the Securities Act, or
(c) such securities shall have ceased to be outstanding.

                  "Registration Expenses" shall mean all expenses incident to the Company's performance of or compliance with its obligations under this Agreement, including, without limitation, all Commission, NASD, stock exchange or Nasdaq registration and filing fees and expenses, fees and expenses of compliance with applicable state securities or "blue sky" laws (including, without limitation, reasonable fees and disbursements of counsel for the underwriters in connection with "blue sky" qualifications of the Registrable Securities), printing expenses, messenger and delivery expenses, the fees and expenses incurred in connection with the listing of securities to be registered on each securities exchange or national market system on which such securities are listed, fees and disbursements of counsel for the Company and all independent certified public accountants (including the expenses of any annual audit and "cold comfort" letters required by or incident to such performance and compliance), the fees and disbursements of underwriters customarily paid by issuers or sellers of securities (including the fees and expenses of any "qualified independent underwriter" required by the NASD), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, and fees and expenses of other Persons retained by the Company (but excluding any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Securities by holders of such Registrable Securities other than the Company and any fees and disbursements of counsel retained by such holders).

                  "Requesting Holders" shall have the meaning set forth in
Section 2.1 of this Agreement.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as shall be in effect from time to time.

                  "Seller" shall have the meaning set forth in Section 5.1 of this Agreement.

                  "Seller Party" shall have the meaning set forth in Section 5.1 of this Agreement.

                  "Shareholder" shall mean any holder of Registrable
Securities.

                  "Voting Securities" shall mean, at any time, the aggregate of
(i) the outstanding shares of Common Stock and (ii) the shares of Common Stock issuable in respect of any other securities of the Company outstanding at such time.

                                    ARTICLE 2

                               DEMAND REGISTRATION

                  2.1 Request for Registration. At any time and from time to time after the date which is six months from the date hereof, upon the written request of one or more Shareholders holding in the aggregate Registrable Securities representing not less than five percent of the Voting Securities (such Shareholders being referred to as the "Requesting Holders") that the Company effect the registration under the Securities Act of those Registrable Securities held by such Requesting Holders which are specified in such request (which request may specify an underwritten offering), the Company shall within 10 days give written notice of such requested registration to all other holders of Registrable Securities, if any (the "Other Holders"). For a period of 15 days following delivery of such notice, each Other Holder, if any, may request in writing that the Company also register part or all of its Registrable Securities (the number of Registrable Securities to be registered shall be specified in such request) and the Company may decide to register for its own account or that of Other Holders Common Stock and/or any other securities of the same type and class as the Registrable Securities to be registered by the Requesting Holders. Subject to the provisions of this Article 2, the Company shall use its best efforts to cause the prompt registration under the Securities Act of (i) the Registrable Securities that the Requesting Holders have requested the Company to register and (ii) all other securities of the Company that the Company has determined to register or that the Company has been requested to register by the Other Holders, and in connection therewith, subject to Section 2.3, shall prepare and file on such form as the Company in its reasonable discretion shall determine is appropriate to effect such registration under the Securities Act.

                  Notwithstanding the foregoing, the Company shall not be required to file a registration statement in any of the following situations:

                  (a) if the number of Registrable Securities to be registered pursuant to the requests of Shareholders does not exceed two percent of the Voting Securities;

                  (b) during any period of time (not to exceed 90 days with respect to each request) when the Company is "in registration" with respect to a public offering and, in the judgment of the managing underwriter thereof, the requested filing would have an adverse effect on the public offering;

                  (c) during any period of time (not to exceed 90 days with respect to each request) when the Company is in possession of material non-public information that it deems is in its best interest not to disclose publicly; or

                  (d) during the 90 day period following the effectiveness of any previous registration statement filed at the request of a Shareholder or otherwise.

                  The right of the Company not to file a registration statement pursuant to paragraphs (b) through (d) above may not be exercised for more than an aggregate of 180 days in any twelve-month period.

                  2.2 Number of Registrations; Expenses. The Company shall not be obligated to effect more than two registrations in the aggregate pursuant to requests from Requesting Holders under Section 2.1. The Company shall pay all Registration Expenses in connection with each registration that the Company is obligated to effect pursuant to this Section 2.2; provided, that, the Company shall not be required to pay the Registration Expenses of any registration proceeding begun pursuant to this Section 2.2, the request of which has been subsequently withdrawn by the Requesting Holders and the Other Holders, unless the holders of a majority of the Registrable Securities agree that such request will constitute a demand registration pursuant to this Section 2.2. In connection with any registration pursuant to this Article 2, each Shareholder shall pay (i) all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Shareholder's Registrable Securities and (ii) its pro rata share (based upon the number of Registrable Securities sold by all Shareholders) of any fees and expenses of counsel to the Shareholders incurred in connection with such registration.

                  2.3 Effective Registration Statement. A registration requested pursuant to Section 2.1 shall not be deemed to have been effected (i) unless the registration statement relating thereto has become effective under the Securities Act, (ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason or reasons not primarily attributable to any Shareholder and has not promptly thereafter become effective, or (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than primarily by reason of a failure on the part of any Shareholder.

                  2.4 Selection of Underwriters. The underwriter or underwriters for a requested registration pursuant to Section 2.1 shall be jointly selected by the Company and the holders holding at least a majority of the Registrable Securities to be registered.

                  2.5 Pro Rata Participation in Requested Registration. If a requested registration pursuant to this Article 2 involves an underwritten offering and the managing underwriter advises the Company in writing (with a copy to each holder of Registrable Securities requesting registration) that, in its opinion, the number of securities requested to be included in such registration (including securities of the Company which are not Registrable Securities) exceeds the number which can be sold in such offering within a price range reasonably acceptable to the holders of a majority (by number of shares) of the Registrable Securities requested to be included in such registration, the Company will include in such registration, to the extent of the number which the Company is so advised can be sold in such offering, (i) first, Registrable Securities requested to be included in such registration by the Requesting Holders pro rata among such Requesting Holders on the basis of the number of Registrable Securities which are requested to be registered by them, (ii) second, Registrable Securities requested to be included in such registration by Other Holders pro rata among such Other Holders on the basis of the number of Registrable Securities which are requested to be registered by them, and (iii) third, other securities of the Company proposed by the Company to be included in such registration for its own account or for the account of any of its officers, directors or employees.

                                    ARTICLE 3

                             INCIDENTAL REGISTRATION

                  3.1 Registration of Shares. If at any time after the date hereof the Company proposes to register any of its securities under the Securities Act (other than in respect of a registration on Form S-4, S-8 or successor or similar forms or pursuant to Article 2), the Company shall give prompt written notice to all registered holders of Registrable Securities of its intention to do so and of such holder's rights under this Article 3. Upon the written request of any such holder provided to the Company within 20 days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder), the Company will include in such registration under the Securities Act all Registrable Securities which the Company has been so requested to register by the holder or holders thereof; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities requesting registration and (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities. No registration effected under this Section 3.1 shall relieve the Company of its obligation to effect any registration upon request under Article 2.


                  3.2 Expenses. The Company shall pay all Registration Expenses in connection with the registration of Registrable Securities requested pursuant to Section 3.1. In connection with any registration pursuant to this Article 3, each Shareholder shall pay (i) all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Shareholder's Registrable Securities and (ii) its pro rata share (based upon the number of Registrable Securities sold by all Shareholders) of any fees and expenses of counsel to the Shareholders incurred in connection with such registration.

                  3.3 Priority in Incidental Registrations. If the managing underwriter of any underwritten offering pursuant to this Article 3 shall inform the Company in writing (with a copy to the holder or holders of Registrable Securities requesting registration) of its belief that the distribution of all or a specified number of Registrable Securities requested to be included in such registration would materially adversely affect such offering, then the Company will include in such registration, to the extent of the number which the Company is so advised can be sold in such offering, (i) first, all securities proposed by the Company to be sold for its own account, (ii) second, on a pro rata basis
(A) such Registrable Securities requested to be included in such registration by the holders thereof, and (B) all securities proposed by the Company to be sold for the account of any of its officers, directors or employees, in each case on the basis of the number of securities which are requested to be registered by them, and (iii) third, for the account of any other Person.

                  3.4 Selection of Underwriters. If a registration pursuant to
Section 3.1 involves an underwritten offering, the underwriter or underwriters thereof shall be selected by the Company.


                                    ARTICLE 4

                             REGISTRATION PROCEDURES

                  4.1 Preparation of Filings. If and whenever the Company is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Articles 2 and 3, the Company will promptly:

                  (a) prepare and, within 60 days after the end of the period within which requests for registration may be given to the Company, file with the Commission the requisite registration statement to effect such registration and thereafter use its best efforts to cause such registration statement to become effective; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities (and, under the circumstances specified in Section 3.1, its securities which are Registrable Securities) at any time prior to the effective date of the registration statement relating thereto;

                  (b) prepare and file with the Commission such amendments, post effective amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for (i) in the case of a registration under Article 2, 90 days or, subject to applicable law, such shorter period as all Registrable Securities have been sold and
         (ii) in the case of a registration under Article 3, such period of time, subject to applicable law, as the Company determines;

                  (c) furnish to each seller of Registrable Securities covered by such registration statement, upon written request, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request;

                  (d) use its best efforts (i) to register or qualify all Registrable Securities and other securities covered by such registration statement under the securities or "blue sky" laws of such States of the United States of America where an exemption is not available and as the sellers of Registrable Securities covered by such registration statement shall reasonably request, (ii) to keep such registration or qualification in effect for so long as such registration statement remains in effect, and (iii) to take any other action which may be reasonably necessary or advisable to enable such sellers to consummate the disposition in such jurisdictions of the securities to be sold by such sellers, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subsection (d) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

                  (e) use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other Federal or state governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the intended disposition of such Registrable Securities;

                  (f) furnish, upon written request, to each seller of Registrable Securities a signed counterpart, addressed to each such seller, of

                           (i) an opinion of outside counsel for the Company, and

                           (ii) a "comfort" letter signed by the independent
                  public accountants who have certified the Company's financial statements included or incorporated by reference in such registration statement,

         covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of clause (i), the related offering, and, in the case of the accountants' comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' comfort letters delivered to the underwriters in underwritten public offerings of securities (and dated the dates such opinions and comfort letters are customarily dated) and, in the case of the accountants' comfort letter, such other financial matters, and, in the case of the legal opinion, such other legal matters, as the sellers holding at least a majority of the Registrable Securities covered by such registration statement or the underwriters may reasonably request;

                  (g) notify each seller of Registrable Securities covered by such registration statement (i) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon the Company's discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such seller promptly prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made; and (ii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation or threatening of any proceedings for that purpose, and shall use all reasonable efforts to obtain as soon as possible the lifting of any stop order that might be issued suspending the effectiveness of such registration statement;

                  (h) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and promptly furnish to each such seller of Registrable Securities a copy of any amendment or supplement to such registration statement or prospectus;

                  (i) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement; and

                  (j) prior to the effective date of any applicable registration statement, use its best efforts to list, subject to official notice of issuance, all Registrable Securities covered by such registration statement on any national securities exchange (including NASDAQ) on which Registrable Securities covered by such registration statement are then listed.

                  4.2 Data From Holders of Registrable Securities. Each seller of Registrable Securities as to which any registration is being effected shall furnish to the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request. Prior to any filing of a registration statement or any amendment thereto, or the distribution of any supplement, the Company shall provide any holders of Registrable Securities covered thereby reasonable notice of such filing or preparation in order to provide such holders reasonable time to comply with the requirements of the preceding sentence and the Company shall thereafter provide such holders with a reasonable opportunity to review and comment on any information pertaining to such holders in the form to be included in the registration statement, amendment thereto or prospectus supplement. Upon the request of any such holder, the Company shall amend or supplement the registration statement or prospectus, or modify the applicable draft thereof, to the extent necessary to correct any material misstatement of, or material omission from, the information pertaining to such holder.

                  4.3 Discontinuance of Use of Prospectus. Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.1(g), such holder will forthwith discontinue such holder's disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.1(g) and, if so directed by the Company, will deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such holder's possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. In the event that the Company shall give any such notice, the period mentioned in Section 4.1(b) shall be extended by the greater of (A) 60 days, or (B) the number of days during the period from and including the date of the giving of such notice pursuant to Section 4.1(g) to and including the date when each holder of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 4.1(g).

                  4.4 Underwriting Agreement. If requested by the underwriters for any underwritten offering by holders of Registrable Securities pursuant to a registration requested under Article 2, the Company will enter into an underwriting agreement with such underwriters for such offering; such agreement to be reasonably satisfactory in form and substance to the Company, each such holder and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing and customary in agreements of this type, including, without limitation, customary indemnifications. The holders of the Registrable Securities will cooperate with the Company in the negotiation of the underwriting agreement. The holders of Registrable Securities to be distributed by such underwriters shall be parties to such underwriting agreement.


                                    ARTICLE 5

                                 INDEMNIFICATION

                  5.1 Company's Indemnification. In the event of the registration, pursuant to the provisions of this Agreement, under the Securities Act of any Registrable Securities, the Company agrees to indemnify and hold harmless each Shareholder thereby offering such Registrable Securities for sale (each, a "Seller") and its directors, officers, partners, shareholders, agents and representatives, and each Person who controls any such Seller within the meaning of the Securities Act (each, a "Seller Party"), from and against any and all losses, claims, damages or liabilities, joint or several, to which such Seller Party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities, arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus or final prospectus relating to such Registrable Securities, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, and will reimburse each such Seller Party for any legal or other fees and expenses reasonably incurred by such Seller Party in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary prospectus, such final prospectus or such amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by any Seller Party specifically and expressly for use in the preparation thereof; and provided, further, that the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, liability (or action in respect thereof) or expense arises out of such Person's failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such final prospectus.

                  5.2 Seller's Indemnification. In the event of the registration under the Securities Act of any Registrable Securities pursuant to the provisions of this Agreement, each Seller agrees severally, and not jointly, to indemnify and hold harmless the Company, its directors, officers, agents, shareholders and representatives, and each Person who controls the Company within the meaning of the Securities Act (each, a "Company Party"), from and against any losses, claims, damages or liabilities, joint or several, to which such Company Party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus or final prospectus relating to such Registrable Securities, or any amendment or supplement thereto, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, but only to the extent that such untrue statement or omission was made therein in reliance upon and in conformity with written information furnished to the Company by such Seller expressly for use in connection with the preparation thereof, and will reimburse such Company Party for any legal or any other fees and expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that that liability of each Seller under this Article 5 shall be limited to the amount of proceeds received by such Seller from the sale of Registrable Securities.

         5.3 Indemnification Procedure. Promptly after receipt by a Person or entity entitled to indemnification under either Section 5.1 or Section 5.2 (an "Indemnified Party") of service of process or written notice of the commencement of any action or claim relating to any registration statement filed under the Securities Act pursuant to this Agreement, such Indemnified Party will, if a claim for indemnification hereunder in respect thereof is to be made against any other party hereto (an "Indemnifying Party"), give written notice to such Indemnifying Party of the commencement of such action or claim, provided that the failure to notify the Indemnifying Party will not relieve it from any liability which it may have to any Indemnified Party, except to the extent that the Indemnifying Party is actually prejudiced by the Indemnified Party's failure to give timely notice. In case any such action is brought against an Indemnified Party, and it notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled (at its own expense and subject to considerations of attorney-client privilege) to participate in and, to the extent that it may wish, jointly with any other Indemnifying Party, to assume at its expense the defense of such action and in connection therewith appoint counsel for the Indemnified Party, which appointment shall be subject to approval by the Indemnified Party (such approval not to be unreasonably withheld) and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party for any fees or expenses of counsel subsequently incurred by such Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation; provided, however, that the Indemnifying Party shall bear the reasonable fees and expenses of one separate firm of counsel to the Indemnified Party if the use of one counsel would present such counsel with a conflict of interest. No Indemnifying Party shall be liable for any settlement of any action or proceeding effected without its written consent (which consent shall not be unreasonably withheld). No Indemnifying Party shall, without the consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

         5.4 Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Article 5 is for any reason held to be unenforceable although applicable in accordance with its terms, the Indemnified Party and the Indemnifying Party under Section 5.1 or 5.2 shall contribute to the aggregate losses, claims, damages, liabilities and expenses of the nature contemplated by such indemnity agreement incurred by such parties in such proportion as shall be appropriate to reflect the relative fault of the Company and the prospective sellers of Registrable Securities covered by the registration statement which resulted in such loss, claim, damage or liability, or action in respect thereof, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Such prospective sellers' obligations to contribute as provided in this Section 5.4 are several in such proportion as is appropriate to reflect the relative fault of each of the prospective sellers, as well as any other relevant equitable consideration, and not joint. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such Person's consent, which consent shall not be unreasonably withheld.

         5.5 Indemnification Payments. The indemnification required by this
Article 5 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

                                    ARTICLE 6

                                    RULE 144

         The Company covenants that it will use its best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is not required to file such reports, it will, upon the request of any Shareholder, make publicly available other information), and it will take such further action as any Shareholder may reasonably request, all to the extent required from time to time to enable such Shareholder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Shareholder, the Company will deliver to such Shareholder a written statement as to whether it has complied with such requirements.

                                    ARTICLE 7

                            MISCELLANEOUS PROVISIONS

         7.1 Amendments. This Agreement may be amended by the Company and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act of the holders of at least a majority of the Registrable Securities. Each holder of any Registrable Securities at the time or thereafter outstanding shall be bound by any consent authorized by this Section 7.1, whether or not such holder shall have actually consented to the amendment, action or omission to act.

         7.2 Successors. Subject to the terms and conditions hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors, assigns and transferees; provided that any such successor, assign and transferee shall be deemed a party hereto for all purposes and shall agree in writing to all of the terms hereof to the same extent as its predecessor, assignor or transferor.

         7.3 Applicable Law. The Parties hereto agree that this Agreement shall be construed, enforced and governed by the Laws of the State of New York without regard to the Principles of the Laws of Conflicts.

         7.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         7.5 Entire Agreement. This Agreement constitutes the entire Agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants or undertakings with respect of the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. This Agreement may only be modified or amended pursuant to Section 7.1 by an instrument in writing making express reference to this Agreement, expressly stating that it is an amendment to this Agreement and signed by or on behalf of the appropriate parties hereto.

         7.6 Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not effect the validity, legality, or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction;

it being intended that all rights and obligations hereunder shall be enforceable to the fullest extent permitted by law.

         7.7 Waiver and Consent. No waiver by any party hereto of the breach of any provision of this Agreement shall operate or be construed as a waiver of any preceding or succeeding breach, whether of like or different nature, or shall be effective unless in a writing signed by the party granting such waiver. The failure by any party to exercise any right or privilege hereunder shall not be deemed a waiver of such party's rights to exercise the same at any subsequent time or times.

         7.8 Descriptive Headings. The descriptive headings of the several articles, sections and paragraphs of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

         7.9 Nominees for Beneficial Owners. In the event that any Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election in writing delivered to the Company, be treated as the holder of such Registrable Securities for purposes of any request or other action by any holder or holders of Registrable Securities pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Securities held by any holder or holders of Registrable Securities contemplated by this Agreement. If the beneficial owner of any Registrable Securities so elects, the Company may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Registrable Securities.

         7.10 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission, in each case to be effective on the date of receipt, or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:

         If to the Company, to:

         Gryphon Holdings Inc.
         30 Wall Street
         New York, New York  10005
         Attention:  Robert M. Coffee, Esq.
         Facsimile:  (212) 825-0200

         With a copy to:

         LeBoeuf, Lamb, Greene & MacRae, L.L.P.
         125 W. 55th Street
         New York, New York  10019
         Attention:  Peter R. O'Flinn
         Facsimile:  212-424-8500

         If to Dearborn, to:

         c/o Castle Harlan, Inc.
         150 East 58th Street
         37th Floor
         New York, New York  10155
         Attention:  Robert Wages
                     Jeffrey Siegel
         Facsimile:  (212) 207-8042

         With a copy to:

         Schulte Roth & Zabel LLP
         900 Third Avenue
         New York, New York  10022
         Attention:  Marc Weingarten, Esq.
                     Michael R. Littenberg, Esq.
         Facsimile:  212-593-5955

         Any party may change the address to which these notices are to be given by providing all of the parties notice in the manner set forth herein.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written.

                                                  GRYPHON HOLDINGS INC.

                                                  By:___________________________
                                                      Name:
                                                      Title:

                                                  DEARBORN RISK MANAGEMENT, INC.

                                                  By:___________________________
                                                      Name:
                                                      Title:

                                    EXHIBIT C

                             SHAREHOLDERS' AGREEMENT

                                  BY AND AMONG

                             GRYPHON HOLDINGS INC.,

                         DEARBORN RISK MANAGEMENT, INC.

                                       AND

                         CASTLE HARLAN PARTNERS II, L.P.

                          DATED AS OF ________ __, 1998

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1......................................................................1
         DEFINITIONS...........................................................1

ARTICLE 2......................................................................4
         TRANSFER OF SHARES....................................................4
                  2.1      Legends.............................................4
                  2.2      Transfers - Compliance With Agreement...............4
                  2.3      Shareholder Transfers - Acceptance of
                  Agreement....................................................4

ARTICLE 3......................................................................5
         VOTING AND BOARD REPRESENTATION.......................................5
                  3.1      Voting..............................................5
                  3.2      Director Designated by CHII.........................6
                  3.3      Resignation of Nominee..............................7
                  3.4      CHII Representatives................................7

ARTICLE 4......................................................................8
         OTHER AGREEMENTS AND COVENANTS........................................8

ARTICLE 5.....................................................................10
         MISCELLANEOUS PROVISIONS.............................................10
                  5.1      Amendments.........................................10
                  5.2      Term...............................................10
                  5.3      Obligations Upon Termination.......................11
                  5.4      Successors.........................................11
                  5.5      APPLICABLE LAW.....................................11
                  5.6      Counterparts.......................................11
                  5.7      Entire Agreement...................................11
                  5.8      Severability.......................................12
                  5.9      Waiver and Consent.................................12
                  5.10     Notices............................................12

                             SHAREHOLDERS' AGREEMENT

         This Shareholders' Agreement is entered into as of this ___ day of _________, 1998 by and among Gryphon Holdings Inc., a Delaware corporation (the "Company"), Dearborn Risk Management, Inc., a Delaware corporation ("Dearborn"), and Castle Harlan Partners II, L.P., a Delaware limited partnership ("CHII").

         WHEREAS, the Company and Dearborn are parties to that certain Stock Purchase Agreement, dated as of February 9, 1998 (the "Stock Purchase Agreement"), pursuant to which the Company has agreed to purchase from Dearborn, and Dearborn has agreed to sell to the Company, all of the issued and outstanding shares of capital stock (the "Shares") of certain subsidiaries of Dearborn;

         WHEREAS, under the terms and subject to the conditions of the Stock Purchase Agreement, in partial consideration for the purchase of the Shares, the Company has agreed to issue to Dearborn shares of Preferred Stock (as defined herein) subject to the Escrow Agreement (as defined herein); and

         WHEREAS, the parties hereto desire to set forth in this Agreement certain rights and responsibilities of the Company, Dearborn and CHII.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

    For purposes of this Agreement, the following terms shall have the following meanings:

         "Affiliate" shall mean any Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the Person specified.

         "Agreement" shall mean this Shareholders' Agreement, as amended from time to time hereafter.

         "Certificate of Designation" shall have the meaning set forth in the definition of "Preferred Stock" in this Article I.

         "Change of Control" shall mean (i) when (A) the Company consolidates with or merges into any other person or directly or indirectly conveys, transfers or leases all or substantially all of its assets to any person in one transaction or a series of related transactions, or (B) any person merges into the Company, in either event pursuant to a transaction in which any Voting Securities of the Company that are outstanding immediately prior to the effectiveness thereof are reclassified or changed into or exchanged for cash, securities or other property if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are defined in Rule 13(d) under the Exchange Act) has beneficial ownership (as such term is defined in
Section 4.5), directly or indirectly, of more than 50% of the outstanding Voting Securities of the surviving entity, in the case of any such merger or consolidation, or the transferee, in the case of any such conveyance, transfer or lease; (ii) when any "person" or "group" has beneficial ownership, directly or indirectly, of more than 50% of the then outstanding Voting Securities of the Company; or (iii) when, during any period of 12 consecutive months after the date hereof, individuals who at the beginning of any such 12-month period constituted the Company Board (together with any new directors whose election by such Company Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company Board then in office.

         "CHII" shall have the meaning set forth in the first paragraph of this Agreement.

         "Commission" shall mean the United States Securities and Exchange Commission.

         "Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

         "Company" shall have the meaning set forth in the first paragraph of this Agreement.

         "Company Board" shall mean the Board of Directors of the Company.

         "Dearborn" shall have the meaning set forth in the first paragraph of this Agreement.

         "Escrow Agreement" shall mean the Escrow Agreement, dated as of ___, 1998, among the Company, Dearborn and the Escrow Agent identified therein.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Person" shall mean any individual, partnership (limited or general), corporation, company, limited liability company, joint venture, trust, association, unincorporated organization, government or department or agency thereof or other entity.

         "Preferred Shares" shall mean the shares of Preferred Stock issued by the Company to Dearborn pursuant to the terms of the Stock Purchase Agreement.

         "Preferred Stock" shall mean the Series A 4.0% Cumulative Convertible Preferred Stock of the Company having the rights, designations, preferences, limitations and qualifications set forth in the Certificate of Designation (the "Certificate of Designation") attached as Exhibit A hereto.

         "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of the date hereof, by and between the Company, Dearborn and CHII.

         "Restricted Shares" shall mean the Preferred Shares and any shares of Common Stock issued upon the conversion of such Preferred Shares in accordance with the Certificate of Designation; provided, however, that such securities shall cease to be Restricted Shares if and when (a) a registration statement with respect to the disposition of such securities shall have become effective under the Securities Act and such securities shall have been disposed of pursuant to such effective registration statement in accordance with the terms hereof, (b) such securities shall have been otherwise transferred in accordance with the terms hereof, if new certificates or other evidences of ownership for such securities not bearing a legend restricting further transfer and not subject to any stop transfer order or other restrictions on transfer shall have been delivered by the Company, and subsequent dispositions of such securities shall not require registration or qualification of such securities under the Securities Act, or (c) such securities shall have ceased to be outstanding.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Shareholder" shall mean each of CHII and Dearborn.

         "Shares" shall have the meaning set forth in the recitals hereto.

         "Stock Purchase Agreement" shall have the meaning set forth in the recitals hereto.

         "Subsidiary" shall mean each entity as to which the Company, directly or indirectly, owns or has the power to vote, or to exercise a controlling influence with respect to, 50% or more of the Voting Securities of such entity.

         "Third Party" shall mean, as to any Person, any Person other than an Affiliate of such Person.

         "Transfer" shall mean any direct or indirect transfer of any right, title or interest in and to any of the Restricted Shares to any Person, whether in the form of a sale, assignment, gift, bequest, exchange of property, conveyance, pledge, encumbrance or any other form of disposition.

         "Voting Securities" shall mean any securities of a Person entitled to vote generally for the election of directors or securities convertible into such securities.

                                   ARTICLE II

                               TRANSFER OF SHARES

         2.1 Legends. (a) Each certificate evidencing Restricted Shares shall bear the following legend:

                  "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH SUCH LAWS."

                  (b) For so long as Dearborn or CHII, as the case may be, owns any Restricted Shares, the certificates representing such Restricted Shares shall bear the following legend:

                  "THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF THAT SHAREHOLDERS' AGREEMENT, DATED AS OF _______ __, 1998, BY AND AMONG GRYPHON HOLDINGS INC., DEARBORN RISK MANAGEMENT, INC. AND CASTLE HARLAN PARTNERS II, L.P. A COPY OF THE SHAREHOLDERS' AGREEMENT IS ON FILE AT THE OFFICE OF GRYPHON HOLDINGS INC. AND IS AVAILABLE UPON REQUEST. THE SHAREHOLDERS' AGREEMENT PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON THE SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF, AND THE VOTING OF, THE SECURITIES REPRESENTED BY THIS CERTIFICATE."

         2.2 Transfers - Compliance With Agreement. During the term of this Agreement, neither Dearborn nor CHII shall, directly or indirectly, Transfer any of the Restricted Shares, except as permitted by, and in compliance with, the terms and conditions of this Agreement and in accordance with any applicable laws. Any purported Transfer not in compliance with the terms and conditions of this Agreement shall be void and of no force and effect.

         2.3 Shareholder Transfers - Acceptance of Agreement. During the six months immediately following the date hereof, neither Dearborn nor CHII shall have the right to Transfer Restricted Shares to any Person unless such Transfer is (i) approved by the Company Board, (ii) pursuant to an offering of securities in which Dearborn or CHII, as the case may be, has exercised incidental registration rights pursuant to the terms of the Registration Rights Agreement, or (iii) effected pursuant to the terms of the Escrow Agreement. Following such six month period, transfers shall only be restricted to the extent required by applicable law. Notwithstanding the foregoing, Dearborn shall have the right at any time to Transfer Restricted Shares to any of its stockholders as set forth on Schedule ___, and such stockholders shall have the right to transfer any shares of Common Stock issued upon the conversion of the Preferred Shares in accordance with the Certificate of Designation to any other Person that immediately following such transfer would own beneficially less than 5% of the Voting Securities of the Company and, after the use of all reasonable efforts by Dearborn to determine, in its reasonable judgment, that such Person has no intention of becoming the beneficial owner of more than 5% of the Voting Securities of the Company; provided that (i) no such transfer may be made except
(A) pursuant to an effective registration statement under the Securities Act and all applicable state securities or "blue sky" laws, or (B) if the Company has been furnished with an opinion of counsel for the holder, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that such transfer is exempt from the provisions of the Securities Act and all applicable state securities or "blue sky" laws; and (ii) other than pursuant to a public offering of shares of the Company or as approved by the Company Board, any such transferee shall execute and become a party to this Agreement, as it may be amended from time to time.

                                   ARTICLE III

                         VOTING AND BOARD REPRESENTATION

         3.1 Voting. During the term of this Agreement, each Shareholder agrees that:

                  (a) Such Shareholder shall be present, in person or by proxy, at all meetings of stockholders of the Company which such party is entitled to attend so that all Voting Securities of the Company owned by such party may be counted for the purpose of determining the presence of a quorum at such meetings.

                  (b) Such Shareholder shall vote all Voting Securities of the Company owned by such party (i) for the election of all directors included in the Company's slate of directors at each stockholders' meeting of the Company and (ii) as recommended by the Company Board with respect to any stockholder vote on a merger, consolidation, transfer of all or substantially all of the assets of the Company or other business combination transaction.

         3.2 Director Designated by CHII. During the term of this Agreement:

                  (a) As soon as practicable after the date hereof, the Company Board shall elect John Castle as a director of the Company to serve until the immediately succeeding annual meeting of stockholders of the Company. In the event of a vacancy caused by the disqualification, removal, resignation or other cessation of service of John Castle or any other nominee to the Company Board designated by CHII (each of John Castle or such other nominee being at times referred to herein as a "Nominee"), subject to Section 3.2(d), the Company Board shall elect, at the next regular meeting of the Company Board following such disqualification, removal, resignation or other cessation of service, as a director of the Company (to serve until the Company's immediately succeeding annual meeting of stockholders) a replacement Nominee. During such time as John Castle or any such Nominee shall serve as a director of the Company, the Company shall cause to be maintained policies of directors' and officers' liability insurance for the benefit of John Castle or such Nominee, as the case may be, providing coverage of at least the same amount on the same terms and conditions as the policies maintained by the Company with respect to all other directors serving on the Company Board. The Company shall provide John Castle or such Nominee, as the case may be, with notice of any material change in the coverage under such policies relating to them as soon as is practicable.

                  (b) At the first annual meeting of stockholders of the Company following the date hereof, John Castle or, subject to Section 3.2(d), another Nominee shall be recommended by the Company Board to stockholders of the Company for election as a Class I Director with an initial term expiring at the annual meeting of stockholders of the Company to be held in the year 2000. At each subsequent annual meeting of stockholders of the Company at which (i) the term of John Castle or any other Nominee is to expire or (ii) a vacancy caused by the disqualification, removal, resignation or other cessation of service of John Castle or such other Nominee from the Company Board is to be filled, subject to
Section 3.2(d), the Company Board shall recommend a Nominee to stockholders of the Company for election as a Class I Director and shall use all reasonable efforts to cause the election of such Nominee to the Company Board, including soliciting proxies in favor of the election of such Nominee.

                  (c) CHII shall provide notice in writing at least 90 days prior to any annual meeting of stockholders of the Company at which a Nominee is to be recommended for election indicating the name of the Nominee and all information required by

Regulation 14A and Schedule 14A under the Exchange Act with respect to such Nominee; provided that the Company shall have delivered a written request to CHII for such information not later than 120 days prior to such annual meeting.

                  (d) In the event the Company is advised in writing by its outside counsel, which counsel shall not have been determined in the reasonable judgment of CHII to be unacceptable, that a proposed Nominee would not be qualified under the Company's Certificate of Incorporation or By-Laws, as such Certificate of Incorporation or By-Laws shall from time to time be amended, or any applicable statutory or regulatory standards to serve as a director of the Company, or if the Company Board or the Governance Committee of the Company Board for any reason does not approve a proposed Nominee (it being understood by the parties that John Castle has been approved as a proposed Nominee), CHII agrees to withdraw such proposed Nominee and nominate a replacement therefor (which replacement would be subject to the requirements of this Section 3.2(d)). With respect to any Nominee to be elected at an annual meeting of stockholders of the Company, any such disapproval by the Company Board or the Governance Committee of the Company Board must be made no later than one month after CHII first informs the Company of the identity of the proposed Nominee; provided, however, that the Company shall in all cases notify CHII of any such objection sufficiently in advance of the date on which proxy materials are mailed by the Company in connection with such election of directors to enable CHII to proposed an alternate Nominee pursuant to and in accordance with the terms of this Agreement.

                  (e) During such time as a Nominee shall serve as a director on the Company Board, such Nominee shall also serve on the Compensation and Governance Committees of the Company Board, and shall be appointed by the Company Board to serve on such Committees.

         3.3 Resignation of Nominee. Immediately upon termination of this Agreement pursuant to and in accordance with Section 5.2 hereof, CHII shall cause the Nominee then serving on the Company Board to resign from the Company Board upon the request of the Company Board.

         3.4 CHII Representatives. During the term of this Agreement, CHII shall have the right to designate two representatives (the "CHII Representatives") who may attend each regular or special meeting of the Company Board (and, at the Company Board's sole discretion, meetings of the committees of the Company Board) and who, subject to the execution and delivery to the Company by each CHII Representative of a confidentiality agreement in form and substance reasonably satisfactory to the Company, shall be furnished with all information generally provided to the Company's directors; provided, however, that the CHII Representatives shall have the right to attend any portion of such meeting or to receive any portion of such information only to the extent that such attendance or receipt of information would not compromise any attorney-client or similar privilege. The CHII Representatives shall have rights of observation and shall have no voting rights with respect to any matter considered by the Company Board or any committee thereof. The initial CHII Representatives shall be Jeffrey Siegel and Robert Wages. The Company shall have the right to object to any proposed replacement CHII Representative or to remove any CHII Representative at any time as determined by the Company in its reasonable judgment, provided that CHII is given at least 15 days notice thereof in writing and a reasonable opportunity to respond.

                                   ARTICLE IV

                         OTHER AGREEMENTS AND COVENANTS

         4.1 Each Shareholder agrees that neither it nor any of its Affiliates (regardless of whether such person is an Affiliate on the date hereof) will, directly or indirectly, alone or in concert with others, except as set forth in
Section 4.2 or as permitted by the Company Board, acquire, offer to acquire or agree to acquire, by purchase or otherwise (including, without limitation, pursuant to the terms of the Stock Purchase Agreement), beneficial ownership of any Voting Securities of the Company if as a result of such acquisition such Shareholder and its Affiliates would beneficially own more than 10% in the aggregate of the Voting Securities of the Company (the "Stock Limitation") or seek to advise, encourage or influence any Person with respect to the acquisition of any Voting Securities of the Company.

         4.2 No violation of Section 4.1 shall be deemed to occur as a result of the acquisition by a Shareholder, or any Affiliate of a Shareholder, of beneficial ownership of Voting Securities of the Company in excess of the Stock Limitation as the result of (a) the acquisition of Voting Securities by the Shareholder pursuant to the terms of the Stock Purchase Agreement, including without limitation as a result of the acquisition or conversion of Preferred Stock, (b) any stock repurchase or similar transaction undertaken by the Company that shall cause the Shareholder's or such Affiliate's percentage ownership in the Voting Securities of the Company to exceed the Stock Limitation even though the number of shares of Voting Securities of the Company beneficially owned by the Shareholder and its Affiliates remains unchanged; or (c) any acquisition of voting securities of another corporation by the Shareholder or such Affiliate which results in the Shareholder or such Affiliate indirectly becoming the beneficial owner of additional Voting Securities of the Company. In the case of clauses (a) and (c), the Shareholder or such Affiliate shall vote such Voting Securities of the Company contemplated by such clauses in the manner set forth in

Section 3.1. Notwithstanding any other provision of this paragraph, the Shareholder or such Affiliate shall divest the Voting Securities of the Company in excess of the Stock Limitation within 90 days of acquiring such excess or control, as the case may be; provided that, to the extent that the Stock Limitation shall be exceeded as a result of a transaction contemplated by clause
(a) or (c) of the first sentence of this paragraph, such Shareholder or Affiliate shall only be required to divest up to that number of Shares in excess of the Stock Limitation as shall have been acquired other than pursuant to the Stock Purchase Agreement, taking into account any increase in percentage of share ownership permitted by clause (b) above; provided further, that, to the extent that the Stock Limitation shall be exceeded as a result of a transaction contemplated by clause (b) of the first sentence of this paragraph, the requirements of this sentence shall not apply.

         4.3 Each Shareholder agrees neither such Shareholder nor any of its Affiliates will, directly or indirectly, alone or in concert with others, except with respect to clauses (b) and (g) (ii) pursuant to the terms of the Preferred Shares, (a) make, or in any way participate in, any "solicitation" of "proxies", or become a "participant" in any "election contest" (as such terms are used in Regulation 14A promulgated by the Commission pursuant to Section 14 of the Exchange Act), relating to the Voting Securities of the Company (except as to any proxies that may be given pursuant to Section 3.1); (b) call, or in any way participate in a call for, any special meeting of stockholders of the Company (or take any action with respect to acting by written consent of stockholders);
(c) request, or take any action to obtain or retain, any list of holders of any securities of the Company; (d) initiate or propose any stockholder proposal or participate in the making of, or solicit stockholders for the approval of, one or more stockholder proposals relating to the Company; (e) deposit any Voting Securities of the Company in a voting trust or subject them to any voting agreement or arrangement, except as provided herein; (f) form, join or in any way participate in a "group" (as defined in Rule 13(d) under the Exchange Act) with respect to any Voting Securities of the Company, or any securities the ownership of which would make the owner thereof a beneficial owner of Voting Securities of the Company; (g) otherwise act to control or influence the Company or the management, board of directors, policies or affairs of the Company including, without limitation, other than in such Shareholder's or Affiliate's capacity as a director on the Company Board, (i) making any offer or proposal to acquire the Company, its securities or assets or soliciting or proposing to effect or negotiate with any Person any form of business combination or similar transaction with, a change in control of, or any restructuring, recapitalization or other extraordinary transaction involving, the Company, its securities or assets, other than pursuant to the terms of the Stock Purchase Agreement, (ii) seeking removal of any directors or a change in the composition or size of the Company Board, or (iii) making any request to amend or waive any provision of this Agreement; (h) disclose any intent, purpose, plan or proposal with respect to the Company, its board of directors, management, policies or affairs or its securities or assets or this Agreement that is inconsistent with this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this Agreement, or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition other than in such Shareholder's or Affiliate's capacity as a director on the Company Board, to the extent the Company Board consents to such action; or (i) assist, advise, encourage any person with respect to, or seek to do, any of the foregoing.

         4.4 The Shareholder will use its best efforts to cause each of its Affiliates to observe the foregoing provisions of this Article 4 as if they were bound thereby.

         4.5 For purposes of this Agreement, a Person shall have "beneficial ownership" of any securities as to which such Person may be deemed the beneficial owner pursuant to Rule 13d-3 under the Exchange Act as such rule is in effect as of the date hereof and shall include, without limitation, any securities such Person has the right to become the beneficial owner of (whether or not such right is immediately exercisable) pursuant to any agreement, arrangement or understanding or upon the exercise of any exchange right, conversion right, option, warrant or other right.

                                    ARTICLE V

                            MISCELLANEOUS PROVISIONS

         5.1 Amendments. This Agreement may only be modified or amended by an instrument in writing making express reference to this Agreement, expressly stating that it is an amendment to this Agreement and signed by or on behalf of each of the parties hereto.

         5.2 Term. (a) Subject to Section 5.3, this Agreement shall automatically terminate without any further action by either party hereto at such time as the number of shares of Common Stock into which the Preferred Shares held directly by CHII or any entity controlled by CHII or over which CHII or any such entity may exercise voting rights are convertible pursuant to the Certificate of Designation is either less than 371,250 (which number shall be adjusted to give effect to all reclassifications, splits, subdivisions, combinations and other similar actions taken with respect to the Common Stock) or represents less than two percent of the aggregate number of then outstanding shares of Common Stock (assuming the issuance of all

Common Stock issuable upon conversion of all of the outstanding Preferred
Shares).

                  (b) Subject to Section 5.3, this Agreement shall also terminate upon (i) the mutual written consent of the parties hereto, (ii) the liquidation or dissolution of the Company, (iii) a Change of Control, (iv) written resignation from the Company Board of the director designated by CHII, together with notice from CHII that this Agreement is being terminated, or (v) failure by CHII to designate a Nominee to serve on the Company Board, provided that CHII shall have a period of 180 days within which to designate any such Nominee.

         5.3 Obligations Upon Termination. In the event that this Agreement shall be terminated pursuant to Section 5.2, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party, except that the provisions of Article IV shall survive any termination of this Agreement pursuant to Section 5.2(a) or clause (iv) of Section 5.2(b) for a period of 12 months following such termination.

         5.4 Successors. Subject to the terms and conditions hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, legal representatives and heirs, provided that
(t) no Shareholder shall have the right or power to assign or delegate any right or obligation hereunder other than as permitted by Section 2.3, and any such purported assignment or delegation shall be void, and (ii) the rights and obligations of (A) CHII under Sections 3.2 through 3.4 shall apply with respect to CHII only and shall not inure to the benefit of or be binding upon any successor, legal representative or heir of CHII, and (B) Article IV shall not apply to any transferee of the initial Shareholder other than CHII.

         5.5 APPLICABLE LAW. THE PARTIES HERETO AGREE THAT THIS AGREEMENT SHALL BE CONSTRUED, ENFORCED AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF THE LAWS OF CONFLICTS THEREOF.

         5.6 Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which shall together constitute one and the same instrument.

         5.7 Entire Agreement. This Agreement constitutes the entire Agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants or undertakings with respect of the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

         5.8 Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not effect the validity, legality, or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction; it being intended that all rights and obligations hereunder shall be enforceable to the fullest extent permitted by law.

         5.9 Waiver and Consent. No waiver by any party hereto of the breach of any provision of this Agreement shall operate or be construed as a waiver of any preceding or succeeding breach, whether of like or different nature, or shall be effective unless in a writing signed by the party granting such waiver. The failure by any party to exercise any right or privilege hereunder shall not be deemed a waiver of such party's rights to exercise the same at any subsequent time or times.

         5.10 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission, in each case to be effective on the date of receipt, or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:

                    If to the Company, to:

                    Gryphon Holdings Inc.
                    30 Wall Street
                    New York, New York  10005
                    Attention:  Robert M. Coffee, Esq.
                    Facsimile:  212-825-0200

                    With a copy to:

                    LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                    125 West 55th Street
                    New York, New York  10019
                    Attention:  Peter R. O'Flinn
                    Facsimile:  212-424-8500

                    If to Dearborn or CHII, to:

                    Dearborn Risk Management, Inc.
                    55 West Monroe Street
                    Suite 2700
                    Chicago, Illinois  60603
                    Attention:  Lonnie Steffen
                    Facsimile:  312-357-3525

                    With a copy to:

                    c/o Castle Harlan, Inc.
                    150 East 58th Street
                    37th Floor
                    New York, New York  10155
                    Attention:  Robert Wages
                              Jeffrey Siegel
                    Facsimile:  212-207-8042

                           and

                    Schulte Roth & Zabel LLP
                    900 Third Avenue
                    New York, New York  10022
                    Attention:  Marc Weingarten, Esq.
                                Michael R. Littenberg, Esq.
                    Facsimile:  212-593-5955

         Any party may change the address to which these notices are to be given by providing all of the parties notice in the manner set forth herein.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                             GRYPHON HOLDINGS INC.

                                             By:________________________________
                                                Name:
                                                Title:

                                             DEARBORN RISK MANAGEMENT, INC.

                                             By:________________________________
                                                Name:
                                                Title:

                                             CASTLE HARLAN PARTNERS II, L.P.

                                             By: Castle Harlan Associates, L.P.,
                                                   as general partner

                                                By: Castle Harlan GP, Inc.,
                                                     its general partner

                                             By:________________________________
                                                Name:
                                                Title:

                                    EXHIBIT D

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (this "Escrow Agreement") is entered into as of this [___] day of [_________], 1998 by and among Gryphon Holdings Inc., a Delaware corporation (the "Company"), Dearborn Risk Management, Inc., a Delaware corporation ("Dearborn"), and [_________] (the "Escrow Agent").

         WHEREAS, the Company and Dearborn are parties to that certain Stock Purchase Agreement, dated as of February 9, 1998 (the "Stock Purchase Agreement"), pursuant to which the Company has agreed to purchase from Dearborn, and Dearborn has agreed to sell to the Company, all of the issued and outstanding shares of capital stock of certain subsidiaries of Dearborn. Capitalized terms not otherwise defined in this Escrow Agreement have the meanings given to them in the Stock Purchase Agreement, a copy of which is attached as Annex A hereto;

         WHEREAS, under the terms and subject to the conditions of the Stock Purchase Agreement, in partial consideration for the purchase of the Shares, the Company has agreed to issue to Dearborn 14,444 shares of Preferred Stock (the "Preferred Shares");

         WHEREAS, the execution and delivery of this Escrow Agreement by the parties hereto is a condition precedent to the Closing of the transactions contemplated by the Stock Purchase Agreement;

         WHEREAS, the Stock Purchase Agreement requires that certificates representing that number of Preferred Shares convertible on the Closing Date into shares of Common Stock having an initial aggregate value (based on the book value of Buyer as set forth in the audited consolidated balance sheet of Buyer as of December 31, 1997 prepared in accordance with GAAP) of $9,000,000 (the "Indemnity Escrow Shares") shall be held and distributed by the Escrow Agent pursuant to the terms and provisions of this Escrow Agreement; and

         WHEREAS, the Stock Purchase Agreement also requires that certificates representing that number of Preferred Shares equal to the lesser of (i) the aggregate number of Preferred Shares less the aggregate number of Indemnity Escrow Shares and (ii) that number of Preferred Shares convertible on the Closing Date into shares of Common Stock having an aggregate value (based on a per share Common Stock price of $16.50) of $3,000,000 (the

"Section 2.6 Shares", and together with the Indemnity Escrow Shares, the "Escrow Shares") shall be held and distributed by the Escrow Agent pursuant to the terms and provisions of this Escrow Agreement; and

         WHEREAS, all Escrow Shares shall be issued in the name of the Escrow Agent and shall be held by the Escrow Agent for the benefit of the Company, subject to the rights of Dearborn as provided in the Stock Purchase Agreement and this Escrow Agreement;

         NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties and covenants herein set forth, the parties hereto agree as follows:

         1. Deposit of Shares and Cash.

         (a) Simultaneously with the execution of this Escrow Agreement, the certificates representing the Escrow Shares have been delivered to the Escrow Agent and the Escrow Agent hereby acknowledges receipt of the same. The Escrow Agent has no obligation to determine the validity or genuineness of the certificates representing the Escrow Shares. The Escrow Agent shall hold and distribute the Escrow Shares (accompanied by customary instruments of transfer duly executed by the Escrow Agent ("Stock Powers")) in accordance with the terms and provisions of this Escrow Agreement.

         (b) Dearborn may elect, at any time in its sole discretion, to substitute cash for all or part of the Indemnity Escrow Shares, including through a sale of Indemnity Escrow Shares by Dearborn. If Dearborn so elects, Dearborn and the Company shall jointly deliver to the Escrow Agent a written notice stating the amount of cash to be delivered by Dearborn to the Escrow Agent and the number of Indemnity Escrow Shares, determined pursuant to Section 2.8(b)(ii) of the Stock Purchase Agreement, to be delivered by the Escrow Agent to Dearborn. Upon receipt by the Escrow Agent of the amount of cash set forth in such notice, the Escrow Agent shall deliver to Dearborn the number of Indemnity Escrow Shares set forth in such notice (together with any required Stock Powers).

         (c) The Escrow Agent shall from time to time invest and reinvest any funds received by it pursuant to the terms of this Escrow Agreement only in money market funds that only invest in short-term United States debt obligations, and the Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release any funds pursuant to the terms of this Escrow Agreement. All funds received by the Escrow Agent shall be held in an interest-bearing account until invested as provided in the preceding sentence.

         (d) The Escrow Agent may register any securities obtained and held in accordance with Section 1(c) in its own name or in the name of a nominee or in bearer form and may deposit any securities or other property in a depositary or a clearing company.

         (e) The Escrow Agent shall not be responsible for any loss resulting from any investment or liquidation in accordance with the terms of this Escrow Agreement.

         2. Termination. This Escrow Agreement shall terminate on the later of
(i) 18 months from the Closing Date, and (ii) if, on or prior to the date referred to in clause (i) of this Section 2, a Bankruptcy Event (as defined below) has occurred, then 24 months from the Closing Date, unless, in case of either clause (i) or (ii), the Company has a claim with respect to any Book Value Deficiency (as defined below), the Company has asserted a claim for indemnification in the case of Sections 9.2(i), (ii) or (iv) or the Company in good faith believes it may be entitled to indemnification in the case of Section 9.2(iii) of the Stock Purchase Agreement (in each case, an "Indemnity Claim"), in which case this Escrow Agreement shall terminate on the date on which the Escrow Agent disburses funds in respect of the last Indemnity Claim or on which the last Indemnity Claim is settled, dismissed or abandoned; provided, however, that in the event an Insolvency Event has occurred and the Company, as a result of the occurrence of such Insolvency Event, is stayed, enjoined or otherwise prevented from bringing a claim against Seller under Sections 2.6 or 9.2 of the Stock Purchase Agreement, this Agreement shall not terminate until such date on which the Escrow Agent disburses funds with respect to such claim, or such claim is otherwise dismissed, settled or abandoned. The actual date on which this Escrow Agreement terminates shall be referred to herein as the "Termination Date." On the Termination Date, and after making the last payment, if any, to the Company pursuant to the terms hereof, the Escrow Agent shall deliver to Dearborn any remaining Escrow Shares and any other funds held by the Escrow Agent pursuant to the terms of this Escrow Agreement. The provisions contained in Sections 7(g), 7(j) and 8 shall survive any termination of this Escrow Agreement. For purposes of this Escrow Agreement, a "Bankruptcy Event" shall occur at such time as (A) the Company, Dearborn or any of their respective Affiliates receives notice from the Insurance Commissioner of the Commonwealth of Pennsylvania (the "Commissioner") indicating that the Commissioner intends to commence a "delinquency proceeding" (as that term is defined in Section 40-11-103 of Chapter 11 of the Pennsylvania Insurance Code) with respect to Homestead or (B) the Commissioner takes any action commencing a "delinquency proceeding" with respect to Homestead. For purposes of this Escrow Agreement, "Insolvency Event" shall mean, with respect to Dearborn, the occurrence of any of the following: (a) Dearborn shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, receivership, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Dearborn shall make a general assignment for the benefit of its creditors; or
(b) there shall be commenced against Dearborn any case, proceeding or other action of a nature referred to in clause (a) above; or (c) there shall be commenced against Dearborn any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief; or (d) Dearborn shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b), or (c) above.

         3. Book Value Deficiency Claims. Not later than five Business Days after the final determination of the Book Value of First Re pursuant to Section
2.6 of the Stock Purchase Agreement, the Company and Dearborn shall jointly deliver to the Escrow Agent a written notice (the "Notice") specifying the Book Value of First Re. If the Notice confirms the Book Value of First Re to be not less than $35 million or provides that Dearborn has satisfied in full in cash the Book Value Deficiency, subject to Section 5 hereof, then the Notice shall also contain instructions directing the Escrow Agent to, and the Escrow Agent shall, promptly deliver or cause to be delivered to Dearborn the certificate representing all of the Section 2.6 Shares (together with the Stock Powers). If, however, the Notice states that the Book Value of First Re is less than $35 million (the amount of such deficiency being referred to herein as the "Book Value Deficiency") and that Dearborn has not satisfied in full in cash such deficiency, then the Notice shall also contain instructions directing the Escrow Agent to, and the Escrow Agent shall, deliver or cause to be delivered (a) to the third party or parties designated in the Notice (or in any future written instructions provided to the Escrow Agent by the Company), a certificate or certificates representing that number (the "Company 2.6 Shares") of Section 2.6 Shares (together with Stock Powers) convertible into shares of the Common Stock having an aggregate value (based on a per share Common Stock price of $16.50) equal to the Book Value Deficiency plus the estimated Transaction Costs (as defined below) set forth in the Notice less the amount of cash, if any, paid by Dearborn to the Company to partially satisfy the Book Value Deficiency and (b) to Dearborn, subject to Section 5 hereof, a certificate (with any remaining Stock Powers) representing the remaining Section 2.6 Shares, if any. The Escrow Agent shall have no obligation to make any of the calculations required by the previous sentence, and the

Notice shall specifically set forth the number of Section 2.6 Shares, if any, to be delivered to Dearborn and the number of the Company 2.6 Shares. If the Notice does not provide the third party or parties to which the certificate representing the Company 2.6 Shares shall be delivered, the Escrow Agent shall hold the Company 2.6 Shares until instructed in writing by the Company to deliver the certificate (together with any Stock Powers) representing such shares to the third party or parties named in such instructions. The proceeds of any sale of shares of Common Stock which are issued upon conversion of the Company 2.6 Shares shall be delivered directly to, and shall become the sole and exclusive property of, the Company to the extent that such proceeds equal the sum of the Book Value Deficiency and the Transaction Costs incurred by the Company. Any proceeds exceeding such amount shall be promptly delivered by the Company to Dearborn. "Transaction Costs" shall mean the amount of the customary and reasonable costs and expenses (including, without limitation, any customary discounts, fees and commissions of brokers and underwriters and reasonable attorneys' fees and expenses) which are actually incurred in connection with the disposition of the shares of Common Stock which are issued upon conversion of the Company 2.6 Shares.

         4. Indemnity Claims.

         (a) If, at any time prior to the Termination Date, the Company or any of its Affiliates (including, without limitation, any of the Transferred Companies) has an Indemnity Claim, then the Company shall give joint written notice of such Indemnity Claim (a "Notice of Claim") to the Escrow Agent (with a copy thereof also delivered to Dearborn) stating the amount, if known, of such claim, the date by which Dearborn must respond to such claim (as contemplated by the next sentence) and the consequences of failing to so respond to such claim. If Dearborn objects to such claim, it must give written notice of such objection to the Escrow Agent within 30 days from the receipt of the Notice of Claim. If no objection to such Indemnity Claim is received by the Escrow Agent within such 30 day period, the claim shall be deemed allowed. If Dearborn objects to a portion of an Indemnity Claim, then in its notice delivered to the Escrow Agent, Dearborn shall specifically set forth such fact, and the portion of the Indemnity Claim to which Dearborn does not object shall be deemed allowed. In connection with any Indemnity Claim, the Company shall provide Dearborn and its authorized agents and representatives complete access, upon reasonable notice and during normal business hours, to the books and records of the Company and the Transferred Companies to the extent required by Dearborn in order to investigate the basis for the claim for which the Notice of Claim relates and to defend or contest the same; provided, however, that such investigation by Dearborn shall be conducted in such a manner as not to interfere unreasonably with the business and operations of the Company and its Subsidiaries.

         (b) The Escrow Agent shall not take any action with respect to the portion of any Indemnity Claim disputed by Dearborn pursuant to Section 4(a) until jointly directed in writing by the Company and Dearborn that such portion has been settled, dismissed or abandoned or a final non-appealable order or judgment has been entered by a court of competent jurisdiction with respect to such portion.

         (c) Upon allowance of a claim pursuant to Section 4(a), (b) or (d), as evidenced by joint written instructions of the Company and Dearborn, the Escrow Agent shall promptly deliver to the Company the amount of cash, if any, held by the Escrow Agent equal to the amount of the allowed claim (the "Claim Amount"). If the amount of cash held by the Escrow Agent under this Escrow Agreement is less than the Claim Amount, Dearborn shall promptly, and in any event within 30 days (except to the extent otherwise contemplated by the Stock Purchase Agreement), arrange, subject to Section 2.8(d) of the Stock Purchase Agreement, for a sale (a "Sale") of the number of shares of Common Stock having an aggregate sale price equal to the Claim Amount (including any interest that is, or will be, due in respect thereof) plus the estimated Transaction Costs (as defined below) less the amount of cash, if any, received by the Company from the Escrow Agent in respect of such allowed claim. Once the Sale is arranged, Dearborn and the Company shall instruct the Escrow Agent in writing (the "Sale Notice") to deliver to Buyer or Buyer's transfer agent for conversion that number of Indemnity Escrow Shares, or, subject to Section 5, Retained Section
2.6 Shares, convertible into the number of shares of Common Stock required to be sold pursuant to the immediately preceding sentence, which number of Indemnity Escrow Shares shall be set forth in the Sale Notice, and to deliver the certificate representing shares of Common Stock received upon such conversion to the third party or parties specified in the Sale Notice. The proceeds from the Sale shall be delivered by the specified third party or parties directly to the Escrow Agent. Promptly after receiving such proceeds, in accordance with Section
2.8 of the Stock Purchase Agreement, the Escrow Agent shall deliver to the Company the portion of such proceeds equal to the Claim Amount (including any interest that is due in respect thereof) less the amount of cash, if any, previously received by the Company pursuant to this Escrow Agreement in respect of such Indemnity Claim. The Escrow Agent shall have no obligation to calculate the amount to be delivered to the Company pursuant to the immediately preceding sentence, and such amount shall be specifically set forth in the Sale Notice. Promptly after such Sale, the Company and Dearborn shall give joint written notice (the "Notice of Expenses") to the Escrow Agent setting forth the aggregate Transaction Costs incurred in connection with the Sale. Promptly after receipt of the Notice of Expenses, the Escrow Agent shall deliver (i) first, to the Company, that portion of the remaining proceeds from the Sale equal to the Transaction Costs incurred by the Company and (ii) then, to Dearborn, that portion of the remaining proceeds from the Sale equal to the Transaction Costs incurred by Dearborn, which amounts shall be set forth in the Notice of Expenses. Any proceeds from the Sale not distributed to the Company or Dearborn in accordance with the foregoing shall be retained and held by the Escrow Agent pursuant to the terms of this Escrow Agreement. "Transaction Costs" shall mean the amount of the customary and reasonable costs and expenses (including, without limitation, any customary discounts, fees and commissions of brokers and underwriters and reasonable attorneys' fees and expenses) which are actually incurred in connection with the disposition of shares of Common Stock which are issued upon conversion of any Indemnity Escrow Shares or Retained Section 2.6 Shares pursuant to the terms of the Stock Purchase Agreement and this Escrow Agreement.

         (d) Notwithstanding anything in this Agreement to the contrary, if the Escrow Agent receives from the Company and Dearborn a joint written notice that the sum of the Book Value Deficiency and the Transaction Costs incurred in connection with the sale of the shares of Common Stock issued upon conversion of the Buyer 2.6 Shares exceeds the aggregate value (based on a per share Common Stock price of $16.50) of the shares of Common Stock issuable upon conversion of the Section 2.6 Shares, then the amount of such excess shall be deemed an allowed claim for purposes of this Section 4.

         (e) Notwithstanding anything in this Escrow Agreement to the contrary, Dearborn may, in its sole discretion, pay any reasonable out-of-pocket costs (including without limitation, reasonable attorneys' fees and expenses) incurred by Dearborn in connection with defending or settling any claim brought by a third party against the Company for which the Company is entitled to indemnification under Section 9.2 of the Stock Purchase Agreement out of the proceeds of the sale of Indemnity Escrow Shares. Any such sale shall be effected in accordance with joint written instructions to the Escrow Agent from the Company and Dearborn.

         5. Release of Escrow Shares. (a) Subject to Section 5(c) hereof, if, on or prior to the date on which any Section 2.6 Shares are to be delivered by the Escrow Agent to Dearborn in accordance with Section 3, the Company has submitted to the Escrow Agent Indemnity Claims ("Pre-Book Value Indemnity Claims") under
Section 4 in an aggregate amount in excess of $3 million (including any estimated or actual Transaction Costs related thereto), then the number of
Section 2.6 Shares to be delivered to Dearborn as set forth in the Notice delivered to the Escrow Agent pursuant to Section 3 shall be reduced by that number of Section 2.6 Shares (the "Retained Section 2.6 Shares") convertible into the number of shares of Common Stock having an aggregate value (based on a per share Common Stock Price of $16.50) equal to the difference between the aggregate amount of Pre-Book Value Indemnity Claims (including any estimated or actual Transaction Costs related thereto) and $3 million. The Retained Section
2.6 Shares shall be sold, upon joint written instructions provided to the Escrow Agent by the Company and Dearborn pursuant to Section 4(c), to satisfy Pre-Book Value Indemnity Claims to the extent that the aggregate amount of such claims (including any estimated or actual Transaction Costs related thereto) exceeds $3 million. To the extent that any Retained Section 2.6 Shares remain after the satisfaction in full of all Pre-Book Value Indemnity Claims, the Company and Dearborn shall provide joint written notice to the Escrow Agent to promptly deliver such remaining Retained Section 2.6 Shares to Dearborn.

         (b) Subject to Section 5(c) hereof, promptly, and in any event within five Business Days, after March 31, 1999, the Company and Dearborn shall provide joint written instructions to the Escrow Agent to deliver to Dearborn that number of Indemnity Escrow Shares (which number shall be set forth in the joint written instructions) convertible into shares of Common Stock having an aggregate value (based on the book value of Buyer as set forth in the audited consolidated balance sheet of Buyer as of December 31, 1997 prepared in accordance with GAAP) equal to (i) $3 million less (ii) an aggregate amount equal to (A) the aggregate amount distributed pursuant to Section 4(c) to the Company by the Escrow Agent on or prior to March 31, 1999 in respect of any allowed claim (including the Transaction Costs related thereto) and (B) the aggregate amount of Indemnity Claims which have been submitted to the Escrow Agent on or prior to such date and which either remain, as of such date, unresolved or are resolved but with respect to which no payment has been made by the Escrow Agent to the Company as of such date.

         (c) If a Bankruptcy Event has occurred prior to the date on which any Escrow Shares are to be delivered by the Escrow Agent to Dearborn pursuant to this Escrow Agreement, then Dearborn and the Company shall provide joint written notice to the Escrow Agent withdrawing any authorization to release such shares to Dearborn, and the Escrow Agent shall only release Escrow Shares to Dearborn upon termination of this Escrow Agreement in accordance with Section 2. Any Escrow Shares held by the Escrow Agent pursuant to this Section 5(c) shall be used solely to satisfy claims arising out of the Bankruptcy Event.

         6. Voting of Escrow Shares. The Escrow Agent agrees that it shall vote the Escrow Shares in accordance with instructions provided to it in writing from time to time by Dearborn.

         7. Escrow Agent.

         (a) The duties of the Escrow Agent hereunder shall be entirely administrative and not discretionary. The Escrow Agent shall act only in accordance with written instructions received by it as provided in this Escrow Agreement.

         (b) As to any legal questions arising in connection with the administration of this Escrow Agreement, the Escrow Agent may rely upon the opinions given to it by its counsel and shall be free of liability for acting in good faith reliance on such opinions.

         (c) The Escrow Agent may, as a condition to the delivery of certificates representing the Escrow Shares or monies, as provided herein, require from the recipient a receipt therefor.

         (d) The parties agree that the Escrow Agent will receive, as compensation for its services, an initial fee and annual fees payable in advance, as well as reasonable out-of-pocket expenses as set forth on Attachment I hereto. Such amounts shall be paid by Dearborn until termination of this Escrow Agreement or resignation of the Escrow Agent; provided, that, Dearborn may, in its sole discretion, elect to pay any such annual fees or out-of-pocket expenses out of the proceeds of any sale of Escrow Shares pursuant to this Escrow Agreement.

         (e) The relationship between the Escrow Agent, on the one hand, and Dearborn and the Company, on the other hand, shall be solely and exclusively governed by this Escrow Agreement, and neither Dearborn nor the Company may assert any claims whatsoever against the Escrow Agent based upon the Stock Purchase Agreement. However, nothing contained in this Escrow Agreement shall jeopardize the rights and obligations between Dearborn and the Company in the Stock Purchase Agreement or in any other agreement.

         (f) Anything to the contrary herein notwithstanding, the Escrow Agent shall have the right to delay any payment or delivery due hereunder if necessary to allow the Escrow Agent to verify the relevant documents and to perform any checks or controls in connection with such documents. The Escrow Agent shall perform any such verifications, checks or controls as promptly as practical.

         (g) Except as otherwise expressly provided herein, the Escrow Agent is authorized to execute instructions and take other actions pursuant to this Escrow Agreement in accordance with its customary processing practices for similar customers and, in accordance with such practices the Escrow Agent may retain agents, including its own subsidiaries or affiliates, to perform certain of such functions. In the event of any loss to the other parties hereto by reason of the gross negligence or willful misconduct of the Escrow Agent, the Escrow Agent shall be liable to the other parties only to the extent of the other party's direct damages without reference to any special conditions or circumstances. All collection and receipt of securities and all delivery of securities under this Escrow Agreement shall be made by the Escrow Agent as agent, at the risk of the other parties hereto with respect to their actions or omissions and those of any person other than the Escrow Agent or its agents. In no event shall the Escrow Agent be responsible or liable for any loss due to forces beyond its control, including, but not limited to, acts of God, flood, fire, nuclear fusion, fission or radiation, war (declared or undeclared), terrorism, insurrection, revolution, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Escrow Agreement, inability to obtain equipment or communications facilities, or the failure of equipment or interruption of communications facilities, and other causes whether or not of the same class or kind as specifically named above. In the event that the Escrow Agent is unable substantially to perform for any of the reasons described in the immediately preceding sentence, it shall so notify the other parties hereto as soon as reasonably practicable.

         (h) Unless expressly referred to herein, the Escrow Agent shall not be bound by, or have any responsibility with respect to, any other agreement or contract between the Company and Dearborn (whether or not the Escrow Agent has knowledge thereof); provided, however, that the provisions contained in Sections 2.6, 2.7, 2.8 and 2.9 of the Stock Purchase Agreement, to the extent such provisions relate to the Escrow Shares and the sale of shares of Common Stock issued upon conversion of any Escrow Shares, are hereby incorporated by reference herein and made a part hereof.

         (i) It is understood and agreed that should any dispute arise with respect to the payment and/or ownership or right of possession of the Escrow Shares other than as provided for in Sections 3, 4 and 5 hereof, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, all or any part of the Escrow Shares until such dispute shall have been settled either by mutual agreement by the parties concerned or by the final non-appealable order, decree or judgment of any court or other tribunal of competent jurisdiction in the United States of America, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings.

         (j) The Escrow Agent is authorized to rely and act upon all instructions given or purported to be given in conformity with the terms and provisions of this Escrow Agreement in writing by one or more officers, employees or agents of the Company or Dearborn (i) authorized by or in accordance with a corporate resolution delivered to the Escrow Agent or (ii) described as authorized in a certificate delivered to the Escrow Agent by the appropriate Secretary or an Assistant

Secretary or similar officer (each such officer, employee or agent or combination of officers, employees and agents authorized pursuant to clause (i) or described pursuant to clause (ii) of this Section 7(j) is hereinafter referred to as an "Authorized Officer"). The Escrow Agent may also rely and act upon instructions when bearing or purporting to bear the signature or facsimile signature of any of the individuals designated by an Authorized Officer regardless of by whom or by what means the actual or purported facsimile signature or signatures thereon may have been affixed thereto if such facsimile signature or signatures resemble the facsimile specimen or specimens from time to time furnished to the Escrow Agent by any of such Authorized Officers, Secretary or an Assistant Secretary or similar officer. In addition, the Escrow Agent may rely and act upon instructions received by facsimile transmission which the Escrow Agent believes in good faith to have been given by an Authorized Officer or which are transmitted with proper authentication pursuant to terms and conditions which the Escrow Agent may specify. The Escrow Agent shall incur no liability to the Company or Dearborn or otherwise for having acted in accordance with written instructions on which it is authorized to rely pursuant to the provisions hereof. The Escrow Agent shall incur no liability for refraining from acting upon any instructions which for any reason it, in good faith, is unable to verify to its own satisfaction. Unless otherwise expressly provided, all authorizations and instructions shall continue in full force and effect until canceled or superseded by subsequent written authorizations or instructions received by the Escrow Agent's safekeeping account administrator. The Escrow Agent's authorization to rely and act upon instructions pursuant to this paragraph shall be in addition to, and shall not limit, any other authorization which either the Company or Dearborn may give to it hereunder to the extent expressly contemplated by this Escrow Agreement.

         8. Indemnity. Each of Dearborn and the Company agrees to waive any suit, claim, demand or cause of action of any kind which it may have or may assert against the Escrow Agent and its agents arising out of or relating to the execution or performance by the Escrow Agent of this Escrow Agreement, unless such suit, claim, demand or cause of action is based upon the willful misconduct or gross negligence of the Escrow Agent or its agents. Each of Dearborn and the Company further agrees to indemnify the Escrow Agent and its agents from and against any and all losses, damages, liabilities, costs, expenses (including, without limitation, reasonable counsel fees and expenses) and claims suffered or paid, directly or indirectly, by reason of its execution or performance of this Escrow Agreement, except such losses, damages, liabilities, costs, expenses and claims that are based upon or the result of the willful misconduct or gross negligence of the Escrow Agent or its agents. This Section 8 shall survive the termination of this Escrow Agreement until extinguished by any applicable statute of limitations but shall only apply to claims arising prior to the termination of this Escrow Agreement pursuant to Section 2.

         9. Acknowledgment by the Escrow Agent. Subsequent to the satisfaction of the conditions precedent set forth in Sections 7(d) and 20 hereof, by execution and delivery of this Escrow Agreement, the Escrow Agent acknowledges that the terms and provisions of this Escrow Agreement are acceptable to it and it agrees to carry out the provisions of this Escrow Agreement on its part.

         10. Resignation or Removal of Escrow Agent; Successors.

         (a) The Escrow Agent may resign as such following the giving of 30 days' prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of 30 days' prior written notice to the Escrow Agent by the Company and Dearborn. In either event, subject to subsection (b) of this Section 10, the duties of the Escrow Agent shall terminate 30 days after the date of such notice (or as of such earlier date as may be mutually agreeable among the parties hereto); and the Escrow Agent shall then deliver the Escrow Shares (together with any Stock Powers) then in its possession and any other securities and funds held by it pursuant to the terms hereof.

         (b) If for any reason the person appointed by Dearborn and the Company is unwilling to serve as successor Escrow Agent and if Dearborn and the Company are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of 30 days following the date of the notice of resignation or removal, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief and until any such appointment is made or appropriate relief is granted, the then acting Escrow Agent shall continue as the Escrow Agent; and any such resulting appointment shall be binding upon all of the parties hereto.

         (c) Every successor Escrow Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and also to the Company and Dearborn, an instrument in writing accepting such appointment hereunder, and thereupon such successor, without any further act, shall become fully vested with all the duties, responsibilities and obligations of its predecessor; provided, however, that such predecessor shall, nevertheless, execute and deliver an instrument or instruments transferring to such successor all the rights of such predecessor hereunder, and shall duly assign, transfer and deliver all property, securities and monies held by it pursuant to this Escrow Agreement to its successor. Should any instrument be required by any successor for more fully vesting in such successor the duties, responsibilities and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments shall, on the written request of Dearborn or the Company, be executed, acknowledged and delivered by the predecessor.

         (d) In the event of an appointment of a successor Escrow Agent, the predecessor shall cease to be custodian of any funds, securities or other assets and records it may hold pursuant to this Escrow Agreement, and the successor shall become such custodian.

         11. Modifications, Amendments and Waivers. This Escrow Agreement may only be amended or modified with the written consent of the parties hereto. No course of dealing between or among any of the parties hereto will be deemed effective to modify, amend or waive any part of this Escrow Agreement or any rights or obligations of any party hereto. In addition to the remedies provided in this Escrow Agreement, any party may pursue any and all remedies now or hereafter existing.

         12. Counterparts. This Escrow Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         13. Severability. Any term or provision of this Escrow Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceabilty without rendering invalid or unenforceable the remaining terms and provisions of this Escrow Agreement or affecting the validity or enforceability of any of the terms or provisions of this Escrow Agreement in any other jurisdiction. If any provision of this Escrow Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

         14. Headings; Interpretation. The headings contained in this Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Escrow Agreement.

         15. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by telecopy or five days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following address (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                  If to the Company, to:

                  Gryphon Holdings Inc.
                  30 Wall Street
                  New York, New York  10005
                  Attention:  Robert M. Coffee, Esq.
                  Facsimile:  212-825-0200

                  with a copy to:

                  LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                  125 W. 55th Street
                  New York, New York  10019
                  Attention:  Peter R. O'Flinn, Esq.
                  Facsimile:  212-424-8500

                  If to Dearborn, to:

                  Dearborn Risk Management, Inc.
                  55 West Monroe Street
                  Suite 2700
                  Chicago, Illinois 60603
                  Attention:  Lonnie Steffen
                  Facsimile:  312-357-3525

                  with a copy to each of:

                  Castle Harlan, Inc.
                  150 East 58th Street
                  37th Floor
                  New York, New York  10155
                  Attention:  Jeffrey M. Siegel
                              Robert C. Wages
                  Facsimile:  212-207-8042

                  Schulte Roth & Zabel LLP
                  900 Third Avenue
                  New York, New York  10022
                  Attention:  Marc Weingarten, Esq.
                              Michael R. Littenberg, Esq.
                  Facsimile:  212-593-5955

                  if to the Escrow Agent, to:

                  [                   ]

         16. Expenses. Except as otherwise provided for herein, each party shall be responsible for its own costs and expenses with respect to matters involving this Escrow Agreement.

         17. Assignability and Parties in Interest. This Escrow Agreement may not be assigned or delegated in whole or in part by operation of law or otherwise without the written consent of the parties hereto. This Escrow Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Nothing in this Escrow Agreement, expressed or implied, shall give or be construed to give any person, firm or corporation, other than the parties hereto and their permitted successors and assigns, any legal claim under any covenant, condition or provision hereof, all the covenants, conditions and provisions contained in this Escrow Agreement being for the sole benefit of the parties hereto and their permitted successors and assigns.

         18. GOVERNING LAW. THIS ESCROW AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

         19. Exclusive Jurisdiction. The Escrow Agent, the Company and Dearborn hereby agree that any judicial proceeding instituted in relation to any matter arising under this Escrow Agreement shall be brought in any court having subject matter jurisdiction in The City of New York (including, without limitation, federal courts located in The City of New York), and by execution and delivery of this Escrow Agreement, the Escrow Agent, Dearborn and the Company hereby accept, irrevocably and unconditionally, the jurisdiction of the aforesaid courts in respect of this Escrow Agreement, acknowledge their competence and irrevocably agree to be bound by any final non-appealable judgment rendered in any such proceeding. The Escrow Agent, Dearborn and the Company also irrevocably and unconditionally waive any immunity from legal process in respect of this Escrow Agreement.

         20. Taxes. The Company and Dearborn agree that, notwithstanding any other provision of this Escrow Agreement, for purposes of any federal, state or local taxes, all assets held by the Escrow Agent pursuant to this Escrow Agreement shall be the property of Dearborn, and Dearborn agrees to be solely liable for, and to file all tax returns in respect of, any taxes attributable to the assets held by the Escrow Agent.

         21. Additional Documentation. This Escrow Agreement shall not become effective until the Escrow Agent shall have received the following as to each of the Company and Dearborn:

                  (i) the certified resolution of its board of directors authorizing the making and performance of this Escrow Agreement; and

                  (ii) a certificate as to the names and specimen signatures of its officers or representatives authorized to sign this Escrow Agreement and notices, instructions and other communications hereunder.

         22. Additional Certificates and Stock Powers.

         (a) If the provisions of this Escrow Agreement or Section 2.8 of the Stock Purchase Agreement require the delivery by the Escrow Agent of share certificates in different denominations from those then held by the Escrow Agent, the Company agrees to deliver, or to cause its transfer agent to deliver, such certificates to the Escrow Agent as soon as practicable on a timely basis in the required denominations upon surrender to the Company or its transfer agent, as the case may be, of the relevant certificates held by the Escrow Agent for cancellation.

         (b) If the provisions of this Escrow Agreement require the delivery of Stock Powers in addition to those then provided by the Escrow Agent, the Escrow Agent, upon receipt of joint written instructions from Dearborn and the Company, agrees to execute and deliver in accordance with such written instructions Stock Powers in the required denominations.

         23. Specific Performance. Each of the Company and Dearborn hereto acknowledges and agrees that the other would be irreparably damaged in the event any of the provisions of this Escrow Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, each of the Company and Dearborn hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Escrow Agreement and to enforce specifically this Escrow Agreement and the terms and provisions hereof in any action instituted in any court having subject matter jurisdiction in The City of New York (including, without limitation, federal courts located in The City of New York), in addition to any other remedy to which either of the Company or Dearborn may be entitled, at law or in equity.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Escrow Agreement to be signed as of the date first above written.

                                                  GRYPHON HOLDINGS INC.

                                                  By: __________________________
                                                      Name:
                                                      Title:

                                                  DEARBORN RISK MANAGEMENT, INC.

                                                  By: __________________________
                                                      Name:
                                                      Title:

                                                  [ESCROW AGENT]

                                                  By: __________________________
                                                      Name: